Exhibit 99.1

Item 6. SELECTED FINANCIAL DATA

The following tables set forth selected consolidated financial and other information of UDR, Inc. and of the Operating Partnership as of and for each of the years in the five-year period ended December 31, 2011. The table should be read in conjunction with each of UDR, Inc.’s and the Operating Partnership’s respective consolidated financial statements and the notes thereto, and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Report.

	UDR, Inc. Years Ended December 31, (In thousands, except per share data and apartment homes owned)
	2011	2010	2009	2008	2007
OPERATING DATA:
Rental income (a)	$622,995	$512,550	$491,655	$456,848	$405,627
(Loss)/income from continuing operations (a)	(123,225)	(117,930)	(104,913)	(75,707)	26,411
Income from discontinued operations (a)	143,810	11,342	13,290	819,574	200,319
Consolidated net income/(loss)	20,585	(106,588)	(91,623)	743,867	226,730
Distributions to preferred stockholders	9,311	9,488	10,912	12,138	13,910
Net income/(loss) attributable to common stockholders	10,537	(112,362)	(95,858)	688,708	198,958
Common distributions declared	165,590	126,086	127,066	308,313	177,540
Special Dividend declared	—	—	—	177,074	—
Earnings per share - basic and diluted:
(Loss)/income from continuing operations attributable to common stockholders	$(0.66)	$(0.75)	$(0.73)	$(1.00)	$(0.01)
Income from discontinued operations (a)	0.71	0.07	0.09	6.29	1.49
Net income/(loss) attributable to common stockholders	0.05	(0.68)	(0.64)	5.29	1.48
Weighted average number of Common Shares outstanding - basic and diluted	201,294	165,857	149,090	130,219	134,016
Weighted average number of Common Shares outstanding, OP Units and Common Stock equivalents outstanding - diluted (b)	214,086	176,900	159,561	142,904	147,199
Common distributions declared	$0.80	$0.73	$0.85	$2.29	$1.22
Balance Sheet Data:
Real estate owned, at cost (c)	$8,074,471	$6,881,347	$6,315,047	$5,831,753	$5,956,481
Accumulated depreciation (c)	1,831,727	1,638,326	1,351,293	1,078,689	1,371,759
Total real estate owned, net of accumulated depreciation (c)	6,242,744	5,243,021	4,963,754	4,753,064	4,584,722
Total assets	6,721,354	5,529,540	5,132,617	5,143,805	4,800,454
Secured debt (c)	1,891,553	1,963,670	1,989,434	1,462,471	1,137,936
Unsecured debt	2,026,817	1,603,834	1,437,155	1,798,662	2,341,895
Total debt	3,918,370	3,567,504	3,426,589	3,261,133	3,479,831
Stockholders’ equity	2,314,050	1,606,343	1,395,441	1,415,989	941,205
Number of Common Shares outstanding	219,650	182,496	155,465	137,423	133,318

	UDR, Inc. Years Ended December 31, (In thousands, except per share data and apartment homes owned)
	2011	2010	2009	2008	2007
OPERATING DATA (continued):
Other Data (c)
Total apartments owned (at end of year)	47,343	48,553	45,913	44,388	65,867
Weighted average number of apartment homes owned during the year	48,531	47,571	45,113	46,149	69,662
Cash Flow Data:
Cash provided by operating activities	$244,236	$214,180	$229,383	$179,754	$269,281
Cash (used in)/provided by investing activities	(1,053,182)	(583,754)	(158,045)	302,304	(90,100)
Cash provided by/(used in) financing activities	811,963	373,075	(78,093)	(472,537)	(178,105)
Funds from Operations (b):
Funds from operations - basic	$269,856	$189,045	$180,858	$204,213	$238,722
Funds from operations - diluted	273,580	192,771	184,582	207,937	242,446

(a)	Reclassified to conform to current year presentation in accordance with ACS Topic 205-20, Presentation of Financial Statements - Discontinued Operations, as described in Note 4 to the Consolidated Financial Statements included in this Report.
(b)	Funds from operations, or FFO, is defined as net income (computed in accordance with generally accepted accounting principles), excluding impairment write-downs of depreciable real estate or of investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. We consider FFO in evaluating property acquisitions and our operating performance and believe that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of our activities in accordance with generally accepted accounting principles. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

RE3 is our subsidiary that focuses on development, and land entitlement. RE3 tax benefits and gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. To determine whether gains from RE3 will be included in FFO, the Company considers whether the operating asset has been a short term investment. We consider FFO with RE3 tax benefits and gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produces a profit that differs from the traditional long-term investment in real estate for REITs.

See “Funds from Operations” below for a reconciliation of FFO and Net income/(loss) attributable to UDR, Inc.

(c)	Includes amounts classified as Held for Sale, where applicable.

	United Dominion Realty, L.P. Years Ended December 31, (In thousands, except per OP unit data and apartment homes owned)
	2011	2010	2009	2008	2007
OPERATING DATA:
Rental income (a)	$353,947	$306,272	$309,305	$291,006	$252,464
(Loss)/income from continuing operations (a)	(36,988)	(27,789)	(9,492)	4,701	110,750
Income from discontinued operations	67,217	7,095	5,447	494,207	83,680
Consolidated net income/(loss)	30,229	(20,694)	(4,045)	498,908	194,430
Net income/(loss) attributable to OP unitholders	30,159	(20,735)	(4,176)	497,720	193,688
Earnings per OP unit- basic and diluted:
(Loss)/income from continuing operations (a)	$(0.20)	$(0.15)	$(0.05)	$0.03	$0.67
Income from discontinued operations	0.37	0.04	0.03	2.97	0.50
Net income/(loss) attributable to OP unitholders	0.17	(0.12)	(0.02)	3.00	1.17
Weighted average number of OP units outstanding - basic and diluted	182,448	179,909	178,817	166,163	166,174
Balance Sheet Data:
Real estate owned, at cost (b)	$4,205,298	$3,706,184	$3,640,888	$3,569,239	2,685,249
Accumulated depreciation (b)	976,358	884,083	717,892	552,369	403,092
Total real estate owned, net of accumulated depreciation (b)	3,228,940	2,822,101	2,922,996	3,016,870	2,282,157
Total assets	3,292,167	2,861,395	2,961,067	3,254,851	2,909,707
Secured debt (b)	1,189,645	1,070,061	1,122,198	851,901	594,845
Total liabilities	1,437,665	1,299,772	1,339,319	1,272,101	920,698
Total partners’ capital	2,034,792	2,042,241	2,197,753	2,345,825	2,232,404
Receivable due from General Partner	192,451	492,709	588,185	375,124	254,256
Number of OP units outstanding	184,281	179,909	179,909	166,163	166,163
Other Data:
Total apartments owned (at end of year) (b)	23,160	23,351	23,351	23,351	36,965
Cash Flow Data:
Cash provided by operating activities	$156,071	$146,604	$157,333	$168,660	$212,727
Cash (used in)/provided by investing activities	(226,980)	(59,458)	129,628	81,993	75,069
Cash provided by/(used in) financing activities	70,693	(86,668)	(290,109)	(247,150)	(287,847)

(a)	Reclassified to conform to current year presentation in accordance with ASC Topic 205-20, Presentation of Financial Statements - Discontinued Operations, as described in Note 4 to the Consolidated Financial Statements included in this Report.
(b)	Includes amounts classified as Held for Sale, where applicable.

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, and expectations on occupancy levels.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	general economic conditions;

•	unfavorable changes in apartment market and economic conditions that could adversely affect occupancy levels and rental rates;

•	the failure of acquisitions to achieve anticipated results;

•	possible difficulty in selling apartment communities;

•	competitive factors that may limit our ability to lease apartment homes or increase or maintain rents;

•	insufficient cash flow that could affect our debt financing and create refinancing risk;

•	failure to generate sufficient revenue, which could impair our debt service payments and distributions to stockholders;

•	development and construction risks that may impact our profitability;

•	potential damage from natural disasters, including hurricanes and other weather-related events, which could result in substantial costs to us;

•	risks from extraordinary losses for which we may not have insurance or adequate reserves;

•	uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage;

•	delays in completing developments and lease-ups on schedule;

•	our failure to succeed in new markets;

•	changing interest rates, which could increase interest costs and affect the market price of our securities;

•	potential liability for environmental contamination, which could result in substantial costs to us;

•	the imposition of federal taxes if we fail to qualify as a REIT under the Code in any taxable year;

•

our internal control over financial reporting may not be considered effective which could result in a loss of investor confidence in our financial reports, and in turn have an adverse effect on our stock price; and

•	changes in real estate laws, tax laws and other laws affecting our business.

A discussion of these and other factors affecting our business and prospects is set forth in Part I, Item 1A. Risk Factors. We encourage investors to review these risk factors.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this Report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this report, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

The following discussion should be read in conjunction with the consolidated financial statements appearing elsewhere herein and is based primarily on the consolidated financial statements and the accompanying notes for the years ended December 31, 2011, 2010 and 2009 of each of UDR, Inc. and United Domination Realty, L.P.

UDR, Inc.:

Business Overview

We are a self administered real estate investment trust, or REIT, that owns, acquires, renovates, develops, redevelops, and manages apartment communities in select markets throughout the United States. We were formed in 1972 as a Virginia corporation. In June 2003, we changed our state of incorporation from Virginia to Maryland. Our subsidiaries include an operating partnership United Dominion Realty, L.P., a Delaware limited partnership.

At December 31, 2011, our consolidated real estate portfolio included 163 communities located in 22 markets with a total of 47,343 completed apartment homes and our total real estate portfolio, inclusive of our unconsolidated communities, included an additional 39 communities with 10,400 completed apartment homes.

At December 31, 2011, the Company is developing seven wholly-owned communities with 2,108 apartment homes, 145 of which have been completed.

At December 31, 2011, the Company is redeveloping seven wholly-owned communities with 3,123 apartment homes, 467 of which have been completed.

The following table summarizes our market information by major geographic markets as of December 31, 2011.

	As of December 31, 2011				Twelve Months Ended December 31, 2011
SAME COMMUNITIES	Number of Apartment Communities	Number of Apartment Homes	Percentage of Total Carrying Value	Total Carrying Value (in thousands)	Average Physical Occupancy	Total Income per Occupied Home (a)	Net Operating Income (in thousands)
WESTERN REGION
Orange County, CA	9	3,025	6.5%	$524,771	94.8%	$1,499	$36,546
Seattle, WA	9	1,725	3.8%	306,295	95.5%	1,241	16,746
Monterey Peninsula, CA	7	1,565	1.9%	154,030	93.8%	1,110	13,305
San Francisco, CA	7	1,477	4.5%	364,336	96.7%	2,133	26,940
Los Angeles, CA	5	919	3.6%	293,198	95.6%	1,932	13,376
Sacramento, CA	2	914	0.9%	69,058	93.1%	882	5,973
Portland, OR	3	716	0.9%	70,383	95.5%	998	5,570
Inland Empire, CA	2	654	1.3%	100,946	94.9%	1,379	7,061
San Diego, CA	2	366	0.7%	55,679	94.8%	1,365	3,775
MID-ATLANTIC REGION
Metropolitan DC	10	3,516	8.2%	665,877	96.9%	1,669	46,108
Richmond, VA	4	1,358	1.7%	135,779	95.8%	1,130	12,973
Baltimore, MD	10	2,121	3.2%	254,844	96.5%	1,316	22,759
Norfolk VA	6	1,438	1.1%	86,194	94.7%	980	10,865
Other Mid-Atlantic	1	168	0.1%	11,865	94.8%	982	1,221
SOUTHEASTERN REGION
Tampa, FL	10	3,452	3.9%	317,380	95.7%	998	24,590
Orlando, FL	10	2,796	2.8%	224,069	94.9%	916	18,884
Nashville, TN	8	2,260	2.3%	182,764	96.3%	894	14,878
Other Florida	1	636	1.0%	77,499	93.2%	1,214	5,297
SOUTHWESTERN REGION
Dallas, TX	8	2,725	3.5%	282,940	96.1%	952	17,341
Austin, TX	1	390	0.7%	60,517	95.8%	1,195	2,978

Total/Average Same Communities	115	32,221	52.6%	$4,238,424	95.6%	$1,239	$307,186

Non Matures, Commercial Properties & Other	47	14,977	44.1%	3,589,248

Total Real Estate Held for Investment and Held for Sale	162	47,198	97.7%	7,827,672

Real Estate Under Development (b)	1	145	3.0%	246,799

Total Real Estate Owned	163	47,343	100.0%	8,074,471

Total Accumulated Depreciation				(1,831,727)

Total Real Estate Owned, Net of Accumulated Depreciation				$6,242,744

(a)	Total Income per Occupied Home represents total revenues divided by the product of occupancy and the number of mature apartment homes.
(b)	The Company is currently developing seven wholly-owned communities with 2,108 apartment homes, 145 of which have been completed.

We report in two segments: Same Communities and Non-Mature/Other Communities. Our Same Communities segment includes those communities acquired, developed, and stabilized prior to January 1, 2010, and held as of December 31, 2011. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for sale within the current quarter. A community is considered to have stabilized occupancy once it achieves 90% occupancy for at least three consecutive months. Our

Non-Mature/Other Communities segment includes those communities that were acquired or developed in 2009, 2010, and 2011, sold properties, redevelopment properties, properties classified as real estate held for sale, condominium conversion properties, joint venture properties, properties managed by third parties, and the non-apartment components of mixed use properties.

Liquidity and Capital Resources

Liquidity is the ability to meet present and future financial obligations either through operating cash flows, the sale of properties, and the issuance of debt and equity. Both the coordination of asset and liability maturities and effective capital management are important to the maintenance of liquidity. Our primary source of liquidity is our cash flow from operations as determined by rental rates, occupancy levels, and operating expenses related to our portfolio of apartment homes and borrowings under credit agreements. We routinely use our unsecured credit facility to temporarily fund certain investing and financing activities prior to arranging for longer-term financing or the issuance of equity or debt securities. During the past several years, proceeds from the sale of real estate have been used for both investing and financing activities as we repositioned our portfolio.

We expect to meet our short-term liquidity requirements generally through cash flow provided by operations and borrowings under credit agreements. We expect to meet certain long-term liquidity requirements such as scheduled debt maturities, the repayment of financing on development activities, and potential property acquisitions, through secured and unsecured borrowings, the issuance of debt or equity securities, and the disposition of properties. We believe that our net cash provided by operations and borrowings under credit agreements will continue to be adequate to meet both operating requirements and the payment of dividends by the Company in accordance with REIT requirements. Likewise, the budgeted expenditures for improvements and renovations of certain properties are expected to be funded from property operations, borrowings under credit agreements, and the issuance of debt or equity securities.

We have a shelf registration statement filed with the Securities and Exchange Commission, or “SEC” which provides for the issuance of an indeterminate amount of Common Stock, Preferred Stock, guarantees of debt securities, warrants, subscription rights, purchase contracts and units to facilitate future financing activities in the public capital markets. Access to capital markets is dependent on market conditions at the time of issuance.

In September 2009, the Company entered into an equity distribution agreement under which the Company may offer and sell up to 15.0 million shares of its common stock over time to or through its sales agents. During the year ended December 31, 2011, we sold 4,395,601 shares of common stock through this program for aggregate gross proceeds of approximately $104.5 million at a weighted average price per share of $23.78. Aggregate net proceeds from such sales, after deducting related expenses, including commissions paid to the sales agents of approximately $2.1 million, were approximately $102.4 million.

In March 2011, the Company entered into a new equity distribution agreement under which the Company may offer and sell up to 20.0 million shares of its common stock over time to or through its sales agents. During the year ended December 31, 2011, we sold 11,849,079 shares of common stock through this program (of which 419,048 shares were settled subsequent to December 31, 2011) for aggregate gross proceeds of approximately $297.7 million at a weighted average price per share of $25.12. Aggregate net proceeds from such sales, after deducting related expenses, including commissions paid to the sales agents of approximately $6.0 million, were approximately $291.7 million. In September 2011, the Company entered into a new equity distribution agreement in connection with filing a new registration statement on Form S-3. The new equity distribution agreement replaced the March 2011 agreement, and no material changes were made to the equity distribution agreement.

In May 2011, the Company issued $300 million aggregate principal amount of 4.250% senior unsecured notes due June 2018 under its existing shelf registration statement. Interest is payable semiannually beginning in December 2011. The notes were priced at 98.988 % of the principal amount plus accrued interest from May 23, 2011 to yield 4.419% to maturity. The notes are fully and unconditionally guaranteed by the Operating Partnership.

In July 2011, the Company closed a public offering of 20,700,000 shares of its common stock, including 2,700,000 shares sold as a result of the underwriters’ exercise of their overallotment option in full at the closing, at a price of $25.00 per share, for net proceeds of approximately $496.3 million after underwriting discounts and commissions and estimated offering expenses.

In October 2011, the Company entered into a $900 million unsecured revolving credit facility, replacing the Company’s $600 million credit facility. The Operating Partnership issued a guarantee in connection with the new credit facility, similar to the guarantee it issued under the prior facility. The new facility has an initial term of four years and includes a one-year extension option, and contains an accordion feature that allows the Company to increase the facility to $1.35 billion. Based on the Company’s current credit ratings, the credit facility carries an interest rate equal to LIBOR plus a spread of 122.5 basis points and a facility fee of 22.5 basis points. As of December 31, 2011, we had $421.0 million of borrowings outstanding under the credit facility leaving $479.0 million of unused capacity (excluding $3.6 million of letters of credit at December 31, 2011).

In January 2012, the Company issued $400 million aggregate principal amount of 4.625% Medium Term Notes due January 2022. Interest is payable semiannually beginning in July 2012. The notes were priced at 99.100% of the principal amount plus accrued interest from January 10, 2012 to yield 4.739% to maturity. The notes are fully and unconditionally guaranteed by the Operating Partnership.

Future Capital Needs

Future development expenditures are expected to be funded through unsecured or secured credit facilities, proceeds from the issuance of equity or debt securities, the sale of properties and to a lesser extent, with cash flows provided by operating activities. Acquisition activity in strategic markets may be funded through joint ventures, by the reinvestment of proceeds from the sale of properties, through the issuance of equity or debt securities, the issuance of operating partnership units, and the assumption or placement of secured and/or unsecured debt.

During 2012, we have approximately $207.8 million of secured debt maturing, inclusive of principal amortization and net of extension rights of $99.0 million, and $99.4 million of unsecured debt maturing. We anticipate repaying that debt with proceeds from our operations, debt and equity offerings, proceeds from the sales of properties, and by exercising extension rights with respect to the secured debt.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. A critical accounting policy is one that is both important to our financial condition and results of operations as well as involves some degree of uncertainty. Estimates are prepared based on management’s assessment after considering all evidence available. Changes in estimates could affect our financial position or results of operations. Below is a discussion of the accounting policies that we consider critical to understanding our financial condition or results of operations where there is uncertainty or where significant judgment is required.

Capital Expenditures

In conformity with GAAP, we capitalize those expenditures that materially enhance the value of an existing asset or substantially extend the useful life of an existing asset. Expenditures necessary to maintain an existing property in ordinary operating condition are expensed as incurred.

During 2011, $51.9 million or $1,081 per apartment home was spent on recurring capital expenditures. These include revenue enhancing capital expenditures, exterior/interior upgrades, turnover related expenditures for floor coverings and appliances, other recurring capital expenditures such as exterior paint, roofs, siding, parking lots, and asset preservation capital expenditures. In addition, major renovations totaled $30.0 million for the year ended December 31, 2011. Total capital expenditures, which in aggregate include recurring capital expenditures and major renovations, of $81.9 million or $1,706 per home was spent on all of our communities, excluding development and commercial properties, for the year ended December 31, 2011.

The following table outlines capital expenditures and repair and maintenance costs for all of our communities, excluding real estate under development, condominium conversions and commercial properties, for the periods presented:

	Year ended December 31, (dollars in thousands, except for per apartment homes)
				Per Apartment Home
	2011	2010	% Change	2011	2010	% Change
Revenue enhancing improvements	$7,330	$15,043	-51.3%	$153	$334	-54.2%
Turnover capital expenditures	12,905	9,528	35.4%	269	212	26.9%
Asset preservation expenditures	31,658	22,538	40.5%	659	501	31.6%

Total recurring capital expenditures	51,893	47,109	10.2%	1,081	1,047	3.2%
Major renovations	29,992	30,816	-2.7%	625	685	-8.8%

Total capital expenditures	$81,885	$77,925	5.1%	$1,706	$1,732	-1.5%

Repair and maintenance expense	$37,855	$33,224	13.9%	$789	$738	6.9%

Average stabilized home count	48,005	44,999

We will continue to selectively add revenue enhancing improvements which we believe will provide a return on investment substantially in excess of our cost of capital. Recurring capital expenditures during 2012 are currently expected to be approximately $1,150 per apartment home.

Investment in Unconsolidated Joint Ventures

We continually evaluate our investments in unconsolidated joint ventures when events or changes in circumstances indicate that there may be an other-than-temporary decline in value. We consider various factors to determine if a decrease in the value of the investment is other-than-temporary. These factors include, but are not limited to, age of the venture, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, and the relationships with the other joint venture partners and its lenders. The amount of loss recognized is the excess of the investment’s carrying amount over its estimated fair value. If we believe that the decline in fair value is temporary, no impairment is recorded. The aforementioned factors are taken as a whole by management in determining the valuation of our investment property. Should the actual results differ from management’s judgment, the valuation could be negatively affected and may result in a negative impact to our Consolidated Financial Statements.

Impairment of Long-Lived Assets

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by the future operation and disposition of those assets are less than the net book value of those assets. Our cash flow estimates are based upon historical results adjusted to reflect our best estimate of future market and operating conditions and our estimated holding periods. The net book value of impaired assets is reduced to fair market value. Our estimates of fair market value represent our best estimate based upon industry trends and reference to market rates and transactions.

Real Estate Investment Properties

We purchase real estate investment properties from time to time and record the fair value to various components, such as land, buildings, and intangibles related to in-place leases, based on the fair value of each component. The fair value of buildings is determined as if the buildings were vacant upon acquisition and subsequently leased at market rental rates. As such, the determination of fair value considers the present value of all cash flows expected to be generated from the property including an initial lease-up period. We determine the fair value of in-place leases by assessing the net effective rent and remaining term of the lease relative to market terms for similar leases at acquisition. In addition, we consider the cost of acquiring similar leases, the foregone rents associated with the lease-up period, and the carrying costs associated with the lease-up period. The fair value of in-place leases is recorded and amortized as amortization expense over the remaining average contractual lease period.

REIT Status

We are a Maryland corporation that has elected to be treated for federal income tax purposes as a REIT. A REIT is a legal entity that holds interests in real estate and is required by the Code to meet a number of organizational and operational requirements, including a requirement that a REIT must distribute at least 90% of our REIT taxable income (other than our net capital gain) to our stockholders. If we were to fail to qualify as a REIT in any taxable year, we will be subject to federal and state income taxes at the regular corporate rates and may not be able to qualify as a REIT for four years. Based on the net earnings reported for the year ended December 31, 2011 in our Consolidated Statements of Operations we would have incurred immaterial federal and state GAAP income taxes if we had failed to qualify as a REIT.

Statements of Cash Flow

The following discussion explains the changes in net cash provided by operating activities, net cash used in investing, and net cash provided by/(used in) financing activities that are presented in our Consolidated Statements of Cash Flows.

Operating Activities

For the year ended December 31, 2011, our net cash flow provided by operating activities was $244.2 million compared to $214.2 million for 2010. The increase in cash flow from operating activities is primarily due to an increase in property net operating income from our apartment community portfolio, which was partially offset by the increase in operating assets and a decrease in operating liabilities.

For the year ended December 31, 2010, our net cash flow provided by operating activities was $214.2 million compared to $229.4 million for 2009. The decrease in cash flow from operating activities is primarily due to changes in operating assets, and operating liabilities, which include accrued restructuring and severance charges. This decrease is partially offset by an increase in property net operating income.

Investing Activities

For the year ended December 31, 2011, net cash used in investing activities was $1.1 billion compared to net cash used in investing activities of $583.8 million for 2010. The change relates to acquisitions of real estate assets and investments in unconsolidated joint ventures, which are discussed in further detail throughout this Report.

For the year ended December 31, 2010, net cash used in investing activities was $583.8 million compared to net cash used in investing activities of $158.0 million for 2009. The change relates to acquisitions of real estate assets and investments in unconsolidated joint ventures, which are discussed in further detail throughout this Report.

Acquisitions

The following table summarizes UDR’s real estate community acquisitions for the year ended December 31, 2011 (dollar amounts in thousands):

Property Name	Market	Acquisition Date	Units	Purchase Price (a)
10 Hanover Square	New York, NY	April 2011	493	$259,750
388 Beale	San Francisco, CA	April 2011	227	90,500
14 North	Boston, MA	April 2011	387	64,500
Inwood West	Boston, MA	April 2011	446	108,000
View 14	Metropolitan D.C.	June 2011	185	105,538
Rivergate	New York, NY	July 2011	706	443,403
21 Chelsea	New York, NY	August 2011	210	138,930
95 Wall	New York, NY	August 2011	507	328,914

			3,161	$1,539,535

During the year ended December 31, 2011, the Company also acquired three parcels of land located in Huntington Beach, California; Addison, Texas; and Boston, Massachusetts for a gross purchase price of $34.3 million.

Our long-term strategic plan is to continue achieving greater operating efficiencies by investing in fewer, more concentrated markets. As a result, we have been seeking to expand our interests in communities located in the New York, New York; San Francisco, California; Boston, Massachusetts; and Metropolitan D.C. markets over the past years. Prospectively, we plan to channel new investments into those markets we believe will provide the best investment returns. Markets will be targeted based upon defined criteria including above average job growth, low single-family home affordability and limited new supply for multifamily housing- three key drivers to strong rental growth.

For the year ended December 31, 2010, the Company acquired five apartment communities located in Orange County, California; Baltimore, Maryland; Los Angeles, California; and Boston, Massachusetts for a total gross purchase price of $412.0 million. During the same period, the Company also acquired land located in San Francisco, California for a gross purchase price of $23.6 million.

Real Estate Under Development and Redevelopment

At December 31, 2011, our development pipeline for wholly-owned communities totaled 2,108 apartment homes with a budget of $674.3 million in which we have a carrying value of $248.7 million. We anticipate the completion of these communities from the first quarter of 2012 through the fourth quarter of 2013.

At December 31, 2011, the Company is redeveloping seven wholly-owned communities with 3,123 apartment homes, 467 of which have been completed.

For the year ended December 31, 2011, we invested approximately $98.7 million in development and redevelopment projects, an increase of $6.6 million from our 2010 level of $92.1 million.

Consolidated Joint Ventures

In August 2011, the Company invested in a joint venture with an unaffiliated third party to acquire and redevelop an existing commercial property into a 173 apartment home community in Orange County, California. At closing the Company contributed $9.0 million and at December 31, 2011, UDR owned a 90% controlling interest in the investment. Under the terms of the operating agreement, our partner is required to achieve certain criteria as it relates to the entitlement process. If the criteria are met on or before 730 days after the site plan application is deemed complete by the city, the Company is obligated to contribute an additional $3.0 million to the joint venture for distribution to our partner. At the acquisition date, the Company accrued and capitalized $3.0 million related to the contingent consideration, which represents the difference between fair value of the property of $9.8 million on the formation date and the estimated fair value of the underlying property upon completion of the entitlement process of $12.8 million. The Company estimated the fair value based in part on a third party valuation that utilized Level 3 inputs.

During the year ended December 31, 2011, the Company paid $450,000 to acquire from our partner its remaining 2% noncontrolling interests in the 989 Elements, Elements Too, and Bellevue joint ventures. The consideration paid was in excess of the book value of the noncontrolling interest, and is reflected as a reduction of the Company’s equity.

Unconsolidated Joint Ventures

The Company recognizes earnings or losses from our investments in unconsolidated joint ventures consisting of our proportionate share of the net earnings or loss of the joint ventures. In addition, we may earn fees for providing management services to the unconsolidated joint ventures. As of December 31, 2011, UDR had investments in the following unconsolidated joint ventures which are accounted for under the equity method of accounting.

In November 2010, the Company acquired The Hanover Company’s (“Hanover”) partnership interests in the Hanover/MetLife Master Limited Partnership (“UDR/MetLife I”) at a cost of $100.8 million. UDR/MetLife I owns a portfolio of 26 operating communities containing 5,748 apartment homes and 10 land parcels with the potential to develop approximately 2,000 additional apartment homes. Under the terms of UDR/MetLife I, UDR acts as the general partner and earns fees for property and asset management and financing transactions.

UDR has a weighted average ownership interest of 12.27% in the operating communities and 4.11% in the land parcels. The initial investment of $100.8 million consisted of $71.8 million in cash, which included associated transaction costs, and a $30 million payable (includes present value discount of $1.0 million) to Hanover. UDR agreed to pay the $30.0 million balance to Hanover in two interest free installments in the amounts of $20.0 million (paid in November 2011) and $10.0 million on the second anniversary of the closing. The $30.0 million payable was recorded at its present value of $29.0 million using an effective interest rate of 2.67%. At December 31, 2011 and 2010, the net carrying value of the payable was $9.8 million and $29.1 million, respectively. Interest expense of $697,000 and $129,000 was recorded during the years ended December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, the Company’s investment was $133.8 million and $122.2 million, respectively.

UDR’s total cost of its equity investment of $100.8 million differed from the proportionate share in the underlying net assets of UDR/MetLife I of $111.4 million. The difference of $10.6 million was attributable to certain assets and adjustments that were allocated to UDR’s proportionate share in UDR/MetLife I’s buildings of $8.4 million, land of $3.9 million, and ($1.6 million) of lease intangible assets. With the exception of land, the difference related to buildings is amortized and recorded as a component of loss from unconsolidated entities over 45 years and the difference related to lease intangible assets was amortized and recorded as a component of loss from unconsolidated entities over 11 months with the offset to the Company’s carrying value of its equity investment. During the years ended December 31, 2011 and 2010, the Company recorded $1.1 million and $264,000 of amortization, respectively.

On January 12, 2012, the Company formed a new real estate joint venture, UDR/MetLife II, with MetLife wherein each party owns a 50% interest in a $1.3 billion portfolio of 12 operating communities containing 2,528 apartment homes. The 12 communities in the joint venture include seven from UDR/MetLife I, while the remaining five operating communities have been newly acquired by UDR/MetLife II. The newly acquired communities, collectively known as Columbus Square, are recently developed, high-rise apartment buildings located on the Upper West Side of Manhattan and were purchased for $630 million.

The Company serves as the general partner for UDR/MetLife II and earns property management, asset management and financing fees.

With the closing of UDR/MetLife II, the original joint venture between the parties, UDR/MetLife I, now comprises 19 operating properties containing 3,930 homes as well as 10 vacant land parcels. Historical cost of the venture now stands at $1.8 billion and the Company’s weighted average ownership interest in the UDR/MetLife I operating assets is now 12.6 % and 4.0 % for the land parcels in the venture.

In connection with the purchase of Hanover’s interests in UDR/MetLife I, UDR agreed to indemnify Hanover from liabilities arising from Hanover’s guaranty of $506.0 million in loans ($51.0 million outstanding at December 31, 2011) which are secured by a security interest in the operating communities subject to the respective loans. The loans were to the sub-tier partnerships which own the 26 operating communities. The Company anticipates that the $51.0 million outstanding at December 31, 2011 will be refinanced by UDR/MetLife I over the next twelve months.

In October 2010, the Company entered into a joint venture to develop a 240-home community in Stoughton, Massachusetts. At December 31, 2011 and 2010, UDR owned a noncontrolling interest of 95% in the joint venture. Our initial investment was $10.0 million. Our investment at December 31, 2011 and 2010 was $17.2 million and $10.3 million, respectively.

In May 2011, the Company entered into a joint venture with to develop a 263-home community in San Diego, California. At December 31, 2011 and at closing, UDR owned a noncontrolling interest of 95% in the joint venture. Our initial investment was $9.9 million and our investment at December 31, 2011 was $12.1 million.

In June 2011, UDR/MetLife I sold a parcel of land to a joint venture, in which the Company is a partner, to develop a 256-home community in College Park, Maryland. At December 31, 2011 and at closing, UDR owned a noncontrolling interest of 95% in the joint venture. Our initial investment was $7.1 million and our investment at December 31, 2011 was $8.6 million.

UDR is a partner with an unaffiliated third party, which formed a joint venture for the investment of up to $450.0 million in multifamily properties located in key, high barrier to entry markets such as Metropolitan Washington D.C. The partners will contribute equity of $180.0 million of which the Company’s maximum equity will be 30% or $54.0 million when fully invested. In 2010, the joint venture acquired its first property (151 homes). During the year ended December 31, 2011, the joint venture acquired two additional properties (509 homes). At December 31, 2011 and 2010, the Company owned a 30% interest in the joint venture. Our investment at December 31, 2011 and 2010 was $34.1 million and $5.2 million, respectively.

UDR is a partner with an unaffiliated third party, which owns and operates 10 operating properties located in Texas (3,992 homes). UDR contributed cash and a property equal to 20% of the fair value of the properties. The unaffiliated member contributed cash equal to 80% of the fair value of the properties comprising the joint venture, which was then used to purchase the nine operating properties from UDR. Our initial investment was $20.4 million. Our investment at December 31, 2011 and 2010 was $7.1 million and $10.3 million, respectively.

Disposition of Investments

In 2011, we sold 18 apartment home communities (4,488 homes), which included six apartment home communities (1,418 homes) sold in conjunction with an asset exchange in April 2011, for a total sales price of $593.4 million. UDR recognized gains for financial reporting purposes of $138.5 million, which is included in discontinued operations. Proceeds from the sale were used primarily to acquire apartment home communities and reduce debt.

In 2010, UDR sold one 149 apartment home community for total proceeds of $21.2 million. In 2009, we did not dispose of any apartment home communities.

We plan to continue to pursue our strategy of exiting markets where long-term growth prospects are limited and redeploying capital into markets we believe will provide the best investment returns.

Financing Activities

For the year ended December 31, 2011, our net cash provided by financing activities was $812.0 million compared to $373.1 million for the comparable period of 2010.

The following significant financing activity occurred during the year ended December 31, 2011.

•	We received proceeds of $30.7 million from secured debt financings. The $30.7 million includes $25.7 million in variable rate mortgages and $5.0 million in fixed rate mortgages.

•

We repaid $336.0 million of secured debt, which includes $197.5 million of construction loans, repayment of $102.8 million of credit facilities, $22.4 million of mortgage payments, and repayment of $13.3 million in tax exempt bonds.

•

Certain holders submitted their outstanding 4.00% Convertible Senior Notes due 2035 to the Company for repurchase. As a result, we repurchased notes with a notional value of $10.8 million, representing approximately 6.44% of the $167.8 million in aggregate principal amount outstanding, and expensed $207,000 of unamortized financing costs during the three months ended March 31, 2011. On March 2, 2011 the Company called the remaining outstanding notes with a notional value of $156.9 million. The notes were redeemed on April 4, 2011 and unamortized financing costs of $3.0 million were written off.

•

In May 2011, the Company issued $300 million aggregate principal amount of 4.250% senior unsecured notes due June 2018 under its existing shelf registration statement. Interest is payable semiannually beginning in December 2011. The notes were priced at 98.988% of the principal amount plus accrued interest from May 23, 2011 to yield 4.419% to maturity. The notes are fully and unconditionally guaranteed by the Operating Partnership.

•	We repaid $97.1 million on our 3.625% Convertible Senior Notes due September 2011.

•

In October 2011, the Company entered into a new $900 million unsecured revolving credit facility, replacing the Company’s $600 million credit facility. The Operating Partnership issued a guarantee in connection with the new credit facility, similar to the guarantee it issued under the prior facility. The new facility has an initial term of four years and includes a one-year extension option, and contains an accordion feature that allows the Company to increase the facility to $1.35 billion. Based on the Company’s current credit ratings, the credit facility carries an interest rate equal to LIBOR plus a spread of 122.5 basis points and a facility fee of 22.5 basis points. In 2011, the Company had net borrowings of $389.3 million on its unsecured revolving credit facilities.

•

In September 2009, the Company entered into an equity distribution agreement under which the Company may offer and sell up to 15.0 million shares of its common stock over time to or through its sales agents. During the year ended December 31, 2011, we sold 4,395,601 shares of common stock through an equity distribution agreement for aggregate gross proceeds of approximately $104.5 million at a weighted average price per share of $23.78. Aggregate net proceeds from such sales, after deducting related expenses, including commissions paid to the sales agents of approximately $2.1 million, were approximately $102.4 million, and such proceeds were used for general corporate purposes.

•

In March 2011, the Company entered into a new equity distribution agreement under which the Company may offer and sell up to 20.0 million shares of its common stock over time to or through its sales agents. During the year ended December 31, 2011, we sold 11,849,079 shares of common stock through this program (of which 419,048 shares were settled subsequent to December 31, 2011) for aggregate gross proceeds of approximately $297.7 million at a weighted average price per share of $25.12. Aggregate net proceeds from such sales, after deducting related expenses, including commissions paid to the sales agents of approximately $6.0 million, were approximately $291.7 million, and such proceeds were used for general corporate purposes. In September 2011, the Company entered into a new equity distribution agreement in connection with filing a new registration statement on Form S-3. The new equity distribution agreement replaced the March 2011 agreement, and no material changes were made to the equity distribution agreement. As of December 31, 2011 8,150,921 shares of common stock may be sold under our equity distribution agreement.

•

In July 2011, the Company closed a public offering of 20,700,000 shares of its common stock, including 2,700,000 shares sold as a result of the underwriters’ exercise of their overallotment option in full at the closing, at a price of $25.00 per share, for net proceeds of approximately $496.3 million after underwriting discounts and commissions and estimated offering expenses.

•	We repurchased 141,200 shares of our 6.75% Series G Cumulative Redeemable Preferred Stock for $3.6 million, which was $100,000 more than their liquidation value of $3.5 million.

For the year ended December 31, 2010, our net cash provided by/(used in) financing activities was $373.1 million compared to ($78.1 million) for the comparable period of 2009. The increase in cash provided by financing activities was primarily due to an increase in net proceeds from issuance of our Common Stock through a public offering in 2010.

Credit Facilities

As of December 31, 2011 and 2010, we have secured revolving credit facilities with Fannie Mae with an aggregate commitment of $1.3 billion with $1.1 billion outstanding. The Fannie Mae credit facilities are for an initial term of 10 years, bear interest at floating and fixed rates, and certain variable rate facilities can be extended for an additional five years at our option. We have $744.5 million of the funded balance fixed at a weighted average interest rate of 5.14% and the remaining balance on these facilities is currently at a weighted average variable rate of 1.63% as of December 31, 2011. We had $897.3 million of the funded balance fixed at a weighted average interest rate of 5.32% and $260.5 million was at a weighted average variable rate of 1.68% as of December 31, 2010.

In October 2011, the Company entered into a $900 million unsecured revolving credit facility, replacing the Company’s $600 million credit facility noted below. The Operating Partnership issued a guarantee in connection with the new facility, similar to the guarantee it issued under the prior facility. The unsecured credit facility has an initial term of four years and includes a one-year extension option, and contains an accordion feature that allows the Company to increase the facility to $1.35 billion. Based on the Company’s current credit ratings, the credit facility carries an interest rate equal to LIBOR plus a spread of 122.5 basis points and a facility fee of 22.5 basis points (1.53% at December 31, 2011). As of December 31, 2011, we had $421.0 million of borrowings outstanding under the credit facility leaving $479.0 million of unused capacity (excluding $3.6 million of letters of credit at December 31, 2011).

We had an unsecured revolving credit facility with an aggregate borrowing capacity of $600 million, which we could have increased to $750 million at our election under certain circumstances. This credit facility carried an interest rate equal to LIBOR plus 47.5 basis points (0.89% interest at December 30, 2010), and had a maturity of July 2012. As of December 31, 2010, we had $31.8 million of borrowings outstanding under the credit facility leaving $568.2 million of unused capacity (excluding $4.8 million of letters of credit at December 31, 2010).

The Fannie Mae credit facilities and the bank revolving credit facility are subject to customary financial covenants and limitations. As of December 31, 2011, we were in compliance with all financial covenants under these credit facilities.

Interest Rate Risk

We are exposed to interest rate risk associated with variable rate notes payable and maturing debt that has to be refinanced. We do not hold financial instruments for trading or other speculative purposes, but rather issue these financial instruments to finance our portfolio of real estate assets. Interest rate sensitivity is the relationship between changes in market interest rates and the fair value of market rate sensitive assets and liabilities. Our earnings are affected as changes in short-term interest rates impact our cost of variable rate debt and maturing fixed rate debt. We had $1.1 billion in variable rate debt that is not subject to interest rate swap contracts as of December 31, 2011. If market interest rates for variable rate debt increased by 100 basis points, our interest expense would increase by $9.2 million based on the average balance outstanding during the year.

These amounts are determined by considering the impact of hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the adjusted level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no change in our financial structure.

Funds from Operations

Funds from operations, or FFO, is defined as net income (computed in accordance with GAAP), excluding impairment write-downs of depreciable real estate or of investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We compute FFO for all periods presented in accordance with the recommendations set forth by the National Association of Real Estate Investment Trust’s (“NAREIT”) April 1, 2002 White Paper. We consider FFO in evaluating property acquisitions and our operating performance, and believe that FFO should be considered along with, but not as an alternative to, net income and cash flow as a measure of our activities in accordance with generally accepted accounting principles. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance and defines FFO as net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The use of FFO, combined with the required presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. We generally consider FFO to be a useful measure for reviewing our comparative operating and financial performance (although FFO should be reviewed in conjunction with net income which remains the primary measure of performance) because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO can help one compare the operating performance of a Company’s real estate between periods or as compared to different companies. We believe that FFO is the best measure of economic profitability for real estate investment trusts.

The following table outlines our FFO calculation and reconciliation to GAAP for the three years ended December 31, 2011 (dollars in thousands):

	For the year ended December 31,
	2011	2010	2009
Net income/(loss) attributable to UDR, Inc.	$20,023	$(102,899)	$(87,532)
Adjustments:
Distributions to preferred stockholders	(9,311)	(9,488)	(10,912)
Real estate depreciation and amortization, including discontinued operations	370,343	303,446	278,391
Net income/(loss) attributable to redeemable non-controlling interests in OP	395	(3,835)	(4,282)
Net income attributable to non-controlling interests	167	146	191
Real estate depreciation and amortization on unconsolidated joint ventures	11,631	5,698	4,759
Net gains on the sale of depreciable property in discontinued operations, excluding RE3	(123,217)	(4,048)	(2,343)
(Premium)/discount on preferred stock repurchases, net	(175)	25	2,586

Funds from operations-basic	$269,856	$189,045	$180,858

Distributions to preferred stockholders-Series E (Convertible)	3,724	3,726	3,724

Funds from operations-diluted	$273,580	$192,771	$184,582

Weighted average number of common shares and OP Units outstanding-basic	208,896	171,569	155,796
Weighted average number of common shares and OP Units outstanding-diluted	214,086	176,900	159,561

In the computation of diluted FFO, OP Units, unvested restricted stock, stock options, and the shares of Series E Cumulative Convertible Preferred Stock are dilutive; therefore, they are included in the diluted share count. The effect of the conversion of the Series E Out-Performance Partnership Shares (the Series E Out-Performance Program terminated on December 31, 2009) are anti-dilutive for the year ended December 31, 2009 and are excluded from the diluted share count.

RE3 is our subsidiary whose activities include development and land entitlement. RE3 tax benefits and gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. To determine whether gains from RE3 will be included in FFO, the Company considers whether the operating asset has been a short term investment. We consider FFO with RE3 tax benefits and gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce a profit that differs from the traditional long-term investment in real estate for REITs.

The following table is our reconciliation of FFO share information to weighted average common shares outstanding, basic and diluted, reflected on the Consolidated Statements of Operations for the three years ended December 31, 2011 (shares in thousands):

	For the year ended December 31,
	2011	2010	2009
Weighted average number of Common Shares and OP Units outstanding basic	208,896	171,569	155,796
Weighted average number of OP Units outstanding	(7,602)	(5,712)	(6,706)

Weighted average number of Common Shares outstanding- basic per the Consolidated Statement of Operations	201,294	165,857	149,090

Weighted average number of Common Shares, OP Units, and common stock equivalents outstanding-diluted	214,086	176,900	159,561
Weighted average number of OP Units outstanding	(7,602)	(5,712)	(6,706)
Weighted average incremental shares from assumed conversion of stock options	(1,297)	(1,637)	(567)
Weighted average incremental shares from unvested restricted stock	(857)	(658)	(162)
Weighted average number of Series E preferred shares outstanding	(3,036)	(3,036)	(3,036)

Weighted average number of Common Shares outstanding-diluted per the Consolidated Statements of Operations	201,294	165,857	149,090

FFO also does not represent cash generated from operating activities in accordance with GAAP, and therefore should not be considered an alternative to net cash flows from operating activities, as determined by generally accepted accounting principles, as a measure of liquidity. Additionally, it is not necessarily indicative of cash availability to fund cash needs. A presentation of cash flow metrics based on GAAP is as follows (dollars in thousands):

	For the year ended December 31,
	2011	2010	2009
Net cash provided by operating activities	$244,236	$214,180	$229,383
Net cash used in investing activities	(1,053,182)	(583,754)	(158,045)
Net cash used provided by/(used in) financing activities	811,963	373,075	(78,093)

Results of Operations

The following discussion includes the results of both continuing and discontinued operations for the periods presented.

Net Income/(Loss) Attributable to Common Stockholders

2011 -vs- 2010

Net income attributable to common stockholders was $10.5 million ($0.05 per diluted share) for the year ended December 31, 2011 as compared to net loss attributable to common stockholders of $112.4 million ($0.68 per diluted share) for the comparable period in the prior year. The increase in net income attributable to common stockholders for the year ended December 31, 2011 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:

•

an increase in disposition gains in 2011 as compared to 2010. The Company recognized gains of $138.5 million and $4.1 million during the years ended December 31, 2011 and 2010, respectively, on the sale of eighteen apartment home communities and one community, respectively; and

•	an increase in our net operating income.

The increase to our net income attributable to common stockholders was partially offset by:

•

an increase in depreciation expense primarily due to the Company’s acquisition of eight apartment communities during the year ending December 31, 2011, and the completion of redevelopment and development communities in 2010 and 2011.

2010 -vs-2009

Net loss attributable to common stockholders was $112.4 million ($0.68 per diluted share) for the year ended December 31, 2010 as compared to net loss attributable to common stockholders of $95.9 million ($0.64 per diluted share) for the comparable period in the prior year. The increase in net loss attributable to common stockholders for the year ended December 31, 2010 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:

•

an increase in depreciation expense primarily due to the Company’s acquisition of five apartment communities in the third quarter of 2010, consolidation of certain joint venture assets in the fourth quarter of 2009, and the completion of redevelopment and development communities in 2009 and 2010;

•	an increase in interest expense primarily due to debt extinguishment gain from the repurchase of unsecured debt securities in 2009; and

•

an increase in severance costs and restructuring charges in the fourth quarter of 2010 due to the consolidation of corporate operations and the centralization of job functions from its Richmond, Virginia office to its Highlands Ranch, Colorado headquarters, in addition to severance costs related to the retirement of an executive officer of the Company.

The increase to our net loss attributable to common stockholders was partially offset by:

•	an increase in our net operating income; and

•

a decrease in our loss from unconsolidated entities primarily due to the recognition of a $16.0 million non-cash charge representing an other-than-temporary decline in the fair value of equity investments in two of our unconsolidated joint ventures during the year ended December 31, 2009.

Apartment Community Operations

Our net income is primarily generated from the operation of our apartment communities. The following table summarizes the operating performance of our total apartment portfolio, both continuing and discontinued operations, which excludes commercial operating income and expense for each of the periods presented (dollars in thousands):

	Year Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2010	2009	% Change
Property rental income	$718,800	$624,981	15.0%	$624,981	$594,359	5.2%
Property operating expense (a)	(243,616)	(220,279)	10.6%	(220,279)	(202,773)	8.6%

Property net operating income	$475,184	$404,702	17.4%	$404,702	$391,586	3.3%

(a)	Excludes depreciation, amortization, and property management expenses.

The following table is our reconciliation of property NOI to net income/(loss) attributable to UDR, Inc. as reflected, for both continuing and discontinued operations, for the periods presented (dollars in thousands):

	Year Ended December 31,
	2011	2010	2009
Property net operating income	$475,184	$404,702	$391,586
Other net operating income	9,576	6,362	6,874
Non-property income	17,422	14,347	14,274
Real estate depreciation and amortization	(370,343)	(303,446)	(278,391)
Interest expense	(158,333)	(150,796)	(142,152)
General and administrative and property management	(66,016)	(62,675)	(55,616)
Other depreciation and amortization	(3,931)	(4,843)	(5,161)
Other operating expenses	(6,217)	(5,848)	(6,485)
Severance costs and other restructuring charges	(1,342)	(6,803)	—
Loss from unconsolidated entities	(6,352)	(4,204)	(18,665)
Redeemable non-controlling interests in OP	(395)	3,835	4,282
Non-controlling interests	(167)	(146)	(191)
Tax (expense)/benefit	(7,571)	2,533	(311)
Gain on sale of properties	138,508	4,083	2,424

Net income/(loss) attributable to UDR, Inc.	$20,023	$(102,899)	$(87,532)

Same Communities

2011-vs.-2010

Our same store communities (those acquired, developed, and stabilized prior to January 1, 2010 and held on December 31, 2011) consisted of 32,221 apartment homes and provided $307.2 million or 65% of our total property NOI for the year ended December 31, 2011.

NOI for our same community properties increased 5.5% or $15.9 million for the year ended December 31, 2011 compared to the same period in 2010. The increase in property NOI was primarily attributable to a 4.2% or $18.3 million increase in property rental income which was offset by a 1.7% or $2.5 million increase in operating expenses. The increase in revenues was primarily driven by a 4.1% or $17.2 million increase in rental rates and a 11.9% or $3.8 million increase in fee and reimbursement income which was offset by a 13.4% or $2.1 million increase in vacancy loss. Physical occupancy decreased 0.2% to 95.6% and total income per occupied home increased $52 to $1,239.

The increase in property operating expenses was primarily driven by a 6.8% or $1.6 million increase in utilities expense, a 1.9% or $885,000 increase in taxes, and a 3.7% or $284,000 increase in insurance costs, which was partially offset by a 1.7% or $632,000 decrease in personnel cost.

As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) increased to 67.1% as compared to 66.3% in the comparable period in the prior year.

2010-vs.-2009

Our same store communities (those acquired, developed, and stabilized prior to January 1, 2009 and held on December 31, 2010) consisted of 34,081 apartment homes and provided $309.0 million or 75.2% of our total property NOI for the year ended December 31, 2010.

NOI for our same community properties decreased 1.6% or $5.1 million for the year ended December 31, 2010 compared to the same period in 2009. The decrease in property NOI was primarily attributable to a 0.8% or $3.7 million decrease in property rental income and a 0.9% or $1.3 million increase in operating expenses. The decrease in revenues was primarily driven by a 2.4% or $10.9 million decrease in rental rates which was offset by a 58.4% or $2.6 million decrease in concessions, a 9.0% or $1.7 million decrease in vacancy loss and a 12.2% or $2.4 million increase in reimbursement income. Physical occupancy increased 0.4% to 95.8% and total income per occupied home decreased $15 to $1,187.

The increase in property operating expenses was primarily driven by a 2.5% or $612,000 increase in utilities expense, a 3.8% or $913,000 increase in repairs and maintenance, and a 2.8% or $1.1 million increase in personnel costs, which was partially offset by a 2.5% or $1.2 million decrease in real estate taxes.

As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) decreased to 66.4% as compared to 67.0% in the comparable period in the prior year.

Non-Mature Communities

2011-vs.-2010

The remaining $177.6 million and $119.8 million of our NOI during the year ended December 31, 2011 and 2010, respectively, was generated from communities that we classify as “non-mature communities”. UDR’s non-mature communities consist of communities that do not meet the criteria to be included in same communities, which include communities developed or acquired, redevelopment properties, sold properties, and properties classified as real estate held for sale. For the year ended December 31, 2011, we recognized NOI for our developments of $8.6 million, acquired communities of $49.7 million, redeveloped properties of $37.8 million, sold properties of $23.9 million and held for sale properties of $43.1 million. For the year ended December 31, 2010, we recognized NOI for our developments of $2.6 million, acquired communities of $8.3 million, redeveloped properties of $23.7 million, sold properties of $37.9 million and held for sale properties of $36.0 million.

2010-vs.-2009

The remaining $102.1 million and $84.4 million of our NOI during the year ended December 31, 2010 and 2009, respectively, was generated from communities that we classify as “non-mature communities.” UDR’s non-mature communities consist of communities that do not meet the criteria to be included in same communities, which include communities developed or acquired, redevelopment properties, sold properties, properties classified as real estate held for sale, joint venture properties, properties managed by third-parties, and the non-apartment components of mixed use properties, and condominium properties. For the year ended December 31, 2010, we recognized NOI for our properties held for sale of $52.7 million, developments of $13.4 million, acquired communities of $12.7 million, redeveloped properties of $12.3 million, and sold properties of $980,000. For the year ended December 31, 2009, we recognized NOI for our properties held for sale of $51.2 million, developments of $7.1 million, acquired communities of $2.8 million, redeveloped properties of $11.5 million, and sold properties of $1.4 million.

Other Income

For the year ended December 31, 2011, significant amounts reflected in other income include: fees earned from the Company’s joint ventures of $9.6 million, a gain of $3.1 million from the sale of marketable securities, and a gain of $3.9 million from the sale of our cost investment in a privately held company. For the year ended December 31, 2010, significant amounts reflected in other income include: a gain of $4.7 million from the sale of marketable securities, a reversal of certain tax accruals of $2.1 million, and $3.2 million of fees earned for both recurring and non-recurring items related to the Company’s joint ventures. For the years ended December 31, 2010 and 2009, other income also included interest income and discount amortization from an interest in a convertible debt security of $2.9 million and $3.6 million, respectively. For the year ended December 31, 2009, other income also included $5.1 million of interest income from a note for $200 million that the Company received related to the disposition of 86 properties during 2008. In May 2009, the $200 million note was paid in full.

Tax Benefit/Expense of Taxable REIT Subsidiaries

UDR elected for certain consolidated subsidiaries to be treated as Taxable REIT Subsidiaries (“TRS”). Income taxes for our TRS are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rate is recognized in earnings in the period of the enactment date. For the year ended December 31, 2011, we recognized a benefit of $5.7 million in continuing operations due to the results of operations and temporary differences associated with the TRS, and an expense of $13.2 million in discontinued operations due to assets disposed of at a gain. For the year ended December 31, 2010, we recognized a net benefit of $2.5 million from the write-off of income taxes payable (net of income taxes paid). For the year ended December 31, 2009, we recognized tax expense of $311,000 to the extent of cash taxes paid.

Real Estate Depreciation and Amortization

For the year ended December 31, 2011, real estate depreciation and amortization on both continuing and discontinued operations increased 22.0% or $66.9 million as compared to the comparable period in 2010. The increase in depreciation and amortization for the year ended December 31, 2011 is primarily the result of the Company’s acquisition of eight communities with 3,161 apartment homes during 2011, development and redevelopment activity during 2011 and 2010, and additional capital expenditures.

For the year ended December 31, 2010, real estate depreciation and amortization on both continuing and discontinued operations increased 9.0% or $25.1 million as compared to the comparable period in 2009. The increase in depreciation and amortization for the year ended December 31, 2010 is primarily the result of the Company’s acquisition of five communities with 1,374 apartment homes during 2010, development completions during 2010 and 2009, and additional capital expenditures.

As part of the Company’s acquisition activity a portion of the purchase price is attributable to the fair value of intangible assets which are typically amortized over a period of less than one year.

Interest Expense

For the year ended December 31, 2011, interest expense on both continuing and discontinued operations increased 5.0% or $7.5 million as compared to 2010. This increase i n interest expense was primarily due to slightly higher debt balances. The increase was also attributable to the write off of $4.6 million of deferred financing costs related to the prepayment of debt.

For the year ended December 31, 2010, interest expense on both continuing and discontinued operations increased 6.1% or $8.6 million as compared to 2009. This increase is primarily due to the Company’s debt repurchase activity during 2010 and 2009. During the year ended December 31, 2010, we recognized a loss of $1.0 million as a result of repurchasing some of our 3.625% convertible Senior Notes in the open market as compared to our recognition of $9.8 million in gains resulting from the repurchase of unsecured debt securities with a notional amount of $238.9 million in the open market in 2009. The decrease in our gain from debt repurchase activity was partially offset by a decrease of $3.8 million of expenses related to the tender of $37.5 million of unsecured debt in 2009.

Severance Costs and Other Restructuring Charges

For the year ended December 31, 2010, the Company recognized $6.8 million of severance and restructuring charges as the Company consolidated its corporate operations and centralized job functions to its Highlands Ranch, Colorado headquarters from its Richmond, Virginia office. Also included in these charges were severance costs related to the retirement of an executive officer.

Gains on the Sale of Depreciable Property

For the years ended December 31, 2011, 2010 and 2009, we recognized gains for financial reporting purposes of $138.5 million, $4.1 million, and $2.4 million, respectively. Changes in the level of gains recognized from period to period reflect the changing level of our divestiture activity from period to period as well as the extent of gains related to specific properties sold.

Inflation

We believe that the direct effects of inflation on our operations have been immaterial. While the impact of inflation primarily impacts our results through wage pressures, utilities and material costs, substantially all of our leases are for a term of one year or less, which generally enables us to compensate for any inflationary effects by increasing rents on our apartment homes. Although an extreme escalation in energy and food costs could have a negative impact on our residents and their ability to absorb rent increases, we do not believe this has had a material impact on our results for the year ended December 31, 2011.

Off-Balance Sheet Arrangements

In November 2010, the Company acquired The Hanover Company’s (“Hanover”) partnership interests in the Hanover/MetLife Master Limited Partnership (“UDR/MetLife I”).

In connection with the purchase of Hanover’s interests in the UDR/MetLife Partnership, UDR agreed to indemnify Hanover from liabilities from Hanover’s guaranty of $506.0 million in loans ($51.0 million outstanding at December 31, 2011) which are secured by a security interest in the operating communities subject to the loan. The loans are to the sub-tier partnerships which own the 26 operating communities. The Company anticipates that the remaining $51.0 million will be refinanced by the UDR/MetLife Partnership over the next twelve months.

We do not have any other off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011 (dollars in thousands):

	Payments Due by Period
Contractual Obligations	2012	2013-2014	2015-2016	Thereafter	Total
Long-term debt obligations	$406,197	$667,595	$1,527,679	$1,316,899	$3,918,370
Interest on debt obligations	150,892	254,507	158,323	137,851	701,573
Contingent purchase consideration	3,000	—	—	—	3,000
Letters of credit	3,553	—	—	—	3,553
Unfunded commitments on development projects (a)	65,722	359,807	—	—	425,529
Operating lease obligations:
Operating space	458	976	539	—	1,973
Ground leases (b)	5,043	10,086	10,086	314,914	340,129

	$634,865	$1,292,971	$1,696,627	$1,769,664	$5,394,127

(a)	Any unfunded costs at December 31, 2011 are shown in the year of estimated completion. The Company has project debt on many of our development projects.
(b)	For purposes of our ground lease contracts, the Company uses the minimum lease payment, if stated in the agreement. For ground lease agreements where there is a reset provision based on the communities appraised value or consumer price index but does not included a specified minimum lease payment, the Company uses the current rent over the remainder of the lease term.

During 2011, we incurred gross interest costs of $171.3 million, of which $13.0 million was capitalized.

UNITED DOMINION REALTY, L.P.:

Business Overview

United Dominion Realty, L.P. (the “Operating Partnership” or “UDR, L.P”.), is a Delaware limited partnership formed in February 2004 and organized pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, or any successor to such statute, the “Act”). The Operating Partnership is the successor-in-interest to United Dominion Realty, L.P., a limited partnership formed under the laws of Virginia, which commenced operations on November 4, 1995. Our sole general partner is UDR, Inc., a Maryland corporation (“UDR” or the “General Partner”), which conducts a substantial amount of its business and holds a substantial amount of its assets through the Operating Partnership. At December 31, 2011, the Operating Partnership’s real estate portfolio included 77 communities located in 9 states plus the District of Columbia, with a total of 23,160 apartment homes.

As of December 31, 2011, UDR owned 110,883 units of our general limited partnership interests and 174,749,068 units of our limited partnership interests (the “OP Units”), or approximately 94.9% of our outstanding OP Units. By virtue of its ownership of our OP Units and being our sole general partner, UDR has the ability to control all of the day-to-day operations of the Operating Partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this Report to the Operating Partnership refer to the Operating Partnership together with its consolidated subsidiaries, and all references in this “Item 7. Management’s Discussion and Analysis—United Dominion Realty, L.P”. to “we,” “us” or “our” refer to the Operating Partnership together with its consolidated subsidiaries. We refer to our General Partner together with its consolidated subsidiaries (including us) and the General Partner’s consolidated joint ventures as “UDR” or the “General Partner”.

UDR operates as a self administered real estate investment trust, or REIT, for federal income tax purposes. UDR focuses on owning, acquiring, renovating, developing, redeveloping, and managing apartment communities in select markets throughout the United States. The General Partner was formed in 1972 as a Virginia corporation and changed its state of incorporation from Virginia to Maryland in September 2003. At December 31, 2011, UDR’s consolidated real estate portfolio included 163 communities located in 22 markets with a total of 47,343 completed apartment homes and UDR’s total real estate portfolio, inclusive of UDR’s unconsolidated communities, included an additional 39 communities with 10,400 completed apartment homes.

The following table summarizes our market information by major geographic markets as of December 31, 2011.

	As of December 31, 2011				Year Ended December 31, 2011
SAME COMMUNITIES	Number of Apartment Communities	Number of Apartment Homes	Percentage of Total Carrying Value	Total Carrying Value (in thousands)	Average Physical Occupancy	Total Income per Occupied Home (a)	Net Operating Income (in thousands)
WESTERN REGION
Orange County, CA	8	2,935	12.0%	$504,228	94.8%	$1,492	$35,302
San Francisco, CA	6	1,453	8.4%	351,843	96.7%	2,130	26,496
Monterey Peninsula, CA	7	1,565	3.7%	154,030	93.8%	1,110	13,305
Los Angeles, CA	3	463	3.0%	125,104	95.4%	1,765	6,054
San Diego, CA	2	366	1.3%	55,679	94.8%	1,365	3,775
Seattle, WA	5	932	4.9%	208,097	96.1%	1,276	9,273
Inland Empire, CA	1	414	1.7%	69,584	94.8%	1,495	4,883
Sacramento, CA	2	914	1.6%	69,058	93.1%	882	5,973
Portland, OR	3	716	1.7%	70,383	95.5%	998	5,570
MID-ATLANTIC REGION
Metropolitan DC	7	2,378	13.1%	550,008	96.3%	1,770	33,452
Baltimore, MD	5	994	3.5%	147,209	95.6%	1,348	10,948
SOUTHEASTERN REGION
Tampa, FL	3	1,154	2.6%	111,019	96.0%	1,036	8,723
Nashville, TN	6	1,612	3.1%	128,836	96.3%	870	10,192
Other Florida	1	636	1.8%	77,498	93.2%	1,214	5,296
SOUTHWESTERN REGION
Dallas, TX	2	1,348	4.4%	184,158	95.8%	1,180	10,994

Total/Average Same Communities	61	17,880	66.8%	2,806,734	95.4%	$1,364	$190,236

Non Matures, Commercial Properties & Other	16	5,280	33.2%	1,398,564

Total Real Estate Held for Investment and Held for Sale	77	23,160	100.0%	4,205,298

Total Accumulated Depreciation				(976,358)

Total Real Estate Owned, Net of Accumulated Depreciation				$3,228,940

(a)	Total Income per Occupied Home represents total revenues divided by the product of occupancy and the number of mature apartment homes.

We report in two segments: Same Communities and Non-Mature/Other Communities. Our Same Communities segment includes those communities acquired, developed, and stabilized prior to January 1, 2010, and held as of December 31, 2011. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year. A community is considered to have stabilized occupancy once it achieves 90% occupancy for at least three consecutive months. Our Non-Mature/Other Communities segment includes those communities that were acquired or developed in 2010 or 2011, sold properties, redevelopment properties, properties classified as real estate held for disposition, condominium conversion properties, joint venture properties, properties managed by third parties, and the non-apartment components of mixed use properties.

Liquidity and Capital Resources

Liquidity is the ability to meet present and future financial obligations either through operating cash flows, the sale of properties, and the issuance of debt. Both the coordination of asset and liability maturities and effective capital management are important to the maintenance of liquidity. The Operating Partnership’s primary source of liquidity is cash flow from operations as determined by rental rates, occupancy levels, and operating expenses related to our portfolio of apartment homes and borrowings allocated to us under the General Partner’s credit agreements. The General Partner will routinely use its unsecured credit facility to temporarily fund certain investing and financing activities prior to arranging for longer-term financing or the issuance of equity or debt securities. During the past several years, proceeds from the sale of real estate have been used for both investing and financing activities as we repositioned our portfolio.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations and borrowings allocated to us under the General Partner’s credit agreements. We expect to meet certain long-term liquidity requirements such as scheduled debt maturities and potential property acquisitions through borrowings and the disposition of properties. We believe that our net cash provided by operations and borrowings will continue to be adequate to meet both operating requirements and the payment of distributions. Likewise, the budgeted expenditures for improvements and renovations of certain properties are expected to be funded from property operations and borrowings allocated to us under the General Partner’s credit agreements the Operating Partnership is a party to.

Future Capital Needs

Future capital expenditures are expected to be funded with proceeds from the issuance of secured debt, the sale of properties, the borrowings allocated to us under our General Partner’s credit agreements, and to a lesser extent, with cash flows provided by operating activities. Acquisition activity in strategic markets is expected to be largely financed by the reinvestment of proceeds from the sale of properties, the issuance of OP Units and the assumption or placement of secured debt.

During 2012, we have approximately $210.2 million of secured debt maturing and we anticipate that we will repay that debt with operating cash flows, proceeds from borrowings allocated to us under our General Partner’s credit agreements, or by exercising extension rights on such secured debt, as applicable. The repayment of debt will be recorded as an offset to the “Receivable due from General Partner”.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. A critical accounting policy is one that is both important to our financial condition and results of operations and that involves some degree of uncertainty. Estimates are prepared based on management’s assessment after considering all evidence available. Changes in estimates could affect our financial position or results of operations. Below is a discussion of the accounting policies that we consider critical to understanding our financial condition or results of operations where there is uncertainty or where significant judgment is required.

Capital Expenditures

In conformity with GAAP, we capitalize those expenditures that materially enhance the value of an existing asset or substantially extend the useful life of an existing asset. Expenditures necessary to maintain an existing property in ordinary operating condition are expensed as incurred.

During the year ended December 31, 2011, $63.2 million was spent on capital expenditures for all of our communities as compared to $59.5 million for the year ended December 31, 2010. These capital improvements included turnover-related capital expenditures, revenue enhancing capital expenditures, asset preservation expenditures, kitchen and bath upgrades, other extensive interior/exterior upgrades and major renovations.

We will continue to selectively add revenue enhancing improvements which we believe will provide a return on investment substantially in excess of our cost of capital.

Impairment of Long-Lived Assets

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by the future operation and disposition of those assets are less than the net book value of those assets. Our cash flow estimates are based upon historical results adjusted to reflect our best estimate of future market and operating conditions and our estimated holding periods. The net book value of impaired assets is reduced to fair market value. Our estimates of fair market value represent our best estimate based upon industry trends and reference to market rates and transactions.

Real Estate Investment Properties

We purchase real estate investment properties from time to time and record the fair value to various components, such as land, buildings, and intangibles related to in-place leases based on the fair value of each component. The fair value of buildings is determined as if the buildings were vacant upon acquisition and subsequently leased at market rental rates. As such, the determination of fair value considers the present value of all cash flows expected to be generated from the property including an initial lease-up period. We determine the fair value of in-place leases by assessing the net effective rent and remaining term of the lease relative to market terms for similar leases at acquisition. In addition, we consider the cost of acquiring similar leases, the foregone rents associated with the lease-up period, and the carrying costs associated with the lease-up period. The fair value of in-place leases is recorded and amortized as amortization expense over the remaining average contractual lease period.

Statements of Cash Flows

The following discussion explains the changes in net cash provided by operating activities, net cash (used in)/provided by investing activities and net cash provided by/(used in) financing activities that are presented in our Consolidated Statements of Cash Flows.

Operating Activities

For the year ended December 31, 2011, net cash flow provided by operating activities was $156.1 million compared to $146.6 million for the comparable period in 2010. The increase in net cash flow from operating activities is primarily due to an increase in property net operating income from our apartment community portfolio, which was partially offset by the increase in operating assets and a decrease in operating liabilities.

For the year ended December 31, 2010, our net cash flow provided by operating activities was $146.6 million compared to $157.3 million for 2009. The decrease in net cash flow from operating activities is primarily due to an increase in consolidated net loss, primarily due to a decrease in property net operating income and increase in allocated general and administrative costs.

Investing Activities

For the year ended December 31, 2011, net cash used in investing activities was $227.0 million compared to $59.5 million for the comparable period in 2010. The increase in net cash used in investing activities was primarily due to acquisition activities partially offset by proceeds received from dispositions in 2011.

For the year ended December 31, 2010, net cash used in investing activities was $59.5 million compared to net cash provided by investing activities of $129.6 million for the comparable period in 2009. This change was primarily due to the full payment received on a $200.0 million note receivable in 2009. The activity during 2010 consisted entirely of capital expenditures.

Acquisitions and Dispositions

In April 2011, UDR and the Operating Partnership closed on an acquisition of a 493- home multifamily apartment community referred to as 10 Hanover Square, located in New York, New York. The community was acquired for $259.8 million, which included assumed debt with a fair value of $208.1 million and the issuance of 2,569,606 OP Units of the Operating Partnership. The OP Units were deemed to have a value equal to the greater of $25.00 or the volume weighted average closing price per share of the Company’s common stock for the 10 day period ended on (and including) the date one business day prior to the settlement date. For purchase price accounting purposes, the fair value of these OP units was $24.47 at the settlement date.

In April 2011, the Operating Partnership and its General Partner completed a $500 million asset exchange whereby the Operating Partnership acquired two multifamily apartment communities (833 homes) and a parcel of land, and UDR acquired one multifamily apartment community (227 homes). The acquired assets are: 388 Beale in San Francisco, CA (227 homes)- acquired by UDR; 14 North in Peabody, MA (387 homes); and Inwood West in Woburn, MA (446 homes). The communities acquired were valued at

$263.0 million representing their estimated fair value. The Company and the Operating Partnership paid $28.1 million of cash and assumed debt with a fair value of $61.7 million. The Operating Partnership sold four multifamily apartment communities (984 homes) and UDR sold two multifamily apartment communities (434 homes) located in California as part of the transaction. The communities are: Crest at Phillips Ranch, Villas at San Dimas, Villas at Bonita, The Arboretum, Rancho Vallecitos and Milazzo.

In August 2011, UDR and the Operating Partnership closed on the acquisition of a 507- home multifamily apartment community referred to as 95 Wall located in New York, New York. The community was acquired for $328.9 million, which included the issuance of 1,802,239 OP Units of the Operating Partnership. The OP Units were deemed to have a value equal to the greater of $25.00 or the volume weighted average closing price per share of the Company’s common stock for the 10-day period ended on (and including) the date one business day prior to the settlement date. For purchase price accounting purposes, the fair value of these OP units was $26.71 at the settlement date.

For the year ended December 31, 2010, the Operating Partnership had no property acquisitions.

The Operating Partnership’s long-term strategic plan is to achieve greater operating efficiencies by investing in fewer, more concentrated markets. As a result, we have been seeking to expand our interests in communities located in Boston, California, Metropolitan Washington D.C., New York, and the Washington state markets over the past years. Prospectively, we plan to continue to channel new investments into those markets we believe will continue to provide the best investment returns. Markets will be targeted based upon defined criteria including above average job growth, low single-family home affordability and limited, new supply for multifamily housing- three key drivers to strong rental growth.

In 2011, the Operating Partnership sold eight apartment home communities (2,024 homes), which included four apartment home communities (984 homes) sold in conjunction with an asset exchange in April 2011, for a total sales price of $299.6 million. Proceeds from the sales were used primarily to acquire new communities, reduce debt, and repay our General Partner. During the year ended December 31, 2010, we did not dispose of any apartment home communities.

Financing Activities

For the year ended December 31, 2011, our net cash provided by financing activities was $70.7 million compared to net cash used in financing activities of $86.7 million for 2010. The increase in cash provided by financing activities was primarily due to an increase in advances from the General Partner, partially offset by an increase in payments of secured debt.

For the year ended December 31, 2010, our net cash used in financing activities was $86.7 million compared to $290.1 million for 2009. The decrease in cash used in financing activities was primarily due to a net decrease in payments to the General Partner, partially offset by a decrease in the proceeds from secured debt.

Credit Facilities

As of December 31, 2011, the General Partner had secured credit facilities with Fannie Mae with an aggregate commitment of $1.3 billion with $1.1 billion outstanding. The Fannie Mae credit facilities are for an initial term of 10 years, bear interest at floating and fixed rates, and certain variable rate facilities can be extended for an additional five years at the General Partner’s option. At December 31, 2011, $744.5 million of the outstanding balance was fixed at a weighted average interest rate of 5.14% and the remaining balance of $310.5 million on these facilities had a weighted average variable interest rate of 1.63%. $667.5 million of these credit facilities were allocated to the Operating Partnership at December 31, 2011 based on the ownership of the assets securing the debt.

At December 31, 2010, there was $897.3 million of the funded balance fixed at a weighted average interest rate of 5.3% and the remaining balance on these facilities was at a weighted average variable rate of 1.7%. $736.9 million of these credit facilities were allocated to the Operating Partnership at December 31, 2009 based on the ownership of the assets securing the debt.

At December 31, 2010, the Operating Partnership guaranteed the General Partner’s unsecured credit facility, with an aggregate borrowing capacity of $600 million. The outstanding balance under the unsecured credit facility was $31.8 million at December 31, 2010. On October 25, 2011, the Operating Partnership issued a guarantee in conjunction with a new $900 million unsecured revolving credit facility entered into by our General Partner. The new facility replaces the General Partner’s $600 million facility. The outstanding balance under the new $900 million unsecured revolving credit facility was $421.0 million at December 31, 2011.

The Operating Partnership is also a guarantor on the General Partner’s $250 million term loan which matures January 2016, $100 million term loan which matures December 2016, $300 million of medium term notes due June 2018, and $400 million of medium term notes due January 2022 (issued in January 2012).

The credit facilities are subject to customary financial covenants and limitations.

Interest Rate Risk

We are exposed to interest rate risk associated with variable rate notes payable and maturing debt that has to be refinanced. We do not hold financial instruments for trading or other speculative purposes, but rather issue these financial instruments to finance our portfolio of real estate assets. Interest rate sensitivity is the relationship between changes in market interest rates and the fair value of market rate sensitive assets and liabilities. Our earnings are affected as changes in short-term interest rates impact our cost of variable rate debt and maturing fixed rate debt. We had $287.0 million in variable rate debt that is not subject to interest rate swap contracts as of December 31, 2011. If market interest rates for variable rate debt increased by 100 basis points, our interest expense would increase by $2.8 million based on the balance at December 31, 2011.

These amounts are determined by considering the impact of hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the adjusted level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no change in our financial structure.

Results of Operations

The following discussion explains the changes in results of operations that are presented in our Consolidated Statements of Operations for each of the three years ended December 31, 2011, and includes the results of both continuing and discontinued operations for the periods presented.

Net Income/(Loss) Attributable to OP Unitholders

2011 – vs. – 2010

Net income attributable to OP unitholders was $30.2 million ($0.17 per OP unit) for the year ended December 31, 2011 as compared to a net loss of $20.7 million ($0.12 per OP unit) for the comparable period in the prior year. The increase in net income attributable to OP unit holders for the year ended December 31, 2011 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:

•

an increase in disposition gains in 2011 as compared to 2010. We recognized net gains of $60.1 million for the year ended December 31, 2011 on the sale of eight apartment home communities. We recognized net gains of $152,000 for the year ended December 31, 2010 on trailing activities of apartment home communities sold in years prior to 2010; and

•	an increase in net operating income.

The increase to our net income attributable to OP unitholders was partially offset by:

•	an increase in depreciation expense primarily due to the four acquisitions of operating properties in 2011.

2010 – vs. – 2009

Net loss attributable to OP unit holders was $20.7 million ($0.12 per OP unit) for the year ended December 31, 2010 as compared to $4.2 million ($0.02 per OP unit) for the comparable period in the prior year. The increase in net loss attributable to OP unit holders for the year ended December 31, 2010 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:

•	a decrease in net operating income;

•	an increase in general and administrative expenses allocated to us by our General Partner; and

•	a decrease in other income.

Apartment Community Operations

Our net income is primarily generated from the operation of our apartment communities.

The following table summarizes the operating performance of our total portfolio, both continuing and discontinued operations, for the years ended December 31, 2011, 2010 and 2009 (dollars in thousands):

	Year Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2010	2009	% Change
Property rental income	$387,057	$350,394	10.5%	$350,394	$353,056	-0.8%
Property operating expense (a)	(122,799)	(116,278)	5.6%	(116,278)	(112,488)	3.4%

Property net operating income	$264,258	$234,116	12.9%	$234,116	$240,568	-2.7%

(a)	Excludes depreciation, amortization, and property management expenses.

The following table is our reconciliation of property NOI to net income attributable to OP unitholders as reflected, for both continuing and discontinued operations, for the years ended December 31, 2011, 2010 and 2009 (dollars in thousands):

	Year Ended December 31,
	2011	2010	2009
Property net operating income	$264,258	$234,116	$240,568
Other non-property income	—	1,695	5,695
Real estate depreciation and amortization	(197,964)	(166,480)	(166,773)
Interest expense	(53,632)	(52,222)	(53,547)
General and administrative and property management	(37,014)	(32,927)	(26,595)
Other operating expenses	(5,484)	(5,028)	(4,868)
Net gain on sale of real estate	60,065	152	1,475
Non-controlling interests	(70)	(41)	(131)

Net (loss)/income attributable to OP unitholders	$30,159	$(20,735)	$(4,176)

Same Store Communities

2011 – vs. – 2010

Our same store communities (those acquired, developed, and stabilized prior to January 1, 2010 and held on December 31, 2011) consisted of 17,880 apartment homes and provided 72.0% of our total NOI for the year ended December 31, 2011.

NOI for our same store community properties increased 6.1% or $10.9 million for the year ended December 31, 2011 compared to the same period in 2010. The increase in property NOI was primarily attributable to a 4.6% or $12.2 million increase in rental income offset by a 1.5% or $1.3 million increase in operating expenses. The increase in revenues was primarily driven by a 4.4% or $11.3 million increase in rental rates. Physical occupancy decreased 0.2% to 95.4% and total income per occupied home increased $63 to $1,364 for the year ended December 31, 2011 as compared to the prior year.

The increase in property operating expenses was primarily due to a 6.6% or $909,000 increase in utility costs.

As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) was 68.1% for the year ended December 31, 2011 as compared to 67.2% for the comparable period in 2010.

2010 – vs. – 2009

Our same store communities (those acquired, developed, and stabilized prior to January 1, 2009 and held on December 31, 2010) consisted of 19,806 apartment homes and provided 85.4% of our total NOI for the year ended December 31, 2010.

NOI for our same store community properties decreased 2.7 % or $5.5 million for the year ended December 31, 2010 compared to the same period in 2009. The decrease in property NOI was primarily attributable to a 1.3% or $4.0 million decrease in property rental income and by a 1.6% or $1.5 million increase in operating expenses. The decrease in revenues was primarily driven by a 2.8% or $8.3 million decrease in rental rates which was partially offset by a 55.2.% or $1.7 million decrease in concessions, a 7.2% or $871,000 decrease in vacancy loss and a 4.7% or $1.1 million increase in reimbursement and fee income. Physical occupancy increased 0.4% to 95.7% and total income per occupied home decreased $23 to $1,306 for the year ended December 31, 2010 as compared to the prior year.

The increase in property operating expenses was primarily driven by a 3.1% or $459,000 increase in utilities, a 4.8% or $693,000 increase in repairs and maintenance, and a 3.1% or $704,000 increase in personnel costs which was partially offset by a 1.0% or $329,000 decrease in real estate taxes and a 3.9% or $240,000 decrease in administrative and marketing costs.

As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) was 67.3% for the year ended December 31, 2010 as compared to 68.2% for the comparable period in 2009.

Non-Mature/Other Communities

2011 – vs. – 2010

The remaining $74.0 million and $54.8 million of our NOI during the year ended December 31, 2011 and 2010, respectively, was generated from communities that we classify as “non-mature communities”. Our non-mature communities consist of communities that do not meet the criteria to be included in same store communities, which include communities developed or acquired, redevelopment properties, sold properties, properties managed by third-parties, and properties classified as real estate held for sale. For the year ended December 31, 2011, we recognized NOI for acquired communities of $22.6 million, redevelopments of $23.9 million, sold properties of $11.7 million and held for disposition properties of $8.6 million. For the year ended December 31, 2010, we recognized NOI for redeveloped properties of $21.3 million, sold properties of $20.7 million and held for sale properties of $8.0 million.

2010 – vs. – 2009

The remaining $34.2 million and $35.2 million of our NOI during the year ended December 31, 2010 and 2009, respectively, was generated from communities that we classify as “non-mature communities.” Our non-mature communities consist of communities that do not meet the criteria to be included in same store communities, which includes communities developed or acquired, redevelopment properties, sold properties, properties managed by third-parties, the non-apartment components of mixed use properties, and properties classified as real estate held for sale. For the year ended December 31, 2010, we recognized NOI of $19.4 million for our properties held for sale and $10.2 million of NOI for our redevelopments. The remainder was primarily due to the non-apartment components of mixed use properties. For the year ended December 31, 2009, we recognized NOI of $20.0 million for our properties held for sale and $9.5 million of NOI for redeveloped properties. The remaining NOI was primarily due to the non-apartment components of mixed use properties.

Other Income

For the year ended December 31, 2010, other income primarily includes a reversal of certain real estate tax accruals partially offset by losses due to the change in the fair value of derivatives.

For the years ended December 31, 2009, other income primarily includes interest income on a note for $200 million that a subsidiary of the Operating Partnership received related to the disposition of 55 properties during 2008. In May 2009, the $200 million note was paid in full.

Real Estate Depreciation and Amortization

For the year ended December 31, 2011, real estate depreciation and amortization from continuing and discontinued operations increased 18.9% or $31.5 million as compared to the comparable period in 2010. The increase in depreciation and amortization expense is primarily due to the acquisition of four apartment home communities in 2011. As part of the Operating Partnership’s acquisition activities a portion of the purchase price is attributable to the fair value of intangible assets which are typically amortized over a period of less than one year.

For the years ended December 31, 2010, real estate depreciation and amortization from continuing and discontinued operations did not change significantly as compared to the comparable period in 2009 as the Operating Partnership did not have any acquisitions or dispositions during this period.

Interest Expense

For the year ended December 31, 2011, interest expense increased 2.7% or $1.4 million, as compared to the same period in 2010. This increase is primarily due to a higher debt balances from mortgages assumed on certain 2011 acquisitions, issuance of a note payable due to the General Partner in 2011, and an increase in the interest rate charged on the note payable due to the General Partner. The increase is partially offset by lower average borrowings on secured credit facilities, lower weighted average interest rates and the payment of a tax exempt secured note payable in 2011.

For the year ended December 31, 2010, interest expense decreased 2.5% or $1.3 million, as compared to the same period in 2009. This decrease is primarily due a decrease in the interest rate charged on the note payable due to the General Partner partially offset by slightly higher average borrowings on secured credit facilities.

General and Administrative

The Operating Partnership is charged directly for general and administrative expenses it incurs. The Operating Partnership is also charged for other general and administrative expenses that have been allocated by UDR to each of its subsidiaries, including the Operating Partnership, based on each subsidiary’s pro-rata portion of UDR’s total apartment homes.

For the year ended December 31, 2011, general and administrative expenses increased 13.2% or $3.1 million, as compared to the comparable period in 2010. The increase was primarily due to acquisition-related costs associated directly with acquisitions of the Operating Partnership.

For the year ended December 31, 2010, general and administrative expenses increased 37.9% or $6.4 million, as compared to the comparable period in 2009. The increase was due to a number of factors including acquisition-related costs and severance and other restructuring charges recognized in 2010. The increases were consistent with the changes in UDR’s general and administrative expenses and severance and other restructuring expenses for the year ended December 31, 2010.

Income from Discontinued Operations

For the years ended December 31, 2011, 2010 and 2009, we recognized gains on property sales for financial reporting purposes of $60.1 million, $152,000, and $1.5 million, respectively. The increase in gains recognized for the year ended December 31, 2011 as compared to the comparable period in 2010 was primarily due to the sale of eight apartment home communities in 2011. Changes in the level of gains recognized in 2010 as compared to 2009 reflect the residual activities from specific properties sold.

Inflation

We believe that the direct effects of inflation on our operations have been immaterial. While the impact of inflation primarily impacts our results through wage pressures, utilities and material costs, substantially all of our leases are for a term of one year or less, which generally enables us to compensate for any inflationary effects by increasing rents on our apartment homes. Although an extreme escalation in energy and food costs could have a negative impact on our residents and their ability to absorb rent increases, we do not believe this has had a material impact on our results for the year ended December 31, 2011.

Off-Balance Sheet Arrangements

At December 31, 2010, the Operating Partnership was a guarantor on the General Partner’s unsecured credit facility, with an aggregate borrowing capacity of $600 million ($31.8 million outstanding at December 31, 2010). On October 25, 2011, the Operating Partnership issued a guarantee in conjunction with a $900 million unsecured revolving credit facility entered into by the General Partner. The facility replaced the General Partner’s $600 million credit facility. At December 31, 2011, the outstanding balance under the $900 million unsecured credit facility was $421.0 million.

The Operating Partnership is also a guarantor on the General Partner’s $250 million term loan which matures January 2016, a $100 million term loan which matures December 2016, $300 million of medium-term notes due June 2018, and $400 million medium-term notes due January 2022 (issued in January 2012).

We do not have any other off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011 (dollars in thousands):

	Payments Due by Period
Contractual Obligations	2012	2013-2014	2015-2016	Thereafter	Total
Long-term debt obligations	$210,191	$92,104	$325,113	$562,237	$1,189,645
Interest on debt obligations	49,920	85,180	68,175	56,982	260,257
Operating lease obligations- Ground leases (a)	4,939	9,878	9,878	314,516	339,211

	$265,050	$187,162	$403,166	$933,735	$1,789,113

(a)	For purposes of our ground lease contracts, the Operating Partnership uses the minimum lease payment, if stated in the agreement. For ground lease agreements where there is a reset provision based on the communities appraised value or consumer price index but does not included a specified minimum lease payment, the Operating Partnership uses the current rent over the remainder of the lease term.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

PAGE
FINANCIAL STATEMENTS FILED AS PART OF THIS REPORT

UDR, INC.:

Reports of Independent Registered Public Accounting Firm	34

Consolidated Balance Sheets at December 31, 2011 and 2010	35

Consolidated Statements of Operations for each of the three years in the period ended December 31, 2011	36

Consolidated Statement of Comprehensive Income/(Loss) for each of the three years in the period ended December 31, 2011	37

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2011	38

Consolidated Statements of Changes in Equity for each of the three years in the period ended December 31, 2011	40

Notes to Consolidated Financial Statements	41

UNITED DOMINION REALTY, L.P.:

Report of Independent Registered Public Accounting Firm	79

Consolidated Balance Sheets at December 31, 2011 and 2010	80

Consolidated Statements of Operations for each of the three years in the period ended December 31, 2011	81

Consolidated Statement of Comprehensive Income/(Loss) for each of the three years in the period ended December 31, 2011	82

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2011	83

Consolidated Statements of Changes in Capital for each of the three years in the period ended December 31, 2011	84

Notes to Consolidated Financial Statements	85

SCHEDULES FILED AS PART OF THIS REPORT

UDR, INC.:

Schedule III- Real Estate Owned	110

UNITED DOMINION REALTY, L.P.:

Schedule III- Real Estate Owned	115

All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of UDR, Inc.

We have audited the accompanying consolidated balance sheets of UDR, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income/(loss), cash flows, and changes in equity for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the accompanying Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UDR, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), UDR, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Denver, Colorado

February 27, 2012, except for Notes 3, 4, and 15, as to which the date is May 2, 2012.

UDR, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2011	2010
ASSETS
Real estate owned:
Real estate held for investment	$7,269,347	$5,650,003
Less: accumulated depreciation	(1,605,090)	(1,308,757)

Real estate held for investment, net	5,664,257	4,341,246
Real estate under development (net of accumlated depreciation of $570 and $0)	246,229	97,019
Real estate held for sale (net of accumulated depreciation of $226,067 and $329,569)	332,258	804,756

Total real estate owned, net of accumulated depreciation	6,242,744	5,243,021
Cash and cash equivalents	12,503	9,486
Marketable securities	—	3,866
Restricted cash	24,634	15,447
Deferred financing costs, net	30,068	27,267
Notes receivable	—	7,800
Investment in unconsolidated joint ventures	213,040	148,057
Other assets	198,365	74,596

Total assets	$6,721,354	$5,529,540

LIABILITIES AND EQUITY
Liabilities:
Secured debt	$1,891,553	$1,732,570
Secured debt – real estate held for sale	—	231,100
Unsecured debt	2,026,817	1,603,834
Real estate taxes payable	13,397	14,585
Accrued interest payable	23,208	20,889
Security deposits and prepaid rent	35,516	26,046
Distributions payable	51,019	36,561
Deferred fees and gains on the sale of depreciable property	29,100	28,943
Accounts payable, accrued expenses, and other liabilities	95,485	105,925

Total liabilities	4,166,095	3,800,453
Redeemable non-controlling interests in operating partnership	236,475	119,057
Equity
Preferred stock, no par value; 50,000,000 shares authorized 2,803,812 shares of 8.00% Series E Cumulative Convertible issued and outstanding (2,803,812 shares at December 31, 2010)	46,571	46,571
3,264,362 shares of 6.75% Series G Cumulative Redeemable issued and outstanding (3,405,562 shares at December 31, 2010)	81,609	85,139
Common stock, $0.01 par value; 350,000,000 shares authorized 219,650,225 shares issued and outstanding (182,496,330 shares at December 31, 2010)	2,197	1,825
Additional paid-in capital	3,340,470	2,450,141
Distributions in excess of net income	(1,142,895)	(973,864)
Accumulated other comprehensive loss, net	(13,902)	(3,469)

Total stockholders’ equity	2,314,050	1,606,343
Non-controlling interest	4,734	3,687

Total equity	2,318,784	1,610,030

Total liabilities and equity	$6,721,354	$5,529,540

See accompanying notes to consolidated financial statements.

UDR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2011	2010	2009
REVENUES
Rental income	$622,995	$512,550	$491,655
Non-property income:
Other income	17,422	12,502	14,274

Total revenues	640,417	525,052	505,929
EXPENSES
Rental expenses:
Real estate taxes and insurance	75,884	62,726	60,830
Personnel	50,009	44,795	40,982
Utilities	33,782	28,117	26,326
Repair and maintenance	32,595	27,907	25,179
Administrative and marketing	13,204	11,963	10,918
Property management	17,131	14,095	13,521
Other operating expenses	5,990	5,773	6,315
Real estate depreciation and amortization	326,788	245,588	227,513
Interest
Expense incurred	150,687	138,724	135,314
Amortization of convertible debt discount	1,077	3,530	4,283
Other debt charges/(gains)	4,602	1,204	(3,511)
General and administrative	45,915	45,243	39,035
Severance costs and other restructuring charges	1,342	6,803	—
Other depreciation and amortization	3,931	4,843	5,161

Total expenses	762,937	641,311	591,866

Loss from operations	(122,520)	(116,259)	(85,937)
Loss from unconsolidated entities	(6,352)	(4,204)	(18,665)
Tax benefit/(expense) of taxable REIT subsidiary	5,647	2,533	(311)

Loss from continuing operations	(123,225)	(117,930)	(104,913)
Income from discontinued operations, net of tax	143,810	11,342	13,290

Consolidated net income/(loss)	20,585	(106,588)	(91,623)
Net (income)/loss attributable to redeemable non-controlling interests in OP	(395)	3,835	4,282
Net income attributable to non-controlling interests	(167)	(146)	(191)

Net income/(loss) attributable to UDR, Inc.	20,023	(102,899)	(87,532)
Distributions to preferred stockholders – Series E (Convertible)	(3,724)	(3,726)	(3,724)
Distributions to preferred stockholders – Series G	(5,587)	(5,762)	(7,188)
(Premium)/discount on preferred stock repurchases, net	(175)	25	2,586

Net income/(loss) attributable to common stockholders	$10,537	$(112,362)	$(95,858)

Earnings per weighted average common share – basic and diluted:
Loss from continuing operations attributable to common stockholders	$(0.66)	$(0.75)	$(0.73)
Income from discontinued operations	$0.71	$0.07	$0.09
Net income/(loss) attributable to common stockholders	$0.05	$(0.68)	$(0.64)
Common distributions declared per share	$0.80	$0.73	$0.85
Weighted average number of common shares outstanding – basic and diluted	201,294	165,857	149,090

See accompanying notes to consolidated financial statements.

UDR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(In thousands)

	2011	2010	2009
Net income/(loss)	$20,585	$(106,588)	$(91,623)

Other comprehensive income/(loss):
Other comprehensive income/(loss)—derivative instruments:
Unrealized holding (loss)/gain	(16,477)	(9,273)	(3,949)
Loss reclassified into earnings from other comprehensive income	9,132	6,777	12,082

Other comprehensive income—marketable securities:
Unrealized gains on available-for sale securities	—	3,492	4,584
Gain reclassified into earnings from other comprehensive income	(3,492)	(4,584)	—

Other comprehensive (loss)/income	(10,837)	(3,588)	12,717

Comprehensive income/(loss)	9,748	(110,176)	(78,906)
Comprehensive income/(loss) attributable to non-controlling interests	158	(3,807)	(3,303)

Comprehensive income/(loss) attributable to UDR, Inc.	$9,590	$(106,369)	$(75,603)

See accompanying notes to the consolidated financial statements.

UDR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except for share data)

	Years Ended December 31,
	2011	2010	2009
Operating Activities
Consolidated net income/(loss)	$20,585	$(106,588)	$(91,623)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	374,274	308,289	283,552
Net gain on sale of marketable securities	(3,123)	(4,725)	—
Net gain on sale of cost investments	(3,946)	—	—
Net gains on the sale of depreciable property	(125,928)	(4,083)	(2,424)
Gain on consolidation of joint ventures	—	—	(1,912)
Write off of the fair market adjustment for debt paid off on consolidated joint venture	—	—	1,552
Loss/(gain) on debt extinguishment	4,602	1,204	(9,849)
Write off of bad debt	3,613	2,838	3,570
Write off of note receivable and other assets	—	—	1,354
Loss from unconsolidated entities	6,352	4,204	18,665
Amortization of deferred financing costs and other	8,696	8,957	7,953
Amortization of deferred compensation	9,815	11,411	7,605
Amortization of convertible debt discount	1,077	3,530	4,283
Changes in income tax accruals	1,424	(865)	2,854
Changes in operating assets and liabilities:
Decrease/(increase) in operating assets	(40,623)	(5,332)	3,512
(Decrease)/increase in operating liabilities	(12,582)	(4,660)	291

Net cash provided by operating activities	244,236	214,180	229,383
Investing Activities
Proceeds from sales of real estate investments, net	321,803	20,738	—
Proceeds from the sale of marketable securities	9,799	39,488	—
Acquisition of real estate assets (net of liabilities assumed) and initial capital expenditures	(989,029)	(347,582)	(28,528)
Cash paid in nonmonetary asset exchange	(28,124)	—	—
Development of real estate assets	(98,683)	(92,142)	(183,157)
Capital expenditures and other major improvements – real estate assets, net of escrow reimbursement	(91,476)	(73,977)	(85,403)
Capital expenditures – non-real estate assets	(13,267)	(4,342)	(6,269)
Payments related to the buyout of joint venture partner	—	(16,141)	—
Investment in unconsolidated joint ventures	(102,810)	(110,921)	(24,988)
Distributions received from/(paid to) unconsolidated joint venture	11,202	1,125	1,741
Proceeds from note receivable	7,800	—	200,000
Purchase deposits on pending real estate acquisitions	(80,397)	—	—
Disbursements related to notes receivable	—	—	(500)
Purchase of marketable securities	—	—	(30,941)

Net cash used in investing activities	(1,053,182)	(583,754)	(158,045)
Financing Activities
Payments on secured debt	(336,004)	(187,308)	(159,612)
Proceeds from the issuance of secured debt	30,728	68,380	560,436
Proceeds from the issuance of unsecured debt	296,964	399,190	100,000
Payments on unsecured debt	(264,829)	(79,236)	(641,759)
Net (repayment)/proceeds of revolving bank debt	389,250	(157,550)	189,300
Payment of financing costs	(13,465)	(8,244)	(8,650)
Issuance of common and restricted stock, net	3,866	5,446	398
Proceeds from the issuance of common shares through public offering, net	879,754	467,565	67,151
Payments for the repurchase of Series G preferred stock, net	(3,597)	(637)	(21,505)
Distributions paid to non-controlling interests	(10,947)	(4,314)	(7,275)
Distributions paid to preferred stockholders	(9,311)	(9,488)	(11,203)
Distributions paid to common stockholders	(150,446)	(120,729)	(144,576)
Repurchase of common stock	—	—	(798)

Net cash provided by/(used in) financing activities	811,963	373,075	(78,093)

See accompanying notes to consolidated financial statements.

UDR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands, except for share data)

	Years Ended December 31,
	2011	2010	2009
Net increase/(decrease) in cash and cash equivalents	3,017	3,501	(6,755)
Cash and cash equivalents, beginning of year	9,486	5,985	12,740

Cash and cash equivalents, end of year	$12,503	$9,486	$5,985

Supplemental Information:
Interest paid during the year, net of amounts capitalized	$168,577	$154,843	$164,357
Non-cash transactions:
Real estate acquired in asset exchange	268,853	—	—
Real estate disposed in asset exchange	192,576	—	—
Contingent consideration accrued in business combination	3,000	—	—
OP Units issued in partial consideration for property acquisitions	111,034	—	—
Secured debt assumed in the acquisitions of properties, including asset exchange	278,657	91,442	—
Secured debt transferred in asset exchange	55,356	—	—
Fair market value adjustment of secured debt assumed in acquisitions of properties, including asset exchange	26,880	1,820	—
Fair market value of land contributed by non-controlling interest	4,078	—	—
Non-cash consideration to acquire non-real estate asset	6,864	—	—
Conversion of operating partnership non-controlling interests to Common Stock (12,511 in 2011; 923,944 in 2010; and 2,130,452 in 2009)	287	18,429	21,117
Retirement of fully depreciated assets	—	8,680	4,407
Issuance of restricted stock awards	6	16	2
Payment of Special Dividend through the issuance of 11,358,042 shares of Common Stock	—	—	132,787

See accompanying notes to consolidated financial statements.

UDR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands, except per share data)

					Paid-in Capital	Distributions in Excess of Net Income	Accumulated Other Comprehensive Income/(Loss)	Non-controlling interest	Total
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance, December 31, 2008	7,234,512	$157,339	137,423,074	$1,374	$1,717,940	$ (448,737)	$ (11,927)	$3,350	$1,419,339
Net loss attributable to UDR, Inc.	—	—	—	—	—	(87,532)	—	—	(87,532)
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	191	191
Other comprehensive income	—	—	—	—	—	—	11,929		11,929
Issuance of common and restricted shares	—	—	193,882	2	8,262	—	—	—	8,264
Issuance of common shares through public offering, net of issuance costs	—	—	4,460,032	45	67,186				67,231
Redemption of 997,738 shares of 6.75% Series G Cumulative
Redeemable Shares	(997,738)	(24,944)	—	—	853	2,586	—	—	(21,505)
Purchase of common shares	—	—	(100,000)	(1)	(797)	—	—	—	(798)
Adjustment for conversion of non-controlling interest in Series B and C LLC Series C, D and E LLC	—	—	—	—	1,456	—	—	—	1,456
Adjustment for conversion of non-controlling interests of unitholders in operating partnerships	—	—	2,130,452	21	21,096	—	—	—	21,117
Issuance of common shares through special dividend	—	—	11,358,042	114	132,673	—	—	—	132,787
Common stock distributions declared ($0.845 per share)	—	—	—	—	—	(127,066)	—	—	(127,066)
Preferred stock distributions declared-Series E ($1.3288 per share)	—	—	—	—	—	(3,724)	—	—	(3,724)
Preferred stock distributions declared-Series G ($1.6875 per share)	—	—	—	—	—	(7,188)	—	—	(7,188)
Adjustment to reflect redeemable non-controlling redemption value	—	—	—	—	—	(15,519)	—		(15,519)

Balance, December 31, 2009	6,236,774	132,395	155,465,482	1,555	1,948,669	(687,180)	2	3,541	1,398,982

Net loss attributable to UDR, Inc.	—	—	—	—	—	(102,899)	—		(102,899)
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	146	146
Other comprehensive loss	—	—	—	—	—	—	(3,471)	—	(3,471)
Issuance of common and restricted shares	—	—	1,562,537	16	15,710	—	—	—	15,726
Issuance of common shares through public offering	—	—	24,544,367	245	467,319				467,564
Repurchase of 27,400 shares of 6.75% Series G Cumulative Redeemable Shares	(27,400)	(685)			23	25	—	—	(637)
Adjustment for conversion of non-controlling interests of unitholders in operating partnerships	—	—	923,944	9	18,420	—	—	—	18,429
Common stock distributions declared ($0.73 per share)	—	—	—	—	—	(126,086)	—	—	(126,086)
Preferred stock distributions declared-Series E ($1.3288 per share)	—	—	—	—	—	(3,726)	—	—	(3,726)
Preferred stock distributions declared-Series G ($1.6875 per share)	—	—	—	—	—	(5,762)	—	—	(5,762)
Adjustment to reflect redeemable non-controlling redemption value	—	—	—	—	—	(48,236)	—		(48,236)

Balance, December 31, 2010	6,209,374	$131,710	182,496,330	1,825	2,450,141	(973,864)	(3,469)	3,687	1,610,030

Net income attributable to UDR, Inc.	—	—	—	—	—	20,023	—		20,023
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	167	167
Other comprehensive loss	—	—	—	—	—	—	(10,433)	—	(10.433)
Issuance of common and restricted shares	—	—	615,752	6	10,996	—	—	—	11,002
Issuance of common shares through public offering	—	—	36,525,632	366	879,388				879,754
Repurchase of 141,200 shares of 6.75% Series G Cumulative Redeemable Shares	(141,200)	(3,530)			108	(175)	—	—	(3,597)
Adjustment for conversion of non-controlling interests
of unitholders in operating partnerships	—	—	12,511	—	287	—	—	—	287
Acquistion of noncontrolling interest	—	—	—	—	(450)	—	—	—	(450)
Increase in non-controlling interest from business combination, net	—	—	—	—	—	—	—	880	880
Common stock distributions declared ($0.80 per share)	—	—	—	—	—	(165,590)	—	—	(165,590)
Preferred stock distributions declared-Series E ($1.3288 per share)	—	—	—	—	—	(3,724)	—	—	(3,724)
Preferred stock distributions declared-Series G ($1.6875 per share)	—	—	—	—	—	(5,587)	—	—	(5,587)
Adjustment to reflect redeemable non-controlling redemption value	—	—	—	—	—	(13,978)	—		(13,978)

Balance, December 31, 2011	6,068,174	$128,180	219,650,225	$2,197	$3,340,470	$(1,142,895)	$(13,902)	$4,734	$2,318,784

See accompanying notes to consolidated financial statements.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

1. CONSOLIDATION AND BASIS OF PRESENTATION

Organization, formation and special dividend

UDR, Inc. (“UDR”, the “Company” “we” or “our”) is a self-administered real estate investment trust, or REIT, that owns, operates, acquires, renovates, develops, redevelops, and manages apartment communities generally in high barrier-to-entry markets located in the United States. The high barrier-to-entry markets are characterized by limited land for new construction, difficult and lengthy entitlement process, expensive single-family home prices and significant employment growth potential. At December 31, 2011, our apartment portfolio consisted of 163 consolidated communities located in 22 markets consisting of 47,343 apartment homes. In addition, the Company has an ownership interest in 10,496 apartment homes through unconsolidated joint ventures.

On November 5, 2008, our Board of Directors declared a dividend of $1.29 per share (“the Special Dividend”) payable to holders of our Common Stock. The Special Dividend was paid on January 29, 2009 to stockholders of record on December 9, 2008. The Special Dividend represented the Company’s 2008 fourth quarter recurring distribution of $0.33 per share and an additional special distribution in the amount of $0.96 per share due to taxable income arising from our disposition activity occurring during the year. Subject to the Company’s right to pay the entire Special Dividend in cash, stockholders had the option to make an election to receive payment in cash or in shares, however, the aggregate amount of cash payable to stockholders, other than cash payable in lieu of fractional shares, would not be less than $44.0 million.

The Special Dividend, totaling $177.1 million was paid on 137,266,557 Common Shares issued and outstanding on the record date. Approximately $133.1 million of the Special Dividend was paid through the issuance of 11,358,042 shares of Common Stock, which was determined based on the volume weighted average closing sales price of our Common Stock of $11.71 per share on the NYSE on January 21, 2009 and January 22, 2009.

Basis of presentation

The accompanying Consolidated Financial Statements of UDR includes its wholly-owned and/or controlled subsidiaries (see Note 5, Joint Ventures, for further discussion). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s subsidiaries include United Dominion Realty, L.P. (the “Operating Partnership”). As of December 31, 2011 and 2010, there were 184,281,253 and 179,909,408 units in the Operating Partnership outstanding, of which 174,859,951 units or 94.9% and 174,847,440 units or 97.2% were owned by UDR and 9,421,302 units or 5.1% and 5,061,968 units or 2.8% were owned by limited partners, respectively. The consolidated financial statements of UDR include the non-controlling interests of the unitholders in the Operating Partnership. The consolidated financial statements of UDR include the non-controlling interests of the unitholders in the Heritage OP prior to UDR’s ownership of 100% of 6,264,260 units outstanding in Heritage Communities LP as of December 31, 2009.

The Company evaluated subsequent events through the date its financial statements were issued. Except as disclosed in Note 18, Subsequent Events, no other recognized or non-recognized subsequent events were noted.

2. SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220), which provides that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. The ASU does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This requirement is effective for fiscal years and interim periods beginning after December 15, 2011 for the Company. The accompanying consolidated financial statements include a consolidated statement of comprehensive income/(loss) for each of the three years in the period ended December 31, 2011.

The FASB recently issued ASU Update No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. The amendments are being made to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820), which clarifies Topic 820, but also includes some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Finance Reporting Standards (“IFRS”). This is effective for periods beginning after December 15, 2011 for the Company. The Company does not expect a material impact on its consolidated financial position, results of operations, or cash flows as a result of this new guidance.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (ASU 2010-29), which addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in ASU 2010-29 also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The Company adopted the requirements of in ASU 2010-29, which were effective prospectively for the Company’s business combinations occurring during the year ended December 31, 2011. See Note 3, Real Estate Owned, for these disclosures.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements an amendment to ASC Topic 820, Fair Value Measurements and Disclosures (ASU 2010-06). This amendment provides for more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. With the exception for the requirement to disclose activity in Level 3 fair value measurements, which include purchases, sales, issuances and settlements in the rollforward activity, ASU 2010-06 was effective for the Company for our fiscal year beginning in January 1, 2010. Disclosures of rollforward activity in Level 3 fair value measurements was effective for the Company for the interim periods within and for the fiscal year beginning in January 1, 2011, and did not have a material impact on our consolidated financial position, results of operations or cash flows during the year ended December 31, 2011.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Real estate

Real estate assets held for investment are carried at historical cost and consist of land, buildings and improvements, furniture, fixtures and equipment and other costs incurred during their development, acquisition and redevelopment.

Expenditures for ordinary repair and maintenance costs are charged to expense as incurred. Expenditures for improvements, renovations, and replacements related to the acquisition and/or improvement of real estate assets are capitalized and depreciated over their estimated useful lives if the expenditures qualify as a betterment or the life of the related asset will be substantially extended beyond the original life expectancy.

UDR purchases real estate investment properties and records the tangible and identifiable intangible assets and liabilities acquired based on their estimated fair value. The primary, although not only, identifiable intangible asset associated with our portfolio is the value of existing lease agreements. When recording the acquisition of a community, we first assign fair value to the estimated intangible value of the existing lease agreements and then to the estimated value of the land, building and fixtures assuming the community is vacant. The Company estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. Depreciation on the building is based on the expected useful life of the asset and the in-place leases are amortized over their remaining average contractual life. Property acquisition costs are expensed as incurred.

Quarterly or when changes in circumstances warrant, UDR will assess our real estate portfolio for indicators of impairment. In determining whether the Company has indicators of impairment in our real estate assets, we assess whether the long-lived asset’s carrying value exceeds the community’s undiscounted future cash flows, which is representative of projected net operating income (“NOI”) plus the residual value of the community. Our future cash flow estimates are based upon historical results adjusted to reflect our best estimate of future market and operating conditions and our estimated holding periods. If such indicators of impairment are present and the carrying value exceeds the undiscounted cash flows of the community, an impairment loss is recognized equal to the excess of the carrying amount of the asset over its estimated fair value. Our estimates of fair market value represent our best estimate based primarily upon unobservable inputs related to rental rates, operating costs, growth rates, discount rates, capitalization rates, industry trends and reference to market rates and transactions.

For long-lived assets to be disposed of, impairment losses are recognized when the fair value of the asset less estimated cost to sell is less than the carrying value of the asset. Properties classified as real estate held for sale generally represent properties that are actively marketed or contracted for sale with the closing expected to occur within the next twelve months. Real estate held for sale is carried at the lower of cost, net of accumulated depreciation, or fair value, less the cost to sell, determined on an asset-by-asset basis. Expenditures for ordinary repair and maintenance costs on held for sale properties are charged to expense as incurred. Expenditures for improvements, renovations, and replacements related to held for sale properties are capitalized at cost. Depreciation is not recorded on real estate held for sale.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 35 years for buildings, 10 to 35 years for major improvements, and 3 to 10 years for furniture, fixtures, equipment, and other assets. As of December 31, 2011 and 2010, the amount of our net intangible assets which are reflected in “Other assets” was $21.4 million and $13.3 million, respectively. As of December 31, 2011 and 2010, the amount of our net intangible liabilities which are reflected in “Accounts payable, accrued expenses, and other liabilities” was $5.9 million and $3.9 million in our Consolidated Balance Sheets. The balances are being amortized over the remaining life of the respective intangible.

All development projects and related costs are capitalized and reported on the Consolidated Balance Sheets as “Real estate under development”. As each building in a project is completed and becomes available for lease-up, the Company ceases capitalization and the assets are depreciated over their estimated useful life. The costs of development projects which include interest, real estate taxes, insurance, and allocated development overhead related to support costs for personnel working directly on the development site are capitalized during the construction period. During the years ended 2011, 2010, and 2009, total interest capitalized was $13.0 million, $12.5 million, and $16.9 million, respectively.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits with financial institutions and short-term, highly liquid investments. We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The majority of the Company’s cash and cash equivalents are held at major commercial banks.

Restricted cash

Restricted cash consists of escrow deposits held by lenders for real estate taxes, insurance and replacement reserves, and security deposits.

Marketable Securities

Marketable securities represented common stock in a publicly held company and were classified as “available-for-sale”. At December 31, 2010, the marketable securities were carried at an estimated fair value of $3.9 million, which consisted of a cost of $374,000 and gross unrealized gains of $3.5 million that was reported as a component of stockholders’ equity.

During the year ended December 31, 2011, the Company sold the marketable securities for $3.5 million, resulting in a gross realized gain of $3.1 million, which is included in “Other Income” on the Consolidated Statements of Operations. The cost of securities sold was based on the specific identification method. As a result of the sale, unrealized gains of $3.5 million were reclassified out of accumulated other comprehensive income/(loss) into earnings during the year ended December 31, 2011.

During the year ended December 31, 2010, the Company sold previously held corporate debt securities, which were classified as “available-for-sale”. Proceeds from the sale of these securities were $39.5 million, resulting in gross realized gains of $4.7 million. These gains are included in “Other income” in the Consolidated Statements of Operations. The amortization of any discount and interest income on these securities are also included in “Other Income” on the Consolidated Statements of Operations for the year ended December 31, 2010 and 2009.

Investment in joint ventures

We use the equity method to account for investments that qualify as variable interest entities where we are not the primary beneficiary and entities that we do not control or where we do not own a majority of the economic interest but have the ability to exercise significant influence over the operating and financial policies of the investee. Throughout these financial statements we use the term “joint venture” when referring to investments in entities in which we do not have a 100% ownership interest. The Company also uses the equity method when we function as the managing member and our joint venture partner has substantive participating rights or where we can be replaced by our joint venture partner as managing member without cause. For a joint venture accounted for under the equity method, our share of net earnings or losses is reflected as income/loss when earned/incurred and distributions are credited against our investment in the joint venture as received.

In determining whether a joint venture is a variable interest entity, the Company considers: the form of our ownership interest and legal structure; the size of our investment; the financing structure of the entity, including necessity of subordinated debt; estimates of future cash flows; ours and our partner’s ability to participate in the decision making related to acquisitions, disposition, budgeting and financing of the entity; obligation to absorb losses and preferential returns; nature of our partner’s primary operations; and the degree, if any, of disproportionally between the economic and voting interests of the entity. As of December 31, 2011, the Company did not assess any of our joint ventures as variable interest entities where UDR was the primary beneficiary.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

We evaluate our investments in unconsolidated joint ventures for events or changes in circumstances that indicate there may be an other-than-temporary decline in value. We consider various factors to determine if a decrease in the value of the investment is other-than-temporary. These factors include, but are not limited to, age of the venture, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, the fair value of the property of the joint venture, and the relationships with the other joint venture partners and its lenders. The amount of loss recognized is the excess of the investment’s carrying amount over its estimated fair value. If we believe that the decline in fair value is temporary, no impairment is recorded. The aforementioned factors are taken into consideration as a whole by management in determining the valuation of our equity method investments. Should the actual results differ from management’s judgment, the valuation could be negatively affected and may result in a negative impact to our Consolidated Financial Statements.

Derivative financial instruments

The Company utilizes derivative financial instruments to manage interest rate risk and generally designates these financial instruments as cash flow hedges. Derivative financial instruments are recorded on our Consolidated Balance Sheets as either an asset or liability and measured quarterly at their fair value. The changes in fair value for cash flow hedges that are deemed effective are reflected in other comprehensive income and for non-designated derivative financial instruments in earnings. The ineffective component of cash flow hedges, if any, is recorded in earnings.

Redeemable noncontrolling interests in the Operating Partnership

Interests in the Operating Partnership held by limited partners are represented by Operating Partnership units (“OP Units”). Income is allocated to holders of OP Units based upon net income available to common stockholders and the weighted average number of OP Units outstanding to total common shares plus OP Units outstanding during the period. Capital contributions, distributions, and profits and losses are allocated to non-controlling interests in accordance with the terms of the individual partnership agreements.

Limited partners have the right to require the Operating Partnership to redeem all or a portion of the OP Units held by the limited partner at a redemption price equal to and in the form of the Cash Amount (as defined in the limited partnership agreement of the Operating Partnership (the “Partnership Agreement”)), provided that such OP Units have been outstanding for at least one year. UDR, as the general partner of the Operating Partnership may, in its sole discretion, purchase the OP Units by paying to the limited partner either the Cash Amount or the REIT Share Amount (generally one share of Common Stock of the Company for each OP Unit), as defined in the Partnership Agreement. Accordingly, the Company records the OP Units outside of permanent equity and reports the OP Units at their redemption value, equivalent to the fair value of a share of UDR common stock, at each balance sheet date.

Revenue and real estate sales gain recognition

Rental income related to leases is recognized on an accrual basis when due from residents in accordance with FASB ASC 840, Leases and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition”. Rental payments are generally due on a monthly basis and recognized when earned. The Company recognizes interest income, management and other fees and incentives when earned, fixed and determinable.

The Company accounts for sales of real estate in accordance with FASB ASC 360-20, Real Estate Sales. For sale transactions meeting the requirements for full accrual profit recognition, such as the Company no longer having continuing involvement in the property, we remove the related assets and liabilities from our Consolidated Balance Sheets and record the gain or loss in the period the transaction closes. For sale transactions that do not meet the full accrual sale criteria due to our continuing involvement, we evaluate the nature of the continuing involvement and account for the transaction under an alternate method of accounting.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Sales to entities in which we retain or otherwise own an interest are accounted for as partial sales. If all other requirements for recognizing profit under the full accrual method have been satisfied and no other forms of continuing involvement are present, we recognize profit proportionate to the outside interest in the buyer and defer the gain on the interest we retain. The Company recognizes any deferred gain when the property is sold to a third party. In transactions accounted by us as partial sales, we determine if the buyer of the majority equity interest in the venture was provided a preference as to cash flows in either an operating or a capital waterfall. If a cash flow preference has been provided, we recognize profit only to the extent that proceeds from the sale of the majority equity interest exceed costs related to the entire property.

Income taxes

UDR is operated as, and elects to be taxed as a REIT. Generally, a REIT complies with the provisions of the Internal Revenue Code if it meets certain requirements concerning its income and assets, as well as if it distributes at least 90% of its REIT taxable income to its stockholders and will not be subject to U.S. federal income taxes if it distributes at least 100% of its income. Accordingly, no provision has been made for federal income taxes of the REIT. UDR is subject to certain state and local excise or franchise taxes, for which provision has been made. If we fail to qualify as a REIT in any taxable year, our taxable income will be subject to United States Federal income tax at regular corporate rates (including any applicable alternative minimum tax). Even if we qualify as a REIT, we may be subject to certain state and local income taxes and to United States Federal income tax. We also will be required to pay a 100% tax on non-arms length transactions between us and a taxable REIT subsidiary and on any net income from sales of property that the IRS successfully asserts was property held for sale to customers in the ordinary course.

UDR elected for certain consolidated subsidiaries to be treated as Taxable REIT Subsidiaries (“TRS”) relating to the Company’s development activities. Income taxes for our TRS are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rate is recognized in earnings in the period of the enactment date.

Discontinued operations

For properties accounted for under FASB ASC 360, Property, Plant and Equipment (“Topic 360”), the results of operations for those properties sold during the year or classified as held-for-sale at the end of the current year are classified as discontinued operations in the current and prior periods pursuant to FASB ASC 205-20, Presentation of Financial Statements – Discontinued Operations (“Topic 205-20”). Further, to meet the discontinued operations criteria, the Company will not have any significant continuing involvement in the ownership or operation of the property after the sale or disposition. Once a property is classified as held-for-sale, depreciation is no longer recorded. However, if the Company determines that the property no longer meets the criteria for held-for-sale, the Company will recapture any unrecorded depreciation on the property. (See Note 4, Discontinued Operations for further discussion).

Earnings per share

Basic earnings per Common Share is computed based upon the weighted average number of Common Shares outstanding during the year. Diluted earnings per Common Share is computed based upon Common Shares outstanding plus the effect of dilutive stock options and other potentially dilutive Common Stock equivalents. The dilutive effect of OP units, stock options and other potentially dilutive Common Stock equivalents is determined using the treasury stock method based on UDR’s average stock price.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

The following table sets forth the computation of basic and diluted earning per share (dollars in thousands, except per share amounts):

	Years Ended December 31,
	2011	2010	2009
Numerator for earnings per share - basic and diluted:
Net income/(loss) attributable to common stockholders	$10,537	$(112,362)	$(95,858)

Denominator for earnings per share - basic and diluted:
Weighted average common shares outstanding	202,573	167,365	150,067
Non-vested restricted stock awards	(1,279)	(1,508)	(977)

Denominator for basic and diluted earnings per share	201,294	165,857	149,090

Net income/(loss) attributable to common stockholders - basic and diluted	$0.05	$(0.68)	$(0.64)

The effect of the conversion of the OP Units, convertible Preferred Stock, convertible debt, stock options, and restricted stock is not dilutive and is therefore not included in the above calculations as the Company reported a loss from continuing operations for the years ended December 31, 2011, 2010, 2009.

If the operating partnership units were converted to Common Stock, the additional shares of Common Stock outstanding for the years ended December 31, 2011, 2010, and 2009 would be 7,601,693; 5,711,275; and 6,705,624 weighted average Common Shares, respectively.

If the convertible Preferred Stock were converted to Common Stock, the additional shares of Common Stock outstanding would be 3,035,548 weighted average Common Shares for the years ended December 31, 2011, 2010 and 2009.

If the stock options and unvested restricted stock were converted to Common Stock, the additional weighted average Common Shares outstanding using the treasury stock method for the three years ended December 31, 2011, 2010, and 2009 would be 2,154,739; 2,296,097; and 729,592 weighted average Common Shares, respectively.

Stock-based employee compensation plans

UDR accounts for its stock-based employee compensation plans in accordance with FASB ASC 718, Compensation- Stock Compensation. This standard requires an entity to measure the cost of employee services received in exchange for an award of an equity instrument based on the award’s fair value on the grant date and recognize the cost over the period during which the employee is required to provide service in exchange for the award, which is generally the vesting period. The fair value for stock options issued by the Company is calculated utilizing the Black-Scholes-Merton formula. For performance based awards, the Company remeasures the fair value each balance sheet date with adjustments made on a cumulative basis until the award is settled and the final compensation is known.

Advertising costs

All advertising costs are expensed as incurred and reported on the Consolidated Statements of Operations within the line item “Administrative and marketing”. During 2011, 2010, and 2009, total advertising expense was $5.4 million, $6.4 million, and $5.7 million, respectively.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Cost of raising capital

Costs incurred in connection with the issuance of equity securities are deducted from stockholders’ equity. Costs incurred in connection with the issuance or renewal of debt are subject to the provisions of FASB ASC 470-50, Debt Modification and Extinguishment. Accordingly, if the terms of the renewed or modified debt instrument are deemed to be substantially different (i.e. a 10 percent or greater difference in the cash flows between instruments), all unamortized financing costs associated with the extinguished debt are charged to earnings in the current period. When the cash flows are not substantially different, the costs associated with the renewal or modification are capitalized and amortized into interest expense over the remaining term of the related debt instrument and other related costs are expensed. The balance of any unamortized financing costs associated with retired debt is expensed upon retirement. Deferred financing costs for new debt instruments include fees and costs incurred by the Company to obtain financing. Deferred financing costs are generally amortized on a straight-line basis, which approximates the effective interest method, over a period not to exceed the term of the related debt.

Comprehensive income

Comprehensive income, which is defined as all changes in equity during each period except for those resulting from investments by or distributions to stockholders, is displayed in the accompanying Consolidated Statements of Comprehensive Income/(Loss). For each of the three years ended December 31, 2011, 2010, and 2009 other comprehensive income/(loss) consisted of the change in fair value of marketable securities, the change in the fair value of effective cash flow hedges, and the allocation of other comprehensive income/(loss) to redeemable non-controlling interests.

Use of estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the current financial statement presentation.

Market concentration risk

The Company is subject to increased exposure from economic and other competitive factors specific to markets where the Company holds a significant percentage of the carrying value of its real estate portfolio. At December 31, 2011, the Company held greater than 10% of the carrying value of its real estate portfolio in the Orange County, California; Metropolitan DC; and New York, New York markets.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

3. REAL ESTATE OWNED

Real estate assets owned by the Company consist of income producing operating properties, properties under development, land held for future development and properties deemed as held for sale. As of December 31, 2011, the Company owned and consolidated 163 communities in 11 states and the District of Columbia totaling 47,343 apartment homes. The following table summarizes the carrying amounts for our real estate owned (at cost) as of December 31, 2011 and 2010 (dollar amounts in thousands):

	December 31,
	2011	2010
Land	$1,821,762	$1,515,375
Depreciable property - held and used:
Building and improvements	5,203,484	3,909,181
Furniture, fixtures and equipment	244,101	225,447
Under development:
Land	115,198	61,557
Construction in progress	131,601	35,462
Held for sale:
Land	98,340	269,185
Building and improvements	410,123	787,273
Furniture, fixtures and equipment	49,862	77,867

Real estate owned	8,074,471	6,881,347
Accumulated depreciation	(1,831,727)	(1,638,326)

Real estate owned, net	$6,242,744	$5,243,021

The following table summarizes UDR’s real estate community acquisitions for the year ended December 31, 2011 (dollar amounts in thousands):

Property Name	Market	Acquisition Date	Units	Purchase Price (a)
10 Hanover Square	New York, NY	April 2011	493	$259,750
388 Beale	San Francisco, CA	April 2011	227	90,500
14 North	Boston, MA	April 2011	387	64,500
Inwood West	Boston, MA	April 2011	446	108,000
View 14	Metropolitan D.C.	June 2011	185	105,538
Rivergate	New York, NY	July 2011	706	443,403
21 Chelsea	New York, NY	August 2011	210	138,930
95 Wall	New York, NY	August 2011	507	328,914

			3,161	$1,539,535

(a)	The purchase price is the contractual sales price between UDR and the third party and does not include any costs that the Company incurred in the pursuit of the property or the recorded difference between the agreed upon value and the fair value of the OP Units issued as part of the consideration paid.

During the year ended December 31, 2011, the Company also acquired three parcels of land located in Huntington Beach, California; Addison, Texas; and Boston, Massachusetts for a gross purchase price of $34.3 million.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

During the year ended December 31, 2011, the Company entered into a joint venture to acquire and redevelop an existing commercial property. See Note 5, Joint Ventures.

In April 2011, the Company and the Operating Partnership closed on the acquisition of 10 Hanover Square. The community was acquired for $259.8 million, which included assumed debt with a fair value of $208.1 million, and the issuance of 2,569,606 OP Units of the Operating Partnership. The OP Units were deemed to have an agreed upon value equal to the greater of $25.00 or the volume weighted average closing price per share of the Company’s common stock for the 10 day period ended on (and including) the date one business day prior to the settlement date. For purchase price accounting purposes, the fair value of these OP units was $24.47 at the settlement date.

In April 2011, the Company and the Operating Partnership completed a $500.0 million asset exchange whereby UDR acquired 388 Beale, and the Operating Partnership acquired 14 North, and Inwood West. The communities acquired were valued at $263.0 million representing their estimated fair value. The Company paid $28.1 million of cash and assumed debt with a fair value of $61.7 million. UDR sold two multifamily apartment communities (434 homes) and the Operating Partnership sold four multifamily apartment communities (984 homes) located in California as part of the transaction. (See Note 4, Discontinued Operations, for further discussion of real estate community dispositions.)

In August 2011, the Company and the Operating Partnership closed on the acquisition of 95 Wall. The community was acquired for $328.9 million, which included the issuance of 1,802,239 OP Units of the Operating Partnership. The OP Units were deemed to have an agreed upon value equal to the greater of $25.00 or the volume weighted average closing price per share of the Company’s common stock for the 10 day period ended on (and including) the date one business day prior to the settlement date. For purchase price accounting purposes, the fair value of these OP units was $26.71 at the settlement date.

The Company records the fair value of the tangible and identifiable intangible assets and liabilities acquired based on their estimated fair value. When recording the acquisition of a community, the Company first assigns fair value to the estimated intangible value of the existing lease agreements and then to the estimated value of the land, building and fixtures assuming the community is vacant. The primary, although not only, identifiable intangible asset associated with our portfolio is the value of existing lease agreements. The Company estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up.

Total acquisition value of the communities, including the difference between the agreed upon value of the OP Units and the fair value of the OP Units issued at the acquisition date (if applicable), was recorded $301.7 million to land; $1.2 billion to buildings and improvements; $6.1 million to furniture, fixtures, and equipment; $39.6 million to intangible assets; $3.1 million to intangible below market lease liabilities; and $305.5 million to assumed debt.

The Company’s results of operations include operating revenues of $58.4 million and loss from continuing operations of $26.9 million of the acquired properties from the acquisition dates to December 31, 2011.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

The unaudited pro forma information below summarizes the Company’s combined results of operations for the years ended December 31, 2011, and 2010 as though the above acquisitions were completed on January 1, 2010. The information for the years ended December 31, 2011 and 2010 includes pro forma results for the portion of the period prior to the acquisition date and actual results from the date of acquisition through the end of the period. The supplemental pro forma operating data is not necessarily indicative of what the actual results of operations would have been assuming the transaction had been completed as set forth above, nor does it purport to represent the Company’s results of operations for future periods (in thousands except for per share amounts).

	December 31,
	2011	2010
Pro forma revenues	$672,074	$576,494
Pro forma loss attributable to common stockholders	(4,309)	(109,442)
Proforma loss attributable to common stockholders - basic	(0.02)	(0.64)
Pro forma loss attributable to common stockholders - diluted	(0.02)	(0.64)

During the year ended December 31, 2010, the Company acquired five operating communities with 1,374 apartment homes for a total purchase price of $412.0 million and a parcel of land for a total gross purchase price of $23.6 million.

During the year ended December 31, 2009, the Company acquired one community with 289 apartment homes in Dallas, Texas.

The Company incurred $4.8 million, $2.9 million and $0 of acquisition-related costs during the years ended December 31, 2011, 2010 and 2009, respectively. These expenses are classified on the Consolidated Statements of Operations in the line item entitled “General and administrative”.

4. DISCONTINUED OPERATIONS

The results of operations for properties sold during the year or designated as held for sale at the end of the year are classified as discontinued operations for all periods presented. Properties classified as real estate held for sale generally represent properties that are actively marketed or contracted for sale with the closing expected to occur within the next twelve months. The application of Topic 360 does not have an impact on net income available to common stockholders. The application of Topic 360 results in the retrospective reclassification of the operating results of all properties sold or classified as held for sale through March 31, 2012, within the Consolidated Statements of Operations for the years ended December 31, 2011, 2010, and 2009, and the retrospective reclassification of the assets and liabilities within the Consolidated Balance Sheets as of December 31, 2011 and 2010, if applicable. During the three months ended March 31, 2012, the Company sold six communities (1,576 homes). At March 31, 2012, UDR has 14 communities with a total of 4,918 homes classified as real estate held for disposition. The results of operations of these communities have been retrospectively included in Discontinued Operations in the Consolidated Statement of Operations. In addition, the assets and liabilities related to these communities have been retrospectively classified as held for sale in the Consolidated Balance Sheets. The gain on sale and the results of operations from these properties are classified on the Consolidated Statements of Operations in the line item entitled “Income from discontinued operations”.

During the year ended December 31, 2011, the Company sold 18 apartment home communities (4,488 homes), which included 6 apartment home communities (1,418 homes) sold in conjunction with an asset exchange in April 2011, for a total sales price of $593.4 million. During the year ended December 31, 2011, UDR recognized gains on the sale of apartment home communities for financial reporting purposes of $138.5 million, which is also included in discontinued operations.

During the year ended December 31, 2010, UDR sold one apartment home community (149 homes). UDR recognized gains for financial reporting purposes of $4.1 million, which is included in discontinued operations.

For the year ended December 31, 2009, the Company did not dispose of any apartment home communities.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

The following is a summary of income from discontinued operations for the years ended December 31, (dollars in thousands):

	December 31,
	2011	2010	2009
Rental income	$107,963	$121,318	$111,244
Non-property income	—	1,845	—

	107,963	123,163	111,244
Rental expenses	40,724	47,296	40,204
Property management fee	2,970	3,337	3,060
Real estate depreciation	43,555	57,858	50,878
Interest	1,967	7,338	6,066
Other expense	227	75	170

	89,443	115,904	100,378
Income before net gain on the sale of depreciable property and income taxes	18,520	7,259	10,866
Gain on the sale of depreciable property	138,508	4,083	2,424
Income tax expense	(13,218)	—	—

Income from discontinued operations	$143,810	$11,342	$13,290

5. JOINT VENTURES

UDR has entered into joint ventures with unrelated third parties to acquire real estate assets that are either consolidated and included in real estate owned on our Consolidated Balance Sheets or are accounted for under the equity method of accounting, and are included in investment in unconsolidated joint ventures on our Consolidated Balance Sheets. The Company consolidates an entity in which we own less than 100% but control the joint venture. In addition, the Company would consolidate any joint venture in which we are the general partner or managing member and the third party does not have the ability to substantively participate in the decision-making process nor the ability to remove us as general partner or managing member without cause.

UDR’s joint ventures are funded with a combination of debt and equity. Our losses are limited to our investment and except as noted below, the Company does not guarantee any debt, capital payout or other obligations associated with our joint venture portfolio.

Consolidated Joint Ventures

In August 2011, the Company invested in a joint venture with an unaffiliated third party to acquire and redevelop an existing commercial property into a 173 apartment home community in Orange County, California. At closing the Company contributed $9.0 million and at December 31, 2011, UDR owned a 90% controlling interest in the investment. Under the terms of the operating agreement, our partner is required to achieve certain criteria as it relates to the entitlement process. If the criteria are met on or before 730 days after the site plan application is deemed complete by the city, the Company is obligated to contribute an additional $3.0 million to the joint venture for distribution to our partner. At the acquisition date, the Company accrued and capitalized $3.0 million related to the contingent consideration, which represents the difference between fair value of the property of $9.8 million on the formation date and the estimated fair value of the underlying property upon completion of the entitlement process of $12.8 million. The Company estimated the fair value based on Level 3 inputs utilized in a third party valuation.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

During the year ended December 31, 2011, the Company paid $450,000 to acquire from our partner its remaining 2% noncontrolling interests in the 989 Elements, Elements Too, and Bellevue joint ventures. The consideration paid in excess of the book value of the noncontrolling interest, is reflected as a reduction of the Company’s equity.

Unconsolidated Joint Ventures

The Company recognizes earnings or losses from our investments in unconsolidated joint ventures consisting of our proportionate share of the net earnings or loss of the joint ventures. In addition, we may earn fees for providing management services to the unconsolidated joint ventures. As of December 31, 2011, UDR had investments in the following unconsolidated joint ventures which are accounted for under the equity method of accounting.

In November 2010, the Company acquired The Hanover Company’s (“Hanover”) partnership interests in the Hanover/MetLife Master Limited Partnership (“UDR/MetLife I”) at a cost of $100.8 million. UDR/MetLife I owns a portfolio of 26 operating communities containing 5,748 apartment homes and 10 land parcels with the potential to develop approximately 2,000 (unaudited) additional apartment homes. Under the terms of UDR/MetLife I, UDR acts as the general partner and earns fees for property and asset management and financing transactions.

UDR has a weighted average ownership interest of 12.27% in the operating communities and 4.11% in the land parcels. The initial investment of $100.8 million consisted of $71.8 million in cash, which included associated transaction costs, and a $30.0 million payable (includes present value discount of $1.0 million) to Hanover. UDR agreed to pay the $30.0 million balance to Hanover in two interest free installments in the amounts of $20.0 million (paid in November 2011) and $10.0 million on the first and second anniversaries of the closing, respectively. The $30.0 million payable was recorded at its present value of $29.0 million using an effective interest rate of 2.67%. At December 31, 2011 and 2010, the net carrying value of the payable was $9.8 million and $29.1 million, respectively. Interest expense of $697,000 and $129,000 was recorded during the years ended December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, the Company’s investment was $133.8 million and $122.2 million, respectively.

UDR’s total cost of its equity investment of $100.8 million differed from the proportionate share in the underlying net assets of UDR/MetLife I of $111.4 million. The difference of $10.6 million was attributable to certain assets and adjustments that were allocated to UDR’s proportionate share in UDR/MetLife I’s buildings of $8.4 million, land of $3.9 million, and ($1.6 million) of lease intangible assets. With the exception of land, the difference related to buildings is amortized and recorded as a component of loss from unconsolidated entities over 45 years and the difference related to lease intangible assets was amortized and recorded as a component of loss from unconsolidated entities over 11 months with the offset to the Company’s carrying value of its equity investment. During the years ended December 31, 2011 and 2010, the Company recorded $1.1 million and $264,000 of amortization, respectively.

In connection with the purchase of Hanover’s interests in UDR/MetLife I, UDR agreed to indemnify Hanover from liabilities arising from Hanover’s guaranty of $506.0 million in loans ($51.0 million outstanding at December 31, 2011) which are secured by a security interest in the operating communities subject to the respective loans. The loans are to the sub-tier partnerships which own the 26 operating communities. The Company anticipates that the balance of these loans will be refinanced by UDR/MetLife I over the next twelve months.

In October 2010, the Company entered into a joint venture to develop a 240-home community in Stoughton, Massachusetts. At December 31, 2011 and 2010, UDR owned a noncontrolling interest of 95% in the joint venture. Our initial investment was $10.0 million. Our investment at December 31, 2011 and 2010 was $17.2 million and $10.3 million, respectively.

In May 2011, the Company entered into a joint venture to develop a 263-home community in San Diego, California. At December 31, 2011 and at closing, UDR owned a noncontrolling interest of 95% in the joint venture. Our initial investment was $9.9 million and our investment at December 31, 2011 was $12.1 million.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

In June 2011, UDR/MetLife I sold a parcel of land to a joint venture, in which the Company is a partner, to develop a 256-home community in College Park, Maryland. At December 31, 2011 and at closing, UDR owned a noncontrolling interest of 95% in the joint venture. Our initial investment was $7.1 million and our investment at December 31, 2011 was $8.6 million.

UDR is a partner with an unaffiliated third party, which formed a joint venture for the investment of up to $450.0 million in multifamily properties located in key, high barrier to entry markets such as Metropolitan Washington D.C. The partners will contribute equity of $180.0 million of which the Company’s maximum equity will be 30% or $54.0 million when fully invested. In 2010, the joint venture acquired its first property (151 homes). During the year ended December 31, 2011, the joint venture acquired two additional properties (509 homes). At December 31, 2011 and 2010, the Company owned a 30% interest in the joint venture. Our investment at December 31, 2011 and 2010 was $34.1 million and $5.2 million, respectively.

UDR is a partner with an unaffiliated third party which owns and operates 10 operating properties located in Texas (3,992 homes). UDR contributed cash and a property equal to 20% of the fair value of the properties. The unaffiliated member contributed cash equal to 80% of the fair value of the properties comprising the joint venture, which was then used to purchase the nine operating properties from UDR. Our initial investment was $20.4 million. Our investment at December 31, 2011 and 2010 was $7.1 million and $10.3 million, respectively.

We evaluate our investments in unconsolidated joint ventures for events or changes in circumstances that indicate there may be an other-than-temporary decline in value. We consider various factors to determine if a decrease in the value of the investment is other-than-temporary. Prior to their consolidation and during the year ended December 31, 2009, we recognized a non-cash charge of $16.0 million representing the other-than-temporary decline in the fair values below the carrying values of two of the Company’s Bellevue, Washington joint ventures, which were previously accounted for under the equity method. The Company did not recognize any other-than-temporary decrease in the value of its other investments in unconsolidated joint ventures during the years ended December 31, 2011, 2010 and 2009.

Summarized combined financial information relating to all the unconsolidated joint ventures operations (not just our proportionate share), is presented below for the years ended December 31, (dollars in thousands):

	Year ended December 31,
	2011	2010	2009 (a)
For the year ended:
Revenues	$201,368	$60,234	$48,575
Real estate depreciation and amortization	69,290	28,744	21,133
Net loss	(21,724)	(29,737)	(11,719)
UDR recorded loss from unconsolidated entities	6,352	4,204	18,665

(a)	Includes results of operations of joint ventures previously accounted for under the equity method through the effective date of consolidation.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Combined summary balance sheets relating to all the unconsolidated joint ventures (not just our proportionate share) is presented below for the years ended December 31, (dollars in thousands):

	2011	2010
Real estate, net	$2,908,623	$2,692,167
Total assets	2,998,866	2,807,886
Amount due to UDR	6,251	672
Third party debt	1,499,419	1,524,872
Total liabilities	1,561,396	1,580,733
Total Equity	1,437,470	1,227,153
Equity held by non-controlling interest	14,641	14,537

As of December 31, 2011and 2010, the Company had deferred fees and deferred profit from the sale of properties to a joint venture of $29.1 million and $28.9 million, respectively, the majority of which the Company will not recognize until the underlying properties are sold to a third party. The Company recognized $9.6 million, $3.2 million, and $1.9 million of management fees during the years ended December 31, 2011, 2010, and 2009, respectively, for our management of the joint ventures. The management fees are classified in “Other Income” in the Consolidated Statements of Operations.

At December 31, 2011, the Company is obligated to make additional capital contributions of $67.3 million to fund our unconsolidated development joint ventures. The Company may, in the future, make additional capital contributions to certain of our other joint ventures should additional capital contributions be necessary to fund acquisitions and operating shortfalls.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

6. SECURED DEBT

Our secured debt instruments generally feature either monthly interest and principal or monthly interest-only payments with balloon payments due at maturity. For purposes of classification of the following table, variable rate debt with a derivative financial instrument designated as a cash flow hedge is deemed as fixed rate debt due to the Company having effectively established a fixed interest rate for the underlying debt instrument. Secured debt, including debt related to real estate under development and held for sale, which encumbers $3.1 billion or 38.3% of UDR’s total real estate owned based upon gross book value ($5.0 billion or 61.7% of UDR’s real estate owned based on gross book value is unencumbered) consists of the following as of December 31, 2011 (dollars in thousands):

			For the Year Ended December 31, 2011
	Principal Outstanding		Weighted Average Interest Rate	Weighted Average Years to Maturity	Number of Communities Encumbered
	December 31,
	2011	2010
Fixed Rate Debt
Mortgage notes payable	$590,208	$292,236	5.10%	4.7	10
Tax-exempt secured notes payable	—	13,325	NA	—	—
Fannie Mae credit facilities	744,509	897,318	5.14%	6.0	12

Total fixed rate secured debt	1,334,717	1,202,879	5.12%	5.4	22
Variable Rate Debt
Mortgage notes payable	151,685	405,641	2.08%	1.4	6
Tax-exempt secured notes payable	94,700	94,700	0.77%	10.6	2
Fannie Mae credit facilities	310,451	260,450	1.63%	4.6	28

Total variable rate secured debt	556,836	760,791	1.60%	4.8	36

Total secured debt	$1,891,553	$1,963,670	4.10%	5.2	58

UDR has five secured credit facilities with Fannie Mae with an aggregate commitment of $1.3 billion at December 31, 2011. The Fannie Mae credit facilities are for an initial term of 10 years, bear interest at floating and fixed rates, and certain variable rate facilities can be extended for an additional five years at our option. We have $744.5 million of the outstanding balance fixed at a weighted average interest rate of 5.14% and the remaining balance on these facilities is currently at a weighted average variable interest rate of 1.63%. Further information related to these credit facilities as of December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
	(dollar amounts in thousands)
Borrowings outstanding	$1,054,960	$1,157,768
Weighted average borrowings during the period ended	1,139,588	1,198,771
Maximum daily borrowings during the period ended	1,157,557	1,209,739
Weighted average interest rate during the period ended	4.4%	4.6%
Weighted average interest rate at the end of the period	4.1%	4.5%

The Company will from time to time acquire properties subject to fixed rate debt instruments. In those situations, management will record the secured debt at its estimated fair value and amortize any difference between the fair value and par to interest expense over the life of the underlying debt instrument. The unamortized fair market adjustment was a net premium of $24.1 million and $694,000 at December 31, 2011 and 2010.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Fixed Rate Debt

Mortgage notes payable. Fixed rate mortgage notes payable are generally due in monthly installments of principal and interest and mature at various dates from October 2012 through June 2032 and carry interest rates ranging from 3.25% to 6.76%. Mortgage notes payable includes debt associated with development activities.

Secured credit facilities. At December 31, 2011, the Company had $744.5 million outstanding of fixed rate secured credit facilities with Fannie Mae with a weighted average fixed interest rate of 5.14%.

Variable Rate Debt

Mortgage notes payable. Variable rate mortgage notes payable are generally due in monthly installments of principal and interest and mature at various dates from August 2012 through October 2014. The mortgage notes payable are based on LIBOR plus some basis points, which translate into interest rates ranging from 0.99% to 2.94% at December 31, 2011.

Tax-exempt secured notes payable. The variable rate mortgage notes payable that secure tax-exempt housing bond issues mature in August 2019 and March 2030. Interest on these notes is payable in monthly installments. The variable mortgage notes have interest rates of 0.57% to 0.85% as of December 31, 2011.

Secured credit facilities. At December 31, 2011, the Company had $310.5 million outstanding of variable rate secured credit facilities with Fannie Mae with a weighted average floating interest rate of 1.63%.

The aggregate maturities, including amortizing principal payments, of our secured debt due during each of the next five calendar years and thereafter are as follows (dollars in thousands):

	Fixed		Variable
Year	Mortgage Notes	Credit Facilities	Mortgage Notes	Tax-Exempt Notes Payable	Credit Facilities	Total Secured
2012	$65,480	$77,944	$64,345	$—	$99,042	$306,811
2013	23,378	38,632	62,490	—	—	124,500
2014	81,101	3,328	24,850	—	—	109,279
2015	201,691	3,522	—	—	—	205,213
2016	140,180	3,702	—	—	—	143,882
Thereafter	78,378	617,381	—	94,700	211,409	1,001,868

Total	$590,208	$744,509	$151,685	$94,700	$310,451	$1,891,553

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

7. UNSECURED DEBT

A summary of unsecured debt as of December 31, 2011 and 2010 is as follows (dollars in thousands):

	December 31,
	2011	2010
Commercial Banks
Borrowings outstanding under an unsecured credit facility due October 2015 (a), (i)	$421,000	$—
Borrowings outstanding under an unsecured credit facility due July 2012 (b)	—	31,750
Senior Unsecured Notes
5.00% Medium-Term Notes due January 2012	100,000	100,000
1.71% Term Notes due December 2016 (i)	100,000	100,000
6.05% Medium-Term Notes due June 2013	122,500	122,500
5.13% Medium-Term Notes due January 2014	184,000	184,000
5.50% Medium-Term Notes due April 2014 (net of discount of $157 and $226)	128,343	128,274
5.25% Medium-Term Notes due January 2015 (includes discount of $390 and $519) (c)	324,785	324,656
5.25% Medium-Term Notes due January 2016	83,260	83,260
2.90% Term Notes due January 2016 (d), (i)	250,000	100,000
2.27% Term Notes due January 2016 (d)	—	150,000
8.50% Debentures due September 2024	15,644	15,644
4.25% Medium-Term Notes due June 2018 (net of discount of $2,751) (e), (i)	297,249	—
4.00% Convertible Senior Notes due December 2035 (f), (g)	—	167,750
3.625% Convertible Senior Notes due September 2011 (net of Subtopic 470-20 discount of $1,138 at December 31, 2010) (h), (g)	—	95,961
Other	36	39

	1,605,817	1,572,084

	$2,026,817	$1,603,834

(a)	On October 25, 2011, the Company entered into a $900 million unsecured revolving credit facility, replacing the Company’s $600 million facility noted in (b) below. The unsecured credit facility has an initial term of four years and includes a one-year extension option, and contains an accordion feature that allows the Company to increase the facility to $1.35 billion. Based on the Company’s current credit ratings, the credit facility carries an interest rate equal to LIBOR plus a spread of 122.5 basis points and a facility fee of 22.5 basis points (1.53% at December 31, 2011).
(b)	The unsecured credit facility provided us with an aggregate borrowing capacity of $600 million, which we could have increased to $750 million at our election under certain circumstances. The unsecured credit facility with a consortium of financial institutions carried an interest rate equal to LIBOR plus a spread of 47.5 basis points (0.89% interest rate at December 31, 2010). The facility was replaced in October 2011.
(c)	On December 7, 2009, the Company entered into an Amended and Restated Distribution Agreement with respect to the issue and sale by the Company from time to time of its Medium-Term Notes, Series A Due Nine Months or More From Date of Issue. During the three months ended March 31, 2010, the Company issued $150 million of 5.25% senior unsecured medium-term notes under the Amended and Restated Distribution Agreement. These notes were priced at 99.46% of the principal amount at issuance and had an unamortized discount of $390,000 and $519,000 at December 31, 2011 and 2010, respectively.
(d)	During the three months ended March 31, 2011, the Company entered into a new interest rate swap agreement for the remaining $150 million balance. In October 2011, the Company repriced the $250 million unsecured term loan such that the debt currently carries a floating rate of 142.5 basis points over LIBOR, below the previous pricing of 200 basis points over LIBOR.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

(e)	On May 3, 2011, the Company entered into a Second Amended and Restated Distribution Agreement with respect to the issue and sale by the Company from time to time of its Medium-Term Notes, Series A Due Nine Months or More From Date of Issue. During the three months ended June 30, 2011, the Company issued $300 million of 4.25% senior unsecured medium-term notes under the Amended and Restated Distribution Agreement. These notes were priced at 98.988% of the principal amount at issuance and had a discount of $2.8 million at December 31, 2011.
(f)	During the year ended December 31, 2011, holders of the 4.00% Convertible Senior Notes due 2035 tendered $10.8 million of Notes. As a result, the Company retired debt with a notional value of $10.8 million and wrote off unamortized financing costs of $207,000.

On March 2, 2011, the Company called all of its outstanding 4.00% Convertible Senior Notes due 2035. The redemption date for the Notes was April 4, 2011, and the redemption price was 100% of the principal amount of the outstanding Notes, plus accrued and unpaid interest on the Notes to, but not including, the date of redemption. Subject to and in accordance with the terms and conditions set forth in the Indenture governing the Notes dated as of December 19, 2005, holders of Notes had the right to convert their Notes at any time until March 31, 2011, at a conversion rate of 38.8650 shares of our common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $25.73 per share). The Company accelerated the amortization of the remaining financing costs of $3.0 million to the April 4, 2011 redemption date during the year ended December 31, 2011.

(g)	ASC Subtopic 470-20 applies to all convertible debt instruments that have a “net settlement feature”, which means that such convertible debt instruments, by their terms, may be settled either wholly or partially in cash upon conversion. This guidance requires issuers of convertible debt instruments that may be settled wholly or partially in cash upon conversion to separately account for the liability and equity components in a manner reflective of the issuers’ nonconvertible debt borrowing rate. The guidance impacted the historical accounting for the 3.625% convertible senior notes due September 2011 and the 4.00% convertible senior notes due December 2035, and resulted in increased interest expense of $1.1 million, $3.5 million, and $4.3 million for the years ended December 31, 2011, 2010, and 2009, respectively.
(h)	During the year ended December 31, 2011, the Company paid $97.1 million at maturity.
(i)	The Operating Partnership is a guarantor at December 31, 2011.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

The following is a summary of short-term bank borrowings under UDR’s bank credit facility at December 31, 2011 and 2010 (dollars in thousands):

	December 31,
	2011	2010
Total revolving credit facility	$900,000	$600,000
Borrowings outstanding at end of year (1)	421,000	31,750
Weighted average daily borrowings during the year ended	227,498	161,260
Maximum daily borrowings during the year ended	450,000	337,600
Weighted average interest rate during the year ended	1.0%	0.8%
Interest rate at end of the year	1.5%	0.9%

(1)	Excludes $3.6 million of letters of credit at December 31, 2011

The aggregate maturities of unsecured debt for the five years subsequent to December 31, 2011 are as follows (dollars in thousands):

Year	Bank Lines	Unsecured Debt	Total Unsecured
2012	$—	$99,386	$99,386
2013	—	121,886	121,886
2014	—	311,930	311,930
2015	421,000	324,744	745,744
2016	—	432,840	432,840
Thereafter	—	315,031	315,031

Total	$421,000	$1,605,817	$2,026,817

8. STOCKHOLDERS’ EQUITY

UDR has an effective registration statement that allows the Company to sell an undetermined number of debt and equity securities as defined in the prospectus. The Company has the ability to issue 350,000,000 shares of common stock and 50,000,000 shares of preferred shares as of December 31, 2011.

During the year ended December 31, 2011, the Company entered into the following equity transactions for our common stock:

•	Issued 15,825,632 shares of common stock in connection with an “at the market” equity distribution program where we received net proceeds of approximately $383.8 million;

•	Issued 20,700,000 shares of common stock in connection with an underwritten public offering where we received net proceeds of approximately $496.3 million;

•	Issued 691,346 shares of common stock in connection with stock options exercised;

•	Issued 199,539 shares of common stock through the Company’s 1999 Long-Term Incentive Plan (the “LTIP”), net of forfeitures of 116,059; and

•	Converted 12,511 OP Units into Company common stock.

Distributions are subject to the approval of the Board of Directors and are dependent upon our strategy, financial condition and operating results. UDR common distributions for the years ended December 31, 2011 and 2010 totaled $0.80 and $0.73 per share, respectively. For taxable years ending on or before December 31, 2011, the IRS allowed REITS to distribute up to 90% of total distributions in common shares with the residual distributed in cash as a means of enhancing liquidity.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Preferred Stock

The Series E Cumulative Convertible Preferred Stock (“Series E”) has no stated par value and a liquidation preference of $16.61 per share. Subject to certain adjustments and conditions, each share of the Series E is convertible at any time and from time to time at the holder’s option into one share of our common stock prior to the Special Dividend (1.083 shares after the Special Dividend). The holders of the Series E are entitled to vote on an as-converted basis as a single class in combination with the holders of common stock at any meeting of our stockholders for the election of directors or for any other purpose on which the holders of common stock are entitled to vote. The Series E has no stated maturity and is not subject to any sinking fund or any mandatory redemption.

Distributions declared on the Series E for the years ended December 31, 2011 and 2010 were $1.33 per share. The Series E is not listed on any exchange. At December 31, 2011 and 2010, a total of 2,803,812 shares of the Series E were outstanding.

UDR is authorized to issue up to 20,000,000 shares of the Series F Preferred Stock (“Series F”). The Series F may be purchased by holders of UDR’s operating partnership units, or OP Units, at a purchase price of $0.0001 per share. OP Unitholders are entitled to subscribe for and purchase one share of UDR’s Series F for each OP Unit held. A total of 2,534,846 shares of the Series F were outstanding at a value of $253 at December 31, 2011and 2010. Holders of the Series F are entitled to one vote for each share of the Series F they hold, voting together with the holders of our common stock, on each matter submitted to a vote of security holders at a meeting of our stockholders. The Series F does not entitle its holders to any other rights, privileges or preferences.

In May 2007, UDR issued 5,400,000 shares of the 6.75% Series G Cumulative Redeemable Preferred Stock (“Series G”). The Series G has no stated par value and a liquidation preference of $25 per share. The Series G generally has no voting rights except under certain limited circumstances and as required by law. The Series G has no stated maturity and is not subject to any sinking fund or mandatory redemption and is not convertible into any of our other securities. The Series G is not redeemable prior to May 31, 2012. On or after this date, the Series G may be redeemed for cash at our option, in whole or in part, at a redemption price of $25 per share plus accrued and unpaid dividends. During the years ended December 31, 2011 and 2010, the Company repurchased 141,200 and 27,400 shares of Series G, respectively, for more or less than the liquidation preference of $25 per share resulting in a loss of $175,000 and a $25,000 benefit to our net income/(loss) attributable to common stockholders, respectively.

Distributions declared on the Series G for the year ended December 31, 2011 and 2010 were $1.69 per share. The Series G is listed on the NYSE under the symbol “UDRPrG”. At December 31, 2011 and 2010, a total of 3,264,362 and 3,405,562 shares of the Series G were outstanding, respectively.

Distribution Reinvestment and Stock Purchase Plan

UDR’s Distribution Reinvestment and Stock Purchase Plan (the “Stock Purchase Plan”) allows common and preferred stockholders the opportunity to purchase, through the reinvestment of cash dividends, additional shares of UDR’s common stock. From inception through December 31, 2008, shareholders have elected to utilize the Stock Purchase Plan to reinvest their distribution for the equivalent of 9,957,233 shares of Company common stock. Shares in the amount of 11,762,192 were reserved for issuance under the Stock Purchase Plan as of December 31, 2011. During the year ended December 31, 2011, UDR acquired all shares issued through the open market.

9. EMPLOYEE BENEFIT PLANS

In May 2001, the stockholders of UDR approved the long term incentive plan (“LTIP”), which supersedes the 1985 Stock Option Plan. The LTIP authorizes the granting of awards which may take the form of options to purchase shares of common stock, stock appreciation rights, restricted stock, dividend equivalents, other stock-based awards, and any other right or interest relating to common stock or cash incentive awards to Company directors, employees and outside trustees to promote

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

the success of the Company by linking individual’s compensation via grants of share based payment. During the year ended December 31, 2009, the stockholders of UDR voted to amend and restate the LTIP to increase the number of shares reserved from 4,000,000 shares to 16,000,000 shares on an unadjusted basis for issuance upon the grant or exercise of awards under the LTIP, which all can be for incentive stock option grants. The LTIP generally provides, among other things, that options are granted at exercise prices not lower than the market value of the shares on the date of grant and that options granted must be exercised within 10 years. As of December 31, 2011, there were 8,726,944 common shares available for issuance under the LTIP.

The LTIP contains change of control provisions allowing for the immediate vesting of an award upon certain events such as a merger where UDR is not the surviving entity. Upon the death or disability of an award recipient all outstanding instruments will vest and all restrictions will lapse. Further, upon the retirement of an award recipient, all outstanding instruments will vest and all restrictions will lapse. The LTIP specifies that in the event of a capital transaction, which includes but is not limited to stock dividends, stock splits, extraordinary cash dividends and spin-offs, the number of shares available for grant in totality or to a single individual is to be adjusted proportionately. The LTIP specifies that when a capital transaction occurs that would dilute the holder of the stock award, prior grants are to be adjusted such that the recipient is no worse as a result of the capital transaction.

A summary of UDR’s stock option and restricted stock activities during the year ended December 31, 2011 is as follows:

	Option Outstanding		Option Exercisable		Restricted Stock
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number Of shares	Weighted Average Fair Value Per Restricted Stock
Balance, December 31, 2010	3,837,177	$12.00	1,880,168	$13.19	1,433,299	$27.06
Granted	—	—			199,539	23.14
Exercised	(937,377)	10.24			—	—
Vested	—	—			(309,013)	19.78
Forfeited	(208,998)	12.00			(116,059)	19.43

Balance, December 31, 2011	2,690,802	$12.61	1,905,015	$13.25	1,207,766	$16.24

Stock Option Plan

UDR has granted stock options to our employees, subject to certain conditions. Each stock option is exercisable into one common share.

Total remaining compensation cost related to unvested share options as of December 31, 2011 was approximately $95,000.

The weighted average remaining contractual life on all options outstanding as of December 31, 2011 is 9 years. 2,194,957 of share options had exercise prices at $10.06; 26,234 of share options had exercise prices between $13.15 and $13.74; 469,611 of share options had exercise prices between $24.38 and $25.10.

During the years ended December 31, 2011, 2010, and 2009, respectively, we recognized $1.1 million, $1.3 million, and $1.3 million of net compensation expense related to outstanding stock options.

Restricted Stock Awards

Restricted stock is granted to Company employees, officers, consultants, and directors. The restricted stock is valued on the grant date based upon the market price of UDR common stock on the date of grant. Compensation expense is recorded over the vesting period, which is generally three to four years. Restricted stock earn dividends payable in cash until the earlier of the date of the underlying restricted stock is exercised or the expiration of the underlying restricted stock award. Some of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

the restricted stock is performance based and is adjusted based on the Company’s performance. For the years ended December 31, 2011, 2010, and 2009, we recognized $9.8 million, $12.2 million, and $7.6 million of compensation expense related to the amortization of restricted stock, respectively. As of December 31, 2011, the Company had issued 2,833,843 shares of restricted stock under the LTIP. The total remaining compensation cost on unvested restricted stock awards was $7.0 million and has a weighted average remaining contractual life of one year as of December 31, 2011.

Profit Sharing Plan

Our profit sharing plan (the “Plan”) is a defined contribution plan covering all eligible full-time employees. Under the Plan, UDR makes discretionary profit sharing and matching contributions to the Plan as determined by the Compensation Committee of the Board of Directors. Aggregate provisions for contributions, both matching and discretionary, which are included in UDR’s Consolidated Statements of Operations for the years ended December 31, 2011, 2010, and 2009 was $0.7 million.

10. INCOME TAXES

For 2011, 2010, and 2009, UDR believes that we have complied with the REIT requirements specified in the Code. As such the REIT would generally not be subject to federal income taxes.

For income tax purposes, distributions paid to common stockholders may consist of ordinary income, qualified dividends, capital gains, unrecaptured section 1250 gains, return of capital, or a combination thereof. Distributions that exceed our current and accumulated earnings and profits constitute a return of capital rather than taxable income and reduce the stockholder’s basis in their common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholder’s basis in the common shares, it generally will be treated as a gain from the sale or exchange of that stockholder’s common shares. Taxable distributions paid per common share were taxable as follows for the years ended December 31:

	December 31,
	2011	2010	2009
Ordinary income	$0.49	$0.69	$0.08
Long-term capital gain	0.07	0.03	0.54
Unrecapture section 1250 gain	0.21	0.01	0.05

	$0.77	$0.73	$0.67

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

We have Taxable REIT Subsidiaries (“TRS”) that are subject to state and federal income taxes. A TRS is a C-corporation which has not elected REIT status and as such is subject to United States Federal and state income tax. The components of the provision for income taxes are as follows for the years ended December 31, (dollars in thousands):

	December 31,
	2011	2010	2009
Income tax expense/(benefit)
Current
Federal	$463	$(3,510)	$(11,925)
State	552	977	(2,573)

Total current	1,015	(2,533)	(14,498)

Deferred
Federal	6,646	119	12,030
State	(90)	(119)	2,779

Total deferred	6,556	—	14,809

Total income tax expense/(benefit)	$7,571	$(2,533)	$311

Classification of income tax (benefit)/expense
Continuing operations	$(5,647)	$(2,533)	$311
Discontinued operations	13,218	—	—

Deferred income taxes are provided for the change in temporary differences between the basis of certain assets and liabilities for financial reporting purposes and income tax reporting purposes. The expected future tax rates are based upon enacted tax laws. The components of our TRS deferred tax assets and liabilities are as follows for the years ended December 31, (dollars in thousands):

	2011	2010	2009
Deferred tax assets:
Federal and state tax attributes	$24,524	$33,053	$20,239
Book/tax depreciation	10,045	9,708	3,946
Construction capitalization differences	5,948	5,235	3,045
Investment in partnerships	3,618	3,346	4,711
Debt and interest deductions	—	10,784	8,175
Other	999	586	285

Total deferred tax assets	45,134	62,712	40,401
Valuation allowance	(45,134)	(55,516)	(33,554)

Net deferred tax assets	—	7,196	6,847

Deferred tax liabilities:
Other	—	(640)	(291)

Total deferred tax liabilities	—	(640)	(291)

Net deferred tax asset	$—	$6,556	$6,556

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Income tax expense/(benefit) differed from the amounts computed by applying the U.S. statutory rate of 35% to pretax income or (loss) for the years ended December 31, as follows (dollars in thousands):

	2011	2010	2009
Income tax expense/(benefit)
U.S. federal income tax expense/(benefit)	$11,715	$(16,006)	$(17,042)
State income tax provision/(benefit)	2,099	19	(1,391)
Other items	1,227	(5,100)	1,260
Valuation allowance	(7,470)	18,554	17,484

Total income tax expense/(benefit)	$7,571	$(2,533)	$311

As of December 31, 2011, the Company, through our TRS, had federal net loss carryovers (“NOL”) of approximately $64.7 million. Of the total NOL, $2.0 million expires in 2028, $30.0 million expires in 2029 and the remaining $32.7 million expires in 2030. As of December 31, 2011, the TRS had state NOL of approximately $60.6 million expiring in 2020 through 2030. As of December 31, 2011, the Company had a valuation allowance of $45.1 million against 100% of its deferred tax assets and 100% of its net operating losses. During the year ended December 31, 2011, the Company had a net change of $10.4 million in the valuation allowance.

FASB ASC 740, Income Taxes (“Topic 740”) defines a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Topic 740 requires the financial statements reflect expected future tax consequences of income tax positions presuming the taxing authorities’ full knowledge of the tax position and all relevant facts, but without considering time values. Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition.

The Company evaluates our tax position using a two-step process. First, we determine whether a tax position is more likely than not (greater than 50 percent probability) to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company will then determine the amount of benefit to recognize and record the amount of the benefit that is more likely than not to be realized upon ultimate settlement. When applicable, UDR recognizes interest and/or penalties related to uncertain tax positions in income tax expense. As of December 31, 2011 and 2010, UDR does not believe we have any unrecognized tax benefits.

The Company files income tax returns in federal and various state jurisdictions. With few exceptions, the Company is no longer subject to federal, state and local income tax examination by tax authorities for years prior to 2008. The tax years 2008-2010 remain open to examination by the major taxing jurisdictions to which the Company is subject.

11. NONCONTROLLING INTERESTS

Redeemable noncontrolling interests in operating partnerships

Interests in operating partnerships held by limited partners are represented by operating partnership units (“OP Units”). The income is allocated to holders of OP Units based upon net income attributable to common stockholders and the weighted average number of OP Units outstanding to total common shares plus OP Units outstanding during the period. Capital contributions, distributions, and profits and losses are allocated to non-controlling interests in accordance with the terms of the individual partnership agreements.

Limited partners have the right to require the Operating Partnership to redeem all or a portion of the OP Units held by the limited partner at a redemption price equal to and in the form of the Cash Amount as defined in the limited partnership agreement of the Operating Partnership (the “Partnership Agreement”), provided that such OP Units have been outstanding for at least one year. UDR, as the general partner of the Operating Partnership may, in its sole discretion, purchase the OP Units by paying to the limited partner either the Cash Amount or the REIT Share Amount (generally one share of common

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

stock of the Company for each OP Unit), as defined in the Partnership Agreement. Accordingly, the Company records the OP Units outside of permanent equity and reports the OP Units at their redemption value using the Company’s common stock price at each balance sheet date.

The following table sets forth redeemable noncontrolling interests in the Operating Partnership for the following periods (dollars in thousands):

	Years Ended December 31,
	2011	2010
Redeemable noncontrolling interests in the OP, December 31, 2010	$119,057	$98,758
Mark to market adjustment to redeemable noncontrolling interests in the OP	13,978	48,236
Conversion of OP Units to Common Stock	(287)	(18,429)
Repurchase of OP Units from redeemable noncontrolling interests	—	(327)
Net income/(loss) attributable to redeemable noncontrolling
interests in the OP	395	(3,835)
OP units issued for partial consideration in community acquisition	111,034	—
Distributions to redeemable noncontrolling interests in the OP	(7,298)	(5,228)
Allocation of other comprehensive (loss)/income	(404)	(118)

Ending redeemable noncontrolling interests in the OP	$236,475	$119,057

The following sets forth net loss attributable to common stockholders and transfers from redeemable noncontrolling interests in the Operating Partnership for the following periods (dollars in thousands):

	Years Ended December 31,
	2011	2010	2009
Net income/(loss) attributable to common stockholders	$10,537	$(112,362)	$(95,858)
Conversion of OP units to UDR Common Stock	287	18,429	21,117

Change in equity from net income/(loss) attributable to common stockholders and conversion of OP units to UDR Common Stock	$10,824	$(93,933)	$(74,741)

Non-controlling interests

Non-controlling interests represent interests of unrelated partners in certain consolidated affiliates, and is presented as part of equity in the Consolidated Balance Sheets since these interests are not redeemable into any other ownership interests of the Company. During the years ended December 31, 2011, 2010, and 2009, net income attributable to non-controlling interests was $167,000; $146,000 and $191,000, respectively.

12. FAIR VALUE OF DERIVATIVES AND FINANCIAL INSTRUMENTS

Fair value is based on the price that would be received to sell an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level valuation hierarchy prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

•

Level 2 - Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

•

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The estimated fair values of the Company’s financial instruments either recorded or disclosed on a recurring basis as of December 31, 2011 and 2010 are summarized as follows (dollars in thousands):

		Fair Value at December 31, 2011 Using
	December 31, 2011	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description:
Derivatives- Interest rate contracts (c)	$89	$—	$89	$—

Total assets	$89	$—	$89	$—

Derivatives- Interest rate contracts (c)	$13,660	$—	$13,660	$—
Contingent purchase
Consideration (d)	3,000	—	—	3,000
Secured debt instruments- fixed rate: (a)
Mortgage notes payable	635,531	—	—	635,531
Fannie Mae credit facilities	799,584	—	—	799,584
Secured debt instruments- variable rate: (a)	—
Mortgage notes payable	151,685	—	—	151,685
Tax-exempt secured notes payable	94,700	—	—	94,700
Fannie Mae credit facilities	310,451	—	—	310,451
Unsecured debt instruments: (b)	—
Commercial bank	421,000	—	—	421,000
Senior Unsecured Notes	1,675,189	—	—	1,675,189

Total liabilities	$4,104,800	$—	$13,660	$4,091,140

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

		Fair Value at December 31, 2010 Using
	December 31, 2010	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description:
Available-for-sale equity securities	$3,866	$3,866	$—	$—
Derivatives- Interest rate contracts (c)	514	—	514	—

Total assets	$4,380	$3,866	$514	$—

Derivatives- Interest rate contracts (c)	$6,597	$—	$6,597	$—
Contingent purchase consideration (d)	5,402	—	—	5,402
Secured debt instruments- fixed rate: (a)
Mortgage notes payable	306,515	—	—	306,515
Tax-exempt secured notes payable	13,885	—	—	13,885
Fannie Mae credit facilities	927,413	—	—	927,413
Secured debt instruments- variable rate: (a)
Mortgage notes payable	405,641	—	—	405,641
Tax-exempt secured notes payable	94,700	—	—	94,700
Fannie Mae credit facilities	260,450	—	—	260,450
Unsecured debt instruments: (b)
Commercial bank	31,750	—	—	31,750
Senior Unsecured Notes	1,625,492	264,849	—	1,360,643

Total liabilities	$3,677,845	$264,849	$6,597	$3,406,399

Redeemable Non-controlling Interests	$119,057	$—	$119,057	$—

(a)	See Note 6, Secured Debt
(b)	See Note 7, Unsecured Debt
(c)	See Note 13, Derivatives and Hedging Activity
(d)	In the first quarter of 2010, the Company accrued a liability of $6.0 million related to a contingent purchase consideration on one of its properties. The contingent consideration was determined based on the fair market value of the related asset which is estimated using Level 3 inputs utilized in a third party appraisal. The Company paid approximately $635,000 of the liability during the year ended December 31, 2010. The remaining balance of $5.4 million was paid during the year ended December 31, 2011 in conjunction with the sale of the property. The fair value of the contingent purchase consideration is also inclusive of $3.0 million accrued in relation to our acquisition of a development property in a consolidated joint venture as of and during the year ended December 31, 2011. (See Note 5, Joint Ventures.)

Financial Instruments Carried at Fair Value

The fair values of the corporate equity securities are determined by Level 1 inputs which utilize quoted prices in active markets where we have the ability to access values for identical assets.

The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2011 and 2010, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Redeemable non-controlling interests in the Operating Partnership have a redemption feature and are marked to their redemption value. The redemption value is based on the fair value of the Company’s Common Stock at the redemption date, and therefore, is calculated based on the fair value of the Company’s Common Stock at the balance sheet date. Since the valuation is based on observable inputs such as quoted prices for similar instruments in active markets, redeemable non-controlling interests in the Operating Partnership are classified as Level 2.

Financial Instruments Not Carried at Fair Value

At December 31, 2011, the fair values of cash and cash equivalents, restricted cash, accounts receivable, prepaids, real estate taxes payable, accrued interest payable, security deposits and prepaid rent, distributions payable and accounts payable approximated their carrying values because of the short term nature of these instruments. The estimated fair values of other financial instruments were determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company would realize on the disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

We estimate the fair value of our debt instruments by discounting the remaining cash flows of the debt instrument at a discount rate equal to the replacement market credit spread plus the corresponding treasury yields. Factors considered in determining a replacement market credit spread include general market conditions, borrower specific credit spreads, time remaining to maturity, loan-to-value ratios and collateral quality (Level 3).

We estimated the fair value of our Convertible Senior Unsecured Notes based on Level 1 inputs which utilize quoted prices in active markets where we had the ability to access value for identical liabilities.

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by the future operation and disposition of those assets are less than the net book value of those assets. Our cash flow estimates are based upon historical results adjusted to reflect our best estimate of future market and operating conditions and our estimated holding periods. The net book value of impaired assets is reduced to fair value. Our estimates of fair value represent our best estimate based upon Level 3 inputs such as industry trends and reference to market rates and transactions.

We consider various factors to determine if a decrease in the value of our investments in an unconsolidated joint venture is other-than-temporary. These factors include, but are not limited to, age of the venture, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, the fair value of the underlying property of the joint venture, and the relationships with the other joint venture partners and its lenders. Based on the significance of the unobservable inputs, we classify these fair value measurements within Level 3 of the valuation hierarchy. The Company did not incur any other-than-temporary decrease in the value of its investments in unconsolidated joint ventures during the years ended December 31, 2011 and 2010, respectively.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

After determining an other-than-temporary decrease in the value of an equity method investment has occurred, we estimate the fair value of our investment by estimating the proceeds we would receive upon a hypothetical liquidation of the investment at the date of measurement. Inputs reflect management’s best estimate of what market participants would use in pricing the investment giving consideration to the terms of the joint venture agreement and the estimated discounted future cash flows to be generated from the underlying joint venture assets. The inputs and assumptions utilized to estimate the future cash flows of the underlying assets are based upon the Company’s evaluation of the economy, market trends, operating results, and other factors, including judgments regarding costs to complete any construction activities, lease up and occupancy rates, rental rates, inflation rates, capitalization rates utilized to estimate the projected cash flows at the disposition, and discount rates.

13. DERIVATIVES AND HEDGING ACTIVITY

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company may enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up front premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated Other Comprehensive Income/(Loss)” and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2011, 2010 and 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2011, 2010 and 2009, the Company recorded less than a $1,000 loss of ineffectiveness in earnings attributable to reset date and index mismatches between the derivative and the hedged item, and the fair value of interest rate swaps that were not zero at inception of the hedging relationship. During the year ended December 31, 2011, the Company reclassified $58,000 loss from Other Comprehensive Income/(Loss) to earnings due to forecasted transactions no longer probable of occurring which was the result of the sale of an operating apartment community.

Amounts reported in “Accumulated Other Comprehensive Income/(Loss)” related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. Through December 31, 2012, the Company estimates that an additional $6.3 million will be reclassified as an increase to interest expense.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

As of December 31, 2011, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (dollar amounts in thousands):

Interest Rate Derivative	Number of Instruments	Notional
Interest rate swaps	13	$509,787
Interest rate caps	5	274,291

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging (formerly SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”). Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and resulted in a loss of $23,000 and $991,000 for the years ended December 31, 2011 and 2010, respectively, and a gain of $593,000 for the year ended December 31, 2009. As of December 31, 2011, the Company had the following outstanding derivatives that were not designated as hedges in qualifying hedging relationships (dollar amounts in thousands):

Product	Number of Instruments	Notional
Interest rate caps	3	$172,697

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheets as of December 31, 2011 (dollar amounts in thousands).

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	Fair Value at December 31,		Balance Sheet Location	Fair Value at December 31,
		2011	2010		2011	2010
Derivatives designated as hedging instruments:
Interest Rate Products	Other Assets	$71	$243	Other Liabilities	$13,660	$6,597

Total		$71	$243		$13,660	$6,597

Derivatives not designated as hedging instruments:
Interest Rate Products	Other Assets	$18	$271	Other Liabilities	$—	$—

Total		$18	$271		$—	$—

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statements of Operations

The tables below present the effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations for the three years ended December 31, (dollar amounts in thousands):

Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivative (Effective Portion)			Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	December 31,				December 31,				December 31,
	2011	2010	2009		2011	2010	2009		2011	2010	2009
Interest Rate Products	$(16,477)	$(9,273)	$(3,949)	Interest expense	$(9,132)	$(6,777)	$(12,082)	Other expense	$(58)	$(1)	$—

Total	$(16,477)	$(9,273)	$(3,949)		$(9,132)	$(6,777)	$(12,082)		$(58)	$(1)	$—

Derivatives Not Designated as Hedging Instruments	Location of Gain/(Loss) Recognized in Income on Derivative	Amount of Gain/(Loss) Recognized in Income on Derivative
		2011	2010	2009
Interest Rate Products	Other (expense)/income	$(23)	$(991)	$593

Total		$(23)	$(991)	$593

Credit-risk-related Contingent Features

The Company has agreements with some of its derivative counterparties that contain a provision where (1) if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations; or (2) the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness.

Certain of the Company’s agreements with its derivative counterparties contain provisions where if there is a change in the Company’s financial condition that materially changes the Company’s creditworthiness in an adverse manner, the Company may be required to fully collateralize its obligations under the derivative instrument.

The Company also has an agreement with a derivative counterparty that incorporates the loan and financial covenant provisions of the Company’s indebtedness with a lender affiliate of the derivative counterparty. Failure to comply with these covenant provisions would result in the Company being in default on any derivative instrument obligations covered by the agreement.

As of December 31, 2011, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $14.4 million. As of December 31, 2011, the Company has not posted any collateral related to these agreements. If the Company had breached any of these provisions at December 31, 2011, it would have been required to settle its obligations under the agreements at their termination value of $14.4 million.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

14. COMMITMENTS AND CONTINGENCIES

Commitments

Real Estate Under Development

The following summarizes the Company’s real estate commitments at December 31, 2011 (dollars in thousands):

	Number of Properties	Costs Incurred to Date	Expected Costs to Complete (unaudited)	Ownership Stake
Wholly owned - under development	7	$248,746	$425,529	100%
Joint ventures:
Consolidated Joint Ventures	1	13,072	32,928	90%
Unconsolidated Joint Ventures	3	37,913	142,987	95%

		$299,731	$601,444

Ground and Other Leases

UDR owns six communities which are subject to ground leases expiring between 2019 and 2103. In addition, UDR is party to various operating leases related to office space rented by the Company with expiration dates though 2016. The leases are accounted for in accordance with FASB ASC 840, Leases. Future minimum lease payments as of December 31, 2011 are as follows (dollars in thousands):

	Ground Leases (a)	Office Space
2012	$5,043	$458
2013	5,043	478
2014	5,043	498
2015	5,043	499
2016	5,043	40
Thereafter	314,914	—

	$340,129	$1,973

(a)	For purposes of our ground lease contracts, the Company uses the minimum lease payment, if stated in the agreement. For ground lease agreements where there is a reset provision based on the communities appraised value or consumer price index but does not include a specified minimum lease payment, the Company uses the current rent over the remainder of the lease term.

UDR incurred $4.9 million, $4.8 million, $5.0 million of ground rent expense for the years ended December 31, 2011, 2010, and 2009, respectively. The Company incurred $1.2 million, $1.1 million, $2.0 million of rent expense related to office space for the years ended December 31, 2011, 2010, and 2009, respectively.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

Contingencies

Litigation and Legal Matters

UDR is subject to various legal proceedings and claims arising in the ordinary course of business. UDR cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. UDR believes that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial condition, results of operations or cash flow.

15. REPORTABLE SEGMENTS

FASB ASC Topic 280, Segment Reporting (“Topic 280”), requires that segment disclosures present the measure(s) used by the chief operating decision maker to decide how to allocate resources and for purposes of assessing such segments’ performance. UDR’s chief operating decision maker is comprised of several members of its executive management team who use several generally accepted industry financial measures to assess the performance of the business for our reportable operating segments.

UDR owns and operates multifamily apartment communities throughout the United States that generate rental and other property related income through the leasing of apartment homes to a diverse base of tenants. The primary financial measures for UDR’s apartment communities are rental income and net operating income (“NOI”). Rental income represents gross market rent less adjustments for concessions, vacancy loss and bad debt. NOI is defined as total revenues less direct property operating expenses. UDR’s chief operating decision maker utilizes NOI as the key measure of segment profit or loss.

UDR’s two reportable segments are same communities and non-mature/other communities:

•

Same store communities represent those communities acquired, developed, and stabilized prior to January 1, 2010, and held as of December 31, 2011. A comparison of operating results from the prior year is meaningful as these communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for sale within the current year. A community is considered to have stabilized occupancy once it achieves 90% occupancy for at least three consecutive months.

•

Non-mature/other communities represent those communities that were acquired or developed in 2009, 2010 or 2011, sold properties, redevelopment properties, properties classified as real estate held for sale, condominium conversion properties, joint venture properties, properties managed by third parties, and the non-apartment components of mixed use properties.

Management evaluates the performance of each of our apartment communities on a same community and non-mature/other basis, as well as individually and geographically. This is consistent with the aggregation criteria of Topic 280 as each of our apartment communities generally has similar economic characteristics, facilities, services, and tenants. Therefore, the Company’s reportable segments have been aggregated by geography in a manner identical to that which is provided to the chief operating decision maker.

All revenues are from external customers and no single tenant or related group of tenants contributed 10% or more of UDR’s total revenues during the years ended December 31, 2011, 2010, or 2009.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

The accounting policies applicable to the operating segments described above are the same as those described in Note 2, Significant Accounting Policies. The following table details rental income and NOI from continuing and discontinued operations for UDR’s reportable segments for the years ended December 31, 2011, 2010, and 2009, and reconciles NOI to loss from continuing operations per the consolidated statement of operations (dollars in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Reportable apartment home segment rental income
Same Communities
Western Region	$185,759	$177,771	$182,120
Mid-Atlantic Region	136,105	130,716	127,161
Southeastern Region	100,741	97,325	96,283
Southwestern Region	35,266	33,727	33,351
Non-Mature communities/Other	273,087	194,329	163,984

Total segment and consolidated rental income	$730,958	$633,868	$602,899

Reportable apartment home segment NOI
Same Communities
Western Region	$129,292	$121,338	$127,653
Mid-Atlantic Region	93,926	89,175	86,256
Southeastern Region	63,649	61,587	59,788
Southwestern Region	20,319	19,205	17,870
Non-Mature communities/Other	177,574	119,759	106,893

Total segment and consolidated NOI	484,760	411,064	398,460

Reconciling items:
Non-property income	17,422	14,347	14,274
Property management	(20,101)	(17,432)	(16,581)
Other operating expenses	(6,217)	(5,848)	(6,485)
Depreciation and amortization	(370,343)	(303,446)	(278,391)
Interest, net	(158,333)	(150,796)	(142,152)
General and administrative	(45,915)	(45,243)	(39,035)
Severance costs and other restructuring charges	(1,342)	(6,803)	—
Other depreciation and amortization	(3,931)	(4,843)	(5,161)
Loss from unconsolidated entities	(6,352)	(4,204)	(18,665)
Redeemable noncontrolling interests in OP	(395)	3,835	4,282
Non-controlling interests	(167)	(146)	(191)
Tax (expense)/ benefit	(7,571)	2,533	(311)
Gain on the sale of depreciable property	138,508	4,083	2,424

Net income/(loss) attributable to UDR, Inc.	$20,023	$(102,899)	$(87,532)

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

The following table details the assets of UDR’s reportable segments as of December 31, 2011 and 2010 (dollars in thousands):

	December 31,
	2011	2010
Reportable apartment home segment assets
Same Communities
Western Region	$1,938,696	$1,920,742
Mid-Atlantic Region	1,154,559	1,144,527
Southeastern Region	801,712	792,338
Southwestern Region	343,457	340,246
Non-Mature communities/Other	3,836,047	2,683,494

Total segment assets	8,074,471	6,881,347
Accumulated depreciation	(1,831,727)	(1,638,326)

Total segment assets - net book value	6,242,744	5,243,021

Reconciling items:
Cash and cash equivalents	12,503	9,486
Marketable securities	—	3,866
Restricted cash	24,634	15,447
Deferred financing costs, net	30,068	27,267
Notes receivable	—	7,800
Investment in unconsolidated joint ventures	213,040	148,057
Other assets	198,365	74,596

Total consolidated assets	$6,721,354	$5,529,540

Capital expenditures related to our same communities totaled $41.5 million, $36.5 million, and $42.3 million for the years ended December 31, 2011, 2010, and 2009, respectively. Capital expenditures related to our non-mature/other communities totaled $16.3 million, $12.1 million, and $14.0 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Markets included in the above geographic segments are as follows:

i.	Western – Orange County, San Francisco, Seattle, Monterey Peninsula, Los Angeles, San Diego, Inland Empire, Sacramento, and Portland

ii.	Mid-Atlantic – Metropolitan DC, Richmond, Baltimore, Norfolk, and Other Mid-Atlantic

iii.	Southeastern – Tampa, Orlando, Nashville and Other Florida

iv.	Southwestern – Dallas, Phoenix, and Austin

16. RESTRUCTURING CHARGES

In 2010, UDR decided to consolidate corporate operations and centralize job functions to its Highlands Ranch, Colorado headquarters from its Richmond, Virginia office. During the fourth quarter of 2010, the Company recorded a severance charge of $6.8 million, which includes costs related to these activities in addition to severance related to the retirement of an executive officer of the Company. These costs are reported in the Consolidated Statements of Operations within the line item “Severance costs and other restructuring charges”.

UDR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)

DECEMBER 31, 2011

17. UNAUDITED SUMMARIZED CONSOLIDATED QUARTERLY FINANCIAL DATA

Selected consolidated quarterly financial data for the years ended December 31, 2011 and 2010 is summarized in the table below (dollars in thousands, except per share amounts):

	Three months ended
	March 31,	June 30,	September 30,	December 31,
2011
Rental income (a)	$137,812	$150,636	$163,859	$170,688
Loss from continuing operations	(32,847)	(34,130)	(30,026)	(26,222)
Income from discontinued operations	4,191	49,039	16,240	74,340
Net (loss)/income attributable to common stockholders	(30,243)	12,149	(15,559)	44,190
(Loss)/income per share (b):
Basic and diluted	$(0.17)	$0.06	$(0.07)	$0.20
2010
Rental income (a)	$122,682	$124,390	$129,321	$136,157
Loss from continuing operations	(28,912)	(28,623)	(29,194)	(31,201)
Income from discontinued operations	3,886	983	4,589	1,884
Net loss attributable to common stockholders	(26,435)	(28,968)	(26,134)	(30,825)
Loss per share (b):
Basic and diluted	$(0.17)	$(0.18)	$(0.16)	$(0.17)

(a)	Represents rental income from continuing operations, excluding amounts classified as discontinued operations.
(b)	Quarterly earnings per common share amounts may not total to the annual amounts due to rounding.

18. SUBSEQUENT EVENTS

On January 10, 2012, the Company issued $400 million aggregate principal amount of 4.625% Medium Term Notes due January 2022. Interest is payable semiannually beginning in July 2012. The notes were priced at 99.100% of the principal amount plus accrued interest from January 10, 2012 to yield 4.739% to maturity. The notes are fully and unconditionally guaranteed by the Operating Partnership.

On January 12, 2012, the Company formed a new real estate joint venture, UDR/MetLife II, with MetLife wherein each party owns a 50 % interest in a $1.3 billion portfolio of 12 operating communities containing 2,528 apartment homes. The 12 communities in the joint venture include seven from UDR/MetLife I, which was formed in November 2010, while the remaining five operating communities have been newly acquired by UDR/MetLife II. The newly acquired communities, collectively known as Columbus Square, are recently developed, high-rise apartment buildings located on the Upper West Side of Manhattan and were purchased for $630 million.

The Company serves as the general partner for UDR/MetLife II and earns property management, asset management and financing fees.

With the closing of UDR/MetLife II, the original joint venture between the parties, UDR/MetLife I, currently includes 19 operating properties containing 3,930 homes as well as 10 vacant land parcels. Historical cost of the venture is $1.8 billion and the Company’s weighted average ownership interest in the UDR/MetLife I operating assets is 12.6 % and 4.0 % for the land parcels in the venture.

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Report of Independent Registered Public Accounting Firm

The Partners

United Dominion Realty, L.P.

We have audited the accompanying consolidated balance sheets of United Dominion Realty, L.P. (the “Partnership”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income/(loss), cash flows, and changes in capital for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the accompanying Index. These financial statements and schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Partnership at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Denver, Colorado

February 27, 2012, except for Notes 3, 4, and 11, as to which the date is May 2, 2012.

UNITED DOMINION REALTY, L.P.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for unit data)

	December 31,
	2011	2010
ASSETS
Real estate owned:
Real estate held for investment	$4,089,687	$3,271,049
Less: accumulated depreciation	(923,471)	(754,774)

Real estate held for investment, net	3,166,216	2,516,275
Held for sale (net of accumulated depreciation of $52,887 and $129,309)	62,724	305,826

Total real estate owned, net of accumulated depreciation	3,228,940	2,822,101
Cash and cash equivalents	704	920
Restricted cash	12,568	8,022
Deferred financing costs, net	8,184	7,465
Other assets	41,771	22,887

Total assets	$3,292,167	$2,861,395

LIABILITIES AND CAPITAL
Secured debt	$1,189,645	$1,014,459
Secured debt - real estate held for sale	—	55,602
Notes payable due to General Partner	88,771	78,271
Real estate taxes payable	5,280	5,245
Accrued interest payable	1,886	518
Security deposits and prepaid rent	16,498	13,158
Distributions payable	39,840	33,559
Deferred gains on the sale of depreciable property	63,838	63,838
Accounts payable, accrued expenses, and other liabilities	33,040	35,122

Total liabilities	1,438,798	1,299,772
Capital:
Partners’ capital:
Operating partnership units: 184,281,253 OP units outstanding at December 31, 2011 and 179,909,408 at December 31, 2010
General partner: 110,883 OP units outstanding at December 31, 2011 and December 31, 2010	1,293	1,363
Limited partners: 184,170,370 OP units outstanding at December 31, 2011 and 179,798,525 OP units outstanding at December 31, 2010	2,040,401	2,046,380
Accumulated other comprehensive loss	(6,902)	(5,502)

Total partners’ capital	2,034,792	2,042,241
Receivable due from General Partner	(193,584)	(492,709)
Non-controlling interest	12,161	12,091

Total capital	1,853,369	1,561,623

Total liabilities and capital	$3,292,167	$2,861,395

See accompanying notes to the consolidated financial statements.

UNITED DOMINION REALTY, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

	Years Ended December 31,
	2011	2010	2009
REVENUES
Rental income	$353,947	$306,272	$309,305
Non-property income:
Other income	—	—	5,695

Total revenues	353,947	306,272	315,000
EXPENSES
Rental expenses:
Real estate taxes and insurance	39,913	37,903	37,974
Personnel	26,954	24,925	23,981
Utilities	18,691	15,908	15,339
Repair and maintenance	17,352	15,843	15,038
Administrative and marketing	7,191	6,406	6,575
Property management	9,733	8,423	8,507
Other operating expenses	5,317	4,949	4,868
Real estate depreciation and amortization	186,597	147,273	147,014
Interest expense:
Interest on secured debt	51,827	48,716	43,282
Interest on note payable due to General Partner	990	424	5,028
General and administrative	26,370	23,291	16,886

Total expenses	390,935	334,061	324,492

Loss from continuing operations	(36,988)	(27,789)	(9,492)
Income from discontinued operations	67,217	7,095	5,447

Consolidated net income/(loss)	30,229	(20,694)	(4,045)
Net income attributable to non-controlling interests	(70)	(41)	(131)

Net income/(loss) attributable to OP unitholders	$30,159	$(20,735)	$(4,176)

Earnings per OP unit- basic and diluted:
Loss from continuing operations attributable to OP unitholders	$(0.20)	$(0.15)	$(0.05)
Income from discontinued operations	$0.37	$0.04	$0.03
Income/(loss) attributable to OP unitholders	$0.17	$(0.12)	$(0.02)
Weighted average OP units outstanding	182,448	179,909	178,817

See accompanying notes to consolidated financial statements.

UNITED DOMINION REALTY, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(In thousands)

	2011	2010	2009
Net income/(loss)	$30,229	$(20,694)	$(4,045)

Other comprehensive income/(loss):
Other comprehensive income/(loss)—derivative instruments:
Unrealized holding (loss)/gain	(6,119)	(6,631)	(2,676)
Loss reclassified into earnings from other comprehensive income	4,719	4,281	4,397

Other comprehensive (loss)/income	(1,400)	(2,350)	1,721

Comprehensive income/(loss)	28,829	(23,044)	(2,324)
Comprehensive income/(loss) attributable to non-controlling interests	70	41	131

Comprehensive income/(loss) attributable to UDR, Inc.	$28,759	$(23,085)	$(2,455)

See accompanying notes to the consolidated financial statements.

UNITED DOMINION REALTY, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except for unit data)

	Year ended December 31,
	2011	2010	2009
Operating Activities
Consolidated net income/(loss)	$30,229	$(20,694)	$(4,045)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	197,964	166,480	166,773
Net gain on the sale of depreciable property	(60,065)	(152)	(1,475)
Write off of bad debt	2,040	1,760	2,216
Amortization of deferred financing costs and other	2,425	1,652	2,195
Changes in operating assets and liabilities:
Increase in operating assets	(11,516)	(3,705)	(3,340)
(Decrease)/increase in operating liabilities	(5,006)	1,263	(4,991)

Net cash provided by operating activities	156,071	146,604	157,333

Investing Activities
Proceeds from sale of real estate investments, net	138,693	—	—
Acquisition of real estate assets (net of liabilities assumed) and initial capital expenditures	(287,075)	—	—
Cash paid in nonmonetary asset exchange	(15,407)	—	—
Proceeds from note receivable	—	—	200,000
Capital expenditures and other major improvements — real estate assets, net of escrow reimbursement	(63,191)	(59,458)	(70,372)

Net cash (used in)/provided by investing activities	(226,980)	(59,458)	129,628

Financing Activities
Advances from/(payments to) General Partner	175,964	(31,359)	(550,392)
Proceeds from the issuance of secured debt	2,074	11,326	340,608
Payments on secured debt	(96,902)	(60,686)	(64,455)
Payment of financing costs	(3,143)	(391)	(4,073)
OP unit redemption	—	(327)	—
Distributions paid to partnership unitholders	(7,300)	(5,231)	(11,797)

Net cash provided by/(used in) financing activities	70,693	(86,668)	(290,109)

Net increase in cash and cash equivalents	(216)	478	(3,148)
Cash and cash equivalents, beginning of year	920	442	3,590

Cash and cash equivalents, end of year	$704	$920	$442

Supplemental Information:
Interest paid during the year, net of amounts capitalized	$58,623	$51,584	$46,029
Non-cash transactions:
Properties acquired, including intangibles in asset exchange	178,353	—	—
Properties disposed in asset exchange, net of accumulated depreciation	139,725	—	—
OP Units issued in partial consideration for property acquisition	111,034	—	—
Secured debt assumed in the acquisitions of properties, including asset exchange	247,805	—	—
Secured debt transferred in asset exchange	55,356	—	—
Fair market value adjustment of secured debt assumed in acquisitions of properties, including asset exchange	21,915	—	—

UNITED DOMINION REALTY, L.P.

CONSOLIDATED STATEMENT OF CHANGES IN CAPITAL

(In thousands)

	Class Limited Partner	Limited Partners	UDR, Inc.		Out-Performance Partnership Shares	Accumulated Other Comprehensive Income/(Loss)	Total Partnership Capital	Receivable due from General Partner	Non-Controlling Interest	Total
			Limited Partner	General Partner
Balance, December 31, 2008	$22,310	$78,685	$2,246,794	$1,452	$1,458	$(4,874)	$2,345,825	$(375,124)	$12,049	$1,982,750
Distributions	(2,328)	(3,600)	(146,954)	(94)	—	—	(152,976)	—	—	(152,976)
Issuance of OP Units through Special Dividend	1,568	5,691	—	100	—		7,359	153,611		160,970
Forfeitures- OPPS units	14	34	1,409	1	(1,458)	—	—	—	—	—
OP Unit Redemptions for common shares of UDR	—	(23,308)	23,308	—	—	—	—	—	—	—
Adjustment to reflect limited partners’ capital at redemption value	7,274	12,218	(19,492)	—	—	—	—	—	—	—
Net loss	(41)	(98)	(4,034)	(3)	—	—	(4,176)	—	131	(4,045)
Other comprehensive income	—	—	—	—	—	1,721	1,721	—	—	1,721
Net change in receivable due from General Partner	—	—	—	—	—	—	—	(366,672)		(366,672)

Balance, December 31, 2009	28,797	69,622	2,101,031	1,456	—	(3,153)	2,197,753	(588,185)	12,180	1,621,748

Distributions	(2,328)	(2,819)	(127,201)	(80)	—	—	(132,428)	—	—	(132,428)
OP Unit Redemptions for common shares of UDR	—	(18,214)	18,214	—	—	—	—	—	—	—
OP Unit Redemptions for cash	—	(327)	327	—	—	—	—	—	—	—
Adjustment to reflect limited partners’ capital at redemption value	14,932	30,019	(44,951)	—	—	—	—	—	—	—
Change in UDR, L.P. non-controlling interest	—	—	—	—	—	—	—	—	(130)	(130)
Net loss	(202)	(423)	(20,097)	(13)	—	—	(20,735)	—	41	(20,694)
Other comprehensive loss	—	—	—	—	—	(2,349)	(2,349)	—	—	(2,349)
Net change in receivable due from General Partner	—	—	—	—	—	—	—	95,476	—	95,476

Balance, December 31, 2010	41,199	77,858	1,927,323	1,363	—	(5,502)	2,042,241	(492,709)	12,091	1,561,623
Distributions	(2,328)	(4,973)	(139,853)	(88)	—	—	(147,242)	—	—	(147,242)
OP Unit Redemptions for common shares of UDR	—	(287)	287	—	—	—	—	—	—	—
OP Units issued for acquisitions of real estate	—	111,034	—	—	—	—	111,034	—	—	111,034
Adjustment to reflect limited partners’ capital at redemption value	4,809	7,621	(12,430)	—	—	—	—	—	—	—
Change in UDR, L.P. non-controlling interest	—	—	—	—	—	—	—	—	—	—
Net income	287	1,255	28,599	18	—	—	30,159	—	70	30,229
Other comprehensive loss	—	—	—	—	—	(1,400)	(1,400)	—	—	(1,400)
Net change in receivable due from General Partner	—	—	—	—	—	—	—	299,125	—	299,125

Balance, December 31, 2011	$43,967	$192,508	$1,803,926	$1,293	$—	$(6,902)	$2,034,792	$(193,584)	$12,161	$1,853,369

See accompanying notes to the consolidated financial statements.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

1.	CONSOLIDATION AND BASIS OF PRESENTATION

Consolidation and Basis of Presentation

United Dominion Realty, L.P. (“UDR, L.P”., the “Operating Partnership”, “we” or “our”) is a Delaware limited partnership, that owns, acquires, renovates, develops, redevelops, manages, and disposes of multifamily apartment communities generally located in high barrier-to-entry markets located in the United States. The high barrier-to-entry markets are characterized by limited land for new construction, difficult and lengthy entitlement process, expensive single-family home prices and significant employment growth potential. UDR, L.P. is a subsidiary of UDR, Inc. (“UDR” or the “General Partner”) , a real estate investment trust under the Internal Revenue Code of 1986, and through which UDR conducts a significant portion of its business. During the year ended December 31, 2011, 2010 and 2009, rental revenues of the Operating Partnership represented of 53%, 56%, and 59% of the General Partner’s consolidated rental revenues, respectively. At December 31, 2011, the Operating Partnership’s apartment portfolio consisted of 77 communities located in 17 markets consisting of 23,160 apartment homes.

Interests in UDR, L.P. are represented by Operating Partnership Units (“OP Units”). The Operating Partnership’s net income is allocated to the partners, which is initially based on their respective distributions made during the year and secondly, their percentage interests. Distributions are made in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (the “Operating Partnership Agreement”), on a per unit basis that is generally equal to the dividend per share on UDR’s common stock, which is publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “UDR”.

As of December 31, 2011, there were 184,281,253 OP units in the Operating Partnership outstanding, of which 174,859,951 or 94.9% were owned by UDR and affiliated entities and 9,421,302 or 5.1%, which were owned by non-affiliated limited partners. There were 179,909,408 OP units in the Operating Partnership outstanding as of December 31, 2010 of which, 174,847,440 or 97.2% were owned by UDR and affiliated entities and 5,061,968 or 2.8%, which were owned by non-affiliated limited partners. See Note 9, Capital Structure.

As sole general partner of the Operating Partnership, UDR owned 110,883 general partnership interest units or 0.06% of the total OP Units outstanding as of December 31, 2011 and 2010. At December 31, 2011 and 2010, there were 184,170,370 and 179,798,525, respectively, OP units outstanding of limited partnership interest, of which 1,751,671 were Class A Limited Partnership OP units. UDR owned 174,749,068 or 94.9% and 174,736,557 or 97.2% at December 31, 2011 and 2010, respectively. The remaining 9,421,302 or 5.1% and 5,061,968 or 2.8% OP units outstanding of limited partnership interest were held by non- affiliated partners at December 31, 2011 and 2010, respectively, of which 1,751,671 were Class A Limited Partnership units.

Basis of presentation

The accompanying Consolidated Financial Statements consists of the Operating Partnership and its subsidiaries. Profits and losses are allocated in accordance with the terms of the Operating Partnership agreement. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Operating Partnership evaluated subsequent events through the date its financial statements were issued. Except as disclosed in Note 13, Subsequent Event, no other recognized or non-recognized subsequent events were noted.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

2.	SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220), which provides that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the consolidated statement of changes in capital. The ASU does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This requirement is effective for fiscal years and interim periods beginning after December 15, 2011 for the Operating Partnership. The accompanying consolidated financial statements include a consolidated statement of comprehensive income/(loss) for each of the three years in the period ended December 31, 2011.

The FASB recently issued ASU Update No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. The amendments are being made to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820), which clarifies Topic 820, but also includes some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. This is effective for periods beginning after December 15, 2011 for the Operating Partnership. The Operating Partnership does not expect a material impact on its consolidated financial position, results of operations, or cash flows as a result of this new guidance.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (ASU 2010-29), which addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in ASU 2010-29 also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The Operating Partnership adopted the requirements of ASU 2010-29, which were effective prospectively for the Operating Partnership’s business combinations occurring during the year ended December 31, 2011. See Note 3, Real Estate Owned, for these disclosures.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements an amendment to ASC Topic 820, Fair Value Measurements and Disclosures (ASU 2010-06). This amendment provides for more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. With the exception for the requirement to disclose activity in Level 3 fair value measurements, which include purchases, sales, issuances and settlements in the rollforward activity, ASU 2010-06 was effective for the Operating Partnership for our fiscal year beginning in January 1, 2010. Disclosures of rollforward activity in Level 3 fair value measurements was effective for the Operating Partnership for the interim periods within and for the fiscal year beginning in January 1, 2011, and did not have a material impact on our consolidated financial position, results of operations or cash flows during the year ended December 31, 2011.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

Real estate

Real estate assets held for investment are carried at historical cost and consist of land, buildings and improvements, furniture, fixtures and equipment and other costs incurred during their development, acquisition and redevelopment.

Expenditures for ordinary repair and maintenance costs are charged to expense as incurred. Expenditures for improvements, renovations, and replacements related to the acquisition and/or improvement of real estate assets are capitalized and depreciated over their estimated useful lives if the expenditures qualify as a betterment or the life of the related asset will be substantially extended beyond the original life expectancy.

The Operating Partnership purchases real estate investment properties and records the tangible and identifiable intangible assets and liabilities acquired based on their estimated fair value. The primary, although not only, identifiable intangible asset associated with our portfolio is the value of existing lease agreements. When recording the acquisition of a community, we first assign fair value to the estimated intangible value of the existing lease agreements and then to the estimated value of the land, building and fixtures assuming the community is vacant. The Operating Partnership estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. Depreciation on the building is based on the expected useful life of the asset and the in-place leases are amortized over their remaining average contractual life. Property acquisition costs are expensed as incurred.

Quarterly or when changes in circumstances warrant, the Operating Partnership will assess our real estate portfolio for indicators of impairment. In determining whether the Operating Partnership has indicators of impairment in our real estate assets, we assess whether the long-lived asset’s carrying value exceeds the community’s undiscounted future cash flows, which is representative of projected net operating income (“NOI”) plus the residual value of the community. Our future cash flow estimates are based upon historical results adjusted to reflect our best estimate of future market and operating conditions and our estimated holding periods. If such indicators of impairment are present and the carrying value exceeds the undiscounted cash flows of the community, an impairment loss is recognized equal to the excess of the carrying amount of the asset over its estimated fair value. Our estimates of fair market value represent our best estimate based primarily upon unobservable inputs related to rental rates, operating costs, growth rates, discount rates and capitalization rates, industry trends and reference to market rates and transactions.

For long-lived assets to be disposed of, impairment losses are recognized when the fair value of the asset less estimated cost to sell is less than the carrying value of the asset. Properties classified as real estate held for sale generally represent properties that are actively marketed or contracted for sale with the closing expected to occur within the next twelve months. Real estate held for sale is carried at the lower of cost, net of accumulated depreciation, or fair value, less the cost to sell, determined on an asset-by-asset basis. Expenditures for ordinary repair and maintenance costs on held for sale properties are charged to expense as incurred. Expenditures for improvements, renovations, and replacements related to held for sale properties are capitalized at cost. Depreciation is not recorded on real estate held for sale.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 35 years for buildings, 10 to 35 years for major improvements, and 3 to 10 years for furniture, fixtures, equipment, and other assets. As of December 31, 2011 and 2010, the amount of our net intangible assets which are reflected in “Other assets” was $15.7 million and $4.1 million, respectively. As of December 31, 2011 and 2010, the amount of our net intangible liabilities which are reflected in “Accounts payable, accrued expenses, and other liabilities” was $4.3 million and $3.3 million in our Consolidated Balance Sheets. The balances are being amortized over the remaining life of the respective intangible.

All development and redevelopment projects and related costs are capitalized during periods in which activities necessary to get the property ready for its intended use are in progress. As each building in a project is completed and becomes available for lease-up, the Operating Partnership ceases capitalization and the assets are depreciated over their estimated useful lives. The costs of projects which include interest, real estate taxes, insurance, and allocated development overhead related to support costs for personnel working directly on the development site are capitalized during the construction period. During 2011, 2010, and 2009, total interest capitalized pertaining to redevelopment projects and land held for future development was $1.8 million, $1.3 million, and $444,000, respectively.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

Cash, cash equivalents and restricted cash

Cash and cash equivalents consist of cash on hand and demand deposits with financial institutions. Restricted cash consists of escrow deposits held by lenders for real estate taxes, insurance and replacement reserves, and security deposits.

Derivative financial instruments

The General Partner utilizes derivative financial instruments to manage interest rate risk and generally designates these financial instruments as cash flow hedges. Derivative financial instruments associated with the Operating Partnership’s allocation of the General Partner’s debt are recorded on our Consolidated Balance Sheets as either an asset or liability and measured quarterly at their fair value. The changes in fair value for the General Partner’s cash flow hedges allocated to the Operating Partnership that are deemed effective are reflected in other comprehensive income and for non-designated derivative financial instruments in earnings. The ineffective component of cash flow hedges, if any, is recorded in earnings.

Non-controlling interests

The noncontrolling interests represent the General Partner’s interests in certain consolidated subsidiaries and are presented in the capital section of the consolidated balance sheets since these interests are not convertible or redeemable into any other ownership interests of the Operating Partnership.

Revenue and real estate sales gain recognition

Rental income related to leases is recognized on an accrual basis when due from residents in accordance with FASB ASC 840, Leases and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition”. Rental payments are generally due on a monthly basis and recognized when earned. The Operating Partnership recognizes interest income, management and other fees and incentives when earned, fixed and determinable.

The Operating Partnership accounts for sales of real estate in accordance with FASB ASC 360-20, Real Estate Sales. For sale transactions meeting the requirements for full accrual profit recognition, such as the Operating Partnership no longer having continuing involvement in the property, we remove the related assets and liabilities from our Consolidated Balance Sheets and record the gain or loss in the period the transaction closes. For sale transactions that do not meet the full accrual sale criteria due to our continuing involvement, we evaluate the nature of the continuing involvement and account for the transaction under an alternate method of accounting.

Sales to entities in which we or our General Partner retain or otherwise own an interest are accounted for as partial sales. If all other requirements for recognizing profit under the full accrual method have been satisfied and no other forms of continuing involvement are present, we recognize profit proportionate to the outside interest in the buyer and defer the gain on the interest we or our General Partner retain. The Operating Partnership recognizes any deferred gain when the property is sold to a third party. In transactions accounted by us as partial sales, we determine if the buyer of the majority equity interest in the venture was provided a preference as to cash flows in either an operating or a capital waterfall. If a cash flow preference has been provided, we recognize profit only to the extent that proceeds from the sale of the majority equity interest exceed costs related to the entire property.

Discontinued operations

For properties accounted for under FASB ASC 360, Property, Plant and Equipment (“Topic 360”), the results of operations for those properties sold during the year or classified as held-for-sale at the end of the current year are classified as discontinued operations in the current and prior periods. Further, to meet the discontinued operations criteria, the Operating Partnership or related parties will not have any significant continuing involvement in the ownership or operation of the property after the sale or disposition. Once a property is classified as held-for-sale, depreciation is no longer recorded. However, if the Operating Partnership determines that the property no longer meets the criteria for held-for-sale, the Company will recapture any unrecorded depreciation on the property (see Note 4, Discontinued Operations for further discussion).

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

Earnings per Operating Partnership Unit

Basic earnings per OP Unit is computed by dividing net (loss)/income attributable to general and limited partner unitholders by the weighted average number of general and limited partner units (including redeemable OP Units) outstanding during the year. Diluted earnings per OP Unit reflects the potential dilution that could occur if securities or other contracts to issue OP Units were exercised or converted into OP Units or resulted in the issuance of OP Units and then shared in the earnings of the Operating Partnership. For the years ended December 31, 2011, 2010, and 2009, there were no dilutive instruments, and therefore, diluted earnings per OP Unit and basic earnings per OP Unit are the same. See Note 9, Capital Structure, for further discussion on redemption rights of OP Units.

Allocation of General and Administrative Expenses

The Operating Partnership is charged directly for general and administrative expenses it incurs. The Operating Partnership is also charged with other general and administrative expenses that have been allocated by the General Partner to each of its subsidiaries, including the Operating Partnership, based on each subsidiary’s pro-rata portion of UDR’s total apartment homes. (See Note 6, Related Party Transactions.)

Income taxes

The taxable income or loss of the Operating Partnership is reported on the tax returns of the partners. Accordingly, no provision has been made in the accompanying financial statements for federal or state income taxes on income that is passed through to the partners. However, any state or local revenue, excise or franchise taxes that result from the operating activities of the Operating Partnership are recorded at the entity level. The Operating Partnership’s tax returns are subject to examination by federal and state taxing authorities. Net income for financial reporting purposes differs from the net income for income tax reporting purposes primarily due to temporary differences, principally real estate depreciation and the tax deferral of certain gains on property sales. The differences in depreciation result from differences in the book and tax basis of certain real estate assets and the differences in the methods of depreciation and lives of the real estate assets.

The Operating Partnership follows the accounting guidance within ASC Topic 740, Income Taxes, with respect to how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Operating Partnership’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Management of the Operating Partnership is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The Operating Partnership has no examinations in progress and none are expected at this time.

Management of the Operating Partnership has reviewed all open tax years (2008- 2010) and major jurisdictions, and concluded there is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns.

Advertising costs

All advertising costs are expensed as incurred and reported on the Consolidated Statements of Operations within the line item “Administrative and marketing”. During 2011, 2010, and 2009, total advertising expense from continuing and discontinued operations was $2.5 million, $2.3 million, and $2.4 million, respectively.

Comprehensive income

Comprehensive income, which is defined as all changes in capital during each period except for those resulting from investments by or distributions to partners, is displayed in the accompanying Consolidated Statements of Comprehensive Income/(Loss). For the three years ended December 31, 2011, other comprehensive income/(loss) consisted of the change in the fair value of the General Partner’s effective cash flow hedges that are allocated to the Operating Partnership.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

Use of estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the current financial statement presentation.

Market concentration risk

The Operating Partnership is subject to increased exposure from economic and other competitive factors specific to markets where it holds a significant percentage of the carrying value of its real estate portfolio. At December 31, 2011, the Operating Partnership held greater than 10% of the carrying value of its real estate portfolio in the Orange County, California; San Francisco, California; Metropolitan DC; and New York, New York markets.

3.	REAL ESTATE OWNED

Real estate assets owned by the Operating Partnership consists of income producing operating properties and land held for future development. As of December 31, 2011, the Operating Partnership owned and consolidated 77 communities in 8 states plus the District of Columbia totaling 23,160 apartment homes. The following table summarizes the carrying amounts for our real estate owned (at cost) as of December 31, 2011 and 2010 (dollar amounts in thousands):

	December 31,
	2011	2010
Land	$1,008,077	$869,345
Depreciable property - held and used:
Buildings and improvements	2,942,125	2,274,895
Furniture, fixtures and equipment	111,392	100,794
Held for sale:
Land	13,449	120,579
Buildings and improvements	93,127	299,026
Furniture, fixtures and equipment	9,035	15,530
Under development:
Land	16,385	—
Construction in progress	10,408	—
Land held for future development	1,300	26,015

Real estate owned	4,205,298	3,706,184
Accumulated depreciation	(976,358)	(884,083)

Real estate owned, net	$3,228,940	$2,822,101

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The following table summarizes the Operating Partnership’s real estate community acquisitions for the year ended December 31, 2011 (dollars in thousands).

Property Name	Market	Acquisition Date	Units	Purchase Price (a)
10 Hanover Square	New York, NY	April 2011	493	$259,750
14 North	Boston, MA	April 2011	387	64,500
Inwood West	Boston, MA	April 2011	446	108,000
95 Wall	New York, NY	August 2011	507	328,914

			1,833	$761,164

(a)	The purchase price is the contractual sales price by the Operating Partnership and the third party and does not include any costs that the Operating Partnership incurred in the pursuit of the property or the recorded difference between the agreed upon value and the fair value of the OP Units issued as part of the consideration paid.

In August 2011, UDR, through the Operating Partnership closed on the acquisition of 95 Wall. The community was acquired for $328.9 million, which included the issuance of 1,802,239 OP Units of the Operating Partnership. The OP Units were deemed to have an agreed upon value equal to the greater of $25.00 or the volume weighted average closing price per share of the Company’s common stock for the 10 day period ended on (and including) the date one business day prior to the settlement date. For purchase price accounting purposes, the fair value of these OP units was $26.71 at the settlement date.

On April 1, 2011, UDR, through the Operating Partnership closed on the acquisition of 10 Hanover Square. The community was acquired for $259.8 million, which included assumed debt with a fair value of $208.1 million, and the issuance of 2,569,606 OP Units of the Operating Partnership. The OP Units were deemed to have an agreed upon value equal to the greater of $25.00 or the volume weighted average closing price per share of the Company’s common stock for the 10 day period ended on (and including) the date one business day prior to the settlement date. For purchase price accounting purposes, the fair value of these OP units was $24.47 at the settlement date.

On April 5, 2011, UDR and the Operating Partnership completed a $500.0 million asset exchange with an unaffiliated third party whereby UDR acquired 388 Beale, and the Operating Partnership acquired 14 North, and Inwood West. The communities acquired were valued at $263.0 million representing their estimated fair value. The Company and the Operating Partnership paid $28.1 million of cash and assumed debt with a fair value of $61.7 million. UDR sold two multifamily apartment communities (434 homes) and the Operating Partnership sold four multifamily apartment communities (984 homes) located in California as part of the transaction. (See Note 4, Discontinued Operations, for further discussion of real estate community dispositions.)

The Operating Partnership records the fair value of the tangible and identifiable intangible assets acquired based on their estimated fair value. When recording the acquisition of a community, the Operating Partnership first assigns fair value costs to the estimated intangible value of the existing lease agreements and then to the estimated value of the land, building and fixtures assuming the community is vacant. The primary, although not only, identifiable intangible asset associated with our portfolio is the value of existing lease agreements. The Operating Partnership estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up.

Total acquisition value of the communities, including the difference between the agreed upon value of the OP Units and the fair value of the OP Units issued at the acquisition date (if applicable), was recorded $130.8 million to land; $621.2 million to buildings and improvements; $3.5 million to furniture, fixtures, and equipment; $30.5 million to intangible assets; $1.3 million to intangible below market lease liabilities; and $269.7 million of assumed debt.

Operating revenues of $32.5 million and a loss from operations of $22.3 million of the acquired properties were included in the Operating Partnership’s results of operations from the acquisition dates to December 31, 2011.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The unaudited pro forma information below summarizes the Operating Partnership’s combined results of operations for the year ended December 31, 2011 and 2010 as though the above acquisitions were completed on January 1, 2010. The information for the years ended December 31, 2011, and 2010 includes pro forma results for the portion of the period prior to the acquisition date and actual results from the date of acquisition through the end of the period. The supplemental pro forma operating data is not necessarily indicative of what the actual results of operations would have been assuming the transaction had been completed as set forth above, nor do they purport to represent the Operating Partnership’s results of operations for future periods (in thousands except for per share amounts).

	December 31,
	2011	2010
Pro forma revenues	$376,005	$326,146
Pro forma income/(loss) attributable to OP unitholders	20,760	(31,426)
Pro forma earnings per OP unit- basic:
Net income/(loss) attributable to OP unitholders	$0.11	$(0.17)
Earnings per common share- diluted:
Net income/(loss) attributable to OP unitholders	$0.11	$(0.17)

The Operating Partnership incurred $2.3 million of acquisition related costs during the years ended December 31, 2011. These expenses are classified on the Consolidated Statements of Operations line item entitled “General and administrative”.

The Operating Partnership did not have any acquisitions and did not incur any acquisition related costs during the years ended December 31, 2010 and 2009.

4.	DISCONTINUED OPERATIONS

The results of operations for properties sold during the year or designated as held for sale at the end of the year are classified as discontinued operations for all periods presented. Properties classified as real estate held for sale generally represent properties that are actively marketed or contracted for sale with the closing expected to occur within the next twelve months. The application of ASC Topic 360 does not have an impact on net income attributable to unit holders. The application of ASC Topic 360 results in the retrospective reclassification of the operating results of all properties sold or classified as held for sale through March 31, 2012, in the Consolidated Statements of Operations for the years ended December 31, 2011, 2010, and 2009, and the retrospective reclassification of the assets and liabilities within the Consolidated Balance Sheets as of December 31, 2011 and 2010, if applicable. At March 31, 2012, the Operating Partnership had four apartment home communities (1,314 homes) classified as real estate held for disposition. The results of operations of these communities have been retrospectively included in Discontinued Operations in the Consolidated Statements of Operations. In addition, the assets and liabilities related to these communities have been retrospectively classified as held for sale in the Consolidated Balance Sheets.

During the year ended December 31, 2011, the Operating Partnership sold eight apartment home communities (2,024 homes), which included four apartment home communities (984 homes) sold in conjunction with an asset exchange in April 2011, for a total sales price of $299.6 million. During the year ended December 31, 2011, UDR recognized gains on the sale of apartment home communities for financial reporting purposes of $60.1 million, which is also included in discontinued operations and classified within the line item entitled “Income from discontinued operations”.

For the years ended December 31, 2010 and 2009, the Operating Partnership did not dispose of any communities.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The following is a summary of income from discontinued operations for each of the three years ended December 31, (dollars in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Rental income	$33,110	$44,122	$43,751
Non-property income	—	1,695	—

	33,110	45,817	43,751
Rental expenses	12,698	15,293	13,581
Property management fee	911	1,213	1,202
Real estate depreciation	11,367	19,207	19,759
Interest	815	3,082	5,237
Other expenses	167	79	—

	25,958	38,874	39,779
Income before net gain on the sale of property	7,152	6,943	3,972
Net gain on the sale of property	60,065	152	1,475

Income from discontinued operations	$67,217	$7,095	$5,447

5.	DEBT

Our secured debt instruments generally feature either monthly interest and principal or monthly interest-only payments with balloon payments due at maturity. For purposes of classification in the following table, variable rate debt with a derivative financial instrument designated as a cash flow hedge is deemed as fixed rate debt due to the Operating Partnership having effectively established the interest rate for the underlying debt instrument. Secured debt consists of the following as of December 31, 2011 and 2010 (dollars in thousands):

			For the Year Ended December 31, 2011
	Principal Outstanding		Weighted Average Interest Rate	Weighted Average Years to Maturity	Number of Communities Encumbered
	December 31,
	2011	2010
Fixed Rate Debt
Mortgage notes payable	$457,723	$192,205	5.28%	4.0	7
Tax-exempt secured notes payable	—	13,325	N/A	—	—
Fannie Mae credit facilities	444,899	560,993	4.95%	6.0	7

Total fixed rate secured debt	902,622	766,523	5.12%	5.0	14
Variable Rate Debt
Mortgage notes payable	37,415	100,590	0.99%	1.5	2
Tax-exempt secured note payable	27,000	27,000	0.57%	18.2	1
Fannie Mae credit facilities	222,608	175,948	1.84%	4.3	20

Total variable rate secured debt	287,023	303,538	1.61%	5.3	23

Total secured debt	$1,189,645	$1,070,061	4.27%	5.1	37

As of December 31, 2011, the General Partner had secured credit facilities with Fannie Mae with an aggregate commitment of $1.3 billion with $1.1 billion outstanding. The Fannie Mae credit facilities are for an initial term of 10 years, bear interest at floating and fixed rates, and certain variable rate facilities can be extended for an additional five years at the General Partner’s option. At December 31, 2011, $744.5 million of the outstanding balance was fixed at a weighted average interest rate of 5.14% and the remaining balance of $310.5 million on these facilities had a weighted average variable interest rate of 1.63%. $667.5 million of these credit facilities were allocated to the Operating Partnership at December 31, 2011 based on the ownership of the assets securing the debt.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The following is information related to the credit facilities allocated to the Operating Partnership:

	December 31,
	2011	2010
	(dollar amounts in thousands)
Borrowings outstanding	$667,507	$736,941
Weighted average borrowings during the period ended	721,054	763,040
Maximum daily borrowings during the period	732,423	770,021
Weighted average interest rate during the period ended	4.4%	4.5%
Interest rate at the end of the period	4.1%	4.4%

The Operating Partnership may from time to time acquire properties subject to fixed rate debt instruments. In those situations, management will record the secured debt at its estimated fair value and amortize any difference between the fair value and par to interest expense over the life of the underlying debt instrument. The unamortized fair value adjustment of the fixed rate debt instruments on the Operating Partnership’s properties was a net premium/(discount) of $17.8 million and ($1.1 million) at December 31, 2011and 2010, respectively.

Fixed Rate Debt

Mortgage notes payable. Fixed rate mortgage notes payable are generally due in monthly installments of principal and interest and mature at various dates from December 2012 through May 2019 and carry interest rates ranging from 3.43% to 5.94%.

Secured credit facilities. At December 31, 2011, the General Partner had borrowings against its fixed rate facilities of $744.5 million of which $444.9 million was allocated to the Operating Partnership based on the ownership of the assets securing the debt. As of December 31, 2011, the fixed rate Fannie Mae credit facilities allocated to the Operating Partnership had a weighted average fixed interest rate of 4.95%.

Variable Rate Debt

Mortgage notes payable. Variable rate mortgage notes payable are generally due in monthly installments of principal and interest and mature on July 2013. Interest on the variable rate mortgage notes is based on LIBOR plus some basis points, which translated into interest rate of 0.99% at December 31, 2011.

Tax-exempt secured note payable. The variable rate mortgage note payable that secures tax-exempt housing bond issues matures in March 2030. Interest on this note is payable in monthly installments. The mortgage note payable has an interest rate of 0.57% as of December 31, 2011.

Secured credit facilities. At December 31, 2011, the General Partner had borrowings against its variable rate facilities of $310.5 million of which $222.6 million was allocated to the Operating Partnership based on the ownership of the assets securing the debt. As of December 31, 2011, the variable rate borrowings under the Fannie Mae credit facilities allocated to the Operating Partnership had a weighted average floating interest rate of 1.84%.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The aggregate maturities of the Operating Partnership’s secured debt due during each of the next five calendar years and thereafter are as follows (dollars in thousands):

	Fixed		Variable
	Mortgage Notes	Credit Facilities	Mortgage Notes	Tax Exempt Notes Payable	Credit Facilities	Total
2012	$54,484	$62,992	$—	$—	$92,715	$210,191
2013	16,538	29,805	37,415	—	—	83,758
2014	8,346	—	—	—	—	8,346
2015	193,209	—	—	—	—	193,209
2016	131,904	—	—	—	—	131,904
Thereafter	53,242	352,102	—	27,000	129,893	562,237

Total	$457,723	$444,899	$37,415	$27,000	$222,608	$1,189,645

Guarantor on Unsecured Debt

At December 31, 2010, the Operating Partnership was a guarantor on the General Partner’s unsecured credit facility, with an aggregate borrowing capacity of $600 million ($31.8 million outstanding at December 31, 2010). On October 25, 2011, the Operating Partnership issued a guarantee in conjunction with a $900 million unsecured revolving credit facility entered into by the General Partner. The facility replaced the General Partner’s $600 million credit facility. At December 31, 2011, the outstanding balance under the $900 million unsecured credit facility was $421.0 million.

The Operating Partnership is also a guarantor on the General Partner’s $250 million term loan which matures January 2016, a $100 million term loan which matures December 2016, and $300 million of medium-term notes due June 2018. Subsequent to December 31, 2011, the Operating Partnership issued an additional guarantee on medium term notes issued by the General Partner. See Note 13, Subsequent Event.

6.	RELATED PARTY TRANSACTIONS

Receivable due from the General Partner

The Operating Partnership participates in the General Partner’s central cash management program, wherein all the Operating Partnership’s cash receipts are remitted to the General Partner and all cash disbursements are funded by the General Partner. In addition, other miscellaneous costs such as administrative expenses are incurred by the General Partner on behalf of the Operating Partnership. As a result of these various transactions between the Operating Partnership and the General Partner, the Operating Partnership had net receivable balances of $193.6 million and $492.7 million at December 31, 2011 and 2010, respectively, which are reflected as a reduction of capital on the Consolidated Balance Sheets.

Allocation of General and Administrative Expenses

The General Partner provides various general and administrative and other overhead services for the Operating Partnership including legal assistance, acquisitions analysis, marketing and advertising, and allocates these expenses to the Operating Partnership first on the basis of direct usage when identifiable, with the remainder allocated based on its pro-rata portion of UDR’s total apartment homes. During the years ended December 31, 2011, 2010, and 2009, the general and administrative expenses and property management expenses, allocated to the Operating Partnership by UDR were $32.6 million, $32.4 million, and $25.9 million, respectively, and are included in “General and Administrative” expenses and “Property management” expenses on the consolidated statements of operations. In the opinion of management, this method of allocation reflects the level of services received by the Operating Partnership from the General Partner.

Management Fee

During the year ended December 31, 2011, the Operating Partnership entered into a management agreement with a Taxable REIT Subsidiary (“TRS”) of the General Partner. The TRS charges the Operating Partnership 2.75% of gross rental revenues. During the year ended December 31, 2011, the Operating Partnership incurred $3.7 million of management fees under the management agreement.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

Guaranty by the General Partner

The Operating Partnership provided a “bottom dollar” guaranty to certain limited partners as part of their original contribution to the Operating Partnership. The guaranty protects the tax basis of the underlying contribution and is reflected on the OP unitholder’s

Schedule K-1 tax form. The guaranty was made in the form of a note payable issued by the Operating Partnership to the General Partner at an annual interest rate of 1.14% and 0.593% at December 31, 2011 and 2010, respectively. Interest payments are made monthly and the note is due December 31, 2012. At December 31, 2011 and 2010, the note payable due to the General Partner was $83.3 million and $78.3 million, respectively.

During the year ended December 31, 2011, the Operating Partnership also provided a guaranty in conjunction with 1,802,239 OP Units issued in partial consideration to the seller for the acquisition of an operating community. The guaranty was made in the form of a note payable issued by the Operating Partnership to the General Partner at an annual interest rate of 5.337%. Interest payments are due monthly and the note matures on August 31, 2021. At issuance and at December 31, 2011, the note payable due to the General Partner was $5.5 million.

7.	FAIR VALUE OF DERIVATIVES AND FINANCIAL INSTRUMENTS

Fair value is based on the price that would be received to sell an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level valuation hierarchy prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•

Level 2 - Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

•

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The estimated fair values of the Operating Partnership’s financial instruments either recorded or disclosed on a recurring basis as of December 31, 2011 and 2010 are summarized as follows (dollars in thousands):

		Fair Value at December 31, 2011 Using
	December 31, 2011	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description:
Derivatives- Interest rate contracts (b)	$71	$—	$71	$—

Total assets	$71	$—	$71	$—

Derivatives- Interest rate contracts (b)	$6,207	$—	$6,207	$—
Secured debt instruments- fixed rate: (a)
Mortgage notes payable	495,412	—	—	495,412
Fannie Mae credit facilities	462,621	—	—	462,621
Secured debt instruments- variable rate: (a)
Mortgage notes payable	37,415	—	—	37,415
Tax-exempt secured notes payable	27,000	—	—	27,000
Fannie Mae credit facilities	222,608	—	—	222,608

Total liabilities	$1,251,263	$—	$6,207	$1,245,056

		Fair Value at December 31, 2010 Using
	December 31, 2010	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description:
Derivatives- Interest rate contracts (b)	$376	$—	$376	$—

Total assets	$376	$—	$376	$—

Derivatives- Interest rate contracts (b)	$5,111	$—	$5,111	$—
Contingent purchase consideration (c)	5,402	—	—	5,402
Secured debt instruments- fixed rate: (a)
Mortgage notes payable	205,750	—	—	205,750
Tax-exempt secured notes payable	13,885	—	—	13,885
Fannie Mae credit facilities	576,069	—	—	576,069
Secured debt instruments- variable rate: (a)
Mortgage notes payable	100,590	—	—	100,590
Tax-exempt secured notes payable	27,000	—	—	27,000
Fannie Mae credit facilities	175,948	—	—	175,948

Total liabilities	$1,109,755	$—	$5,111	$1,104,644

(a)	See Note 5, Debt
(b)	See Note 8, Derivatives and Hedging Activity
(c)	In the first quarter of 2010, the Operating Partnership accrued a liability of $6.0 million related to a contingent purchase consideration on one of its properties. The contingent consideration was determined based on the fair market value of the related asset which is estimated using Level 3 inputs utilized in a third party appraisal. The Operating Partnership paid approximately $635,000 of the liability during the year ended December 31, 2010. The remaining balance of $5.4 million was paid during the year ended December 31, 2011 in conjunction with the sale of the property.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

Financial Instruments Carried at Fair Value

The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Operating Partnership has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Operating Partnership has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2011 and 2010, the Operating Partnership has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Operating Partnership has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Financial Instruments Not Carried at Fair Value

At December 31, 2011, the fair values of cash and cash equivalents, restricted cash, accounts receivable, prepaids, real estate taxes payable, accrued interest payable, security deposits and prepaid rent, distributions payable and accounts payable approximated their carrying values because of the short term nature of these instruments. The estimated fair values of other financial instruments were determined by the Operating Partnership using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Operating Partnership would realize on the disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The General Partner estimates the fair value of our debt instruments by discounting the remaining cash flows of the debt instrument at a discount rate equal to the replacement market credit spread plus the corresponding treasury yields. Factors considered in determining a replacement market credit spread include general market conditions, borrower specific credit spreads, time remaining to maturity, loan-to-value ratios and collateral quality (Level 3).

The Operating Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by the future operation and disposition of those assets are less than the net book value of those assets. Cash flow estimates are based upon historical results adjusted to reflect management’s best estimate of future market and operating conditions and our estimated holding periods. The net book value of impaired assets is reduced to fair value. The General Partner’s estimates of fair value represent management’s estimates based upon Level 3 inputs such as industry trends and reference to market rates and transactions.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

8.	DERIVATIVES AND HEDGING ACTIVITY

Risk Management Objective of Using Derivatives

The Operating Partnership is exposed to certain risk arising from both its business operations and economic conditions. The General Partner principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The General Partner manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and through the use of derivative financial instruments. Specifically, the General Partner enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The General Partner’s and the Operating Partnership’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the General Partner’s known or expected cash receipts and its known or expected cash payments principally related to the General Partner’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The General Partner’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the General Partner primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the General Partner making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up front premium.

A portion of the General Partner’s interest rate derivatives have been allocated to the Operating Partnership based on the General Partner’s underlying debt instruments allocated to the Operating Partnership. (See Note 5, Debt.)

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated Other Comprehensive Income/(Loss)” and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2011, 2010 and 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2011, 2010 and 2009, the Operating Partnership recorded less than $1,000 of ineffectiveness in earnings attributable to reset date and index mismatches between the derivative and the hedged item.

Amounts reported in “Accumulated Other Comprehensive Income/(Loss)” related to derivatives will be reclassified to interest expense as interest payments are made on the General Partner’s variable-rate debt that is allocated to the Operating Partnership. During the next twelve months through December 31, 2012, we estimate that an additional $2.9 million will be reclassified as an increase to interest expense.

As of December 31, 2011, the Operating Partnership had the following outstanding interest rate derivatives designated as cash flow hedges of interest rate risk (dollar amounts in thousands):

Interest Rate Derivative	Number of Instruments	Notional
Interest rate swaps	4	$172,813
Interest rate caps	5	$245,954

Derivatives not designated as hedges are not speculative and are used to manage the General Partner’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and resulted in losses of $204,000 and $684,000 and a gain of $538,000 for the years ended December 31, 2011, 2010, and 2009, respectively.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

As of December 31, 2011, we had the following outstanding derivatives that were not designated as hedges in qualifying hedging relationships (dollar amounts in thousands):

Product	Number of Instruments	Notional
Interest rate caps	1	$79,847

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of our derivative financial instruments as well as their classification on the Consolidated Balance Sheets as of December 31, 2011 and 2010 (dollar amounts in thousands).

	Asset Derivatives			Liability Derivatives
		Fair Value at			Fair Value at
	Balance Sheet Location	December 31,		Balance Sheet Location	December 31,
		2011	2010		2011	2010
Derivatives designated as hedging instruments:
Interest Rate Products	Other Assets	$64	$217	Other Liabilities	$6,207	$5,111

Total derivatives designated as hedging instruments		$64	$217		$6,207	$5,111

Derivatives not designated as hedging instruments:
Interest Rate Products	Other Assets	$7	$159	Other Liabilities	$—	$—

Total derivatives not designated as hedging instruments		$7	$159		$—	$—

Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statements of Operations

The tables below present the effect of the derivative financial instruments on the Consolidated Statements of Operations for the years ended December 31, 2011, 2010, and 2009 (dollar amounts in thousands):

Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivative (Effective Portion)			Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)
	For the Years Ended December 31,				For the Years Ended December 31,
	2011	2010	2009		2011	2010	2009
Interest Rate Products	$(6,119)	$(6,631)	$(2,676)	Interest expense	$(4,719)	$(4,281)	$(4,397)

Total	$(6,119)	$(4,281)	$(2,676)		$(4,719)	$(6,631)	$(4,397)

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		For the Years Ended December 31,
		2011	2010	2009
Interest Rate Products	Other income /(expense)	$(204)	$(684)	$538

Total		$(204)	$(684)	$538

Credit-risk-related Contingent Features

The General Partner has agreements with some of its derivative counterparties that contain a provision where (1) if the General Partner defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the General Partner could also be declared in default on its derivative obligations; or (2) the General Partner could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the General Partner’s default on the indebtedness.

Certain of the General Partner ‘s agreements with its derivative counterparties contain provisions where if there is a change in the General Partner’s financial condition that materially changes the General Partner ‘s creditworthiness in an adverse manner, the General Partner may be required to fully collateralize its obligations under the derivative instrument.

The General Partner also has an agreement with a derivative counterparty that incorporates the loan and financial covenant provisions of the General Partner’s indebtedness with a lender affiliate of the derivative counterparty. Failure to comply with these covenant provisions would result in the General Partner being in default on any derivative instrument obligations covered by the agreement.

As of December 31, 2011, the fair value of derivatives in a net liability position that were allocated to the Operating Partnership, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $6.5 million. As of December 31, 2011, the General Partner has not posted any collateral related to these agreements. If the General Partner had breached any of these provisions at December 31, 2011, it would have been required to settle its obligations under the agreements at their termination value of $6.5 million.

9.	CAPITAL STRUCTURE

General Partnership Units

The General Partner has complete discretion to manage and control the operations and business of the Operating Partnership, which includes but is not limited to the acquisition and disposition of real property, construction of buildings and making capital improvements, and the borrowing of funds from outside lenders or UDR and its subsidiaries to finance such activities. The General Partner can generally authorize, issue, sell, redeem or purchase any OP Unit or securities of the Operating Partnership without the approval of the limited partners. The General Partner can also approve, with regard to the issuances of OP units, the class or one or more series of classes, with designations, preferences, participating, optional or other special rights, powers and duties including rights, powers and duties senior to limited partnership interests without approval of any limited partners except holder of Class A Partnership Units. There were 110,883 OP units of general partnership interest at December 31, 2011 and 2010, all of which were held by UDR.

Limited Partnership Units

At December 31, 2011 and 2010, there were 184,170,370 and 179,798,525 OP units outstanding of limited partnership interest, respectively, of which 1,751,671 were Class A Limited Partnership OP units. UDR owned 174,749,068 or 94.9% and 174,736,557 or 97.2% at December 31, 2011 and 2010, respectively. The remaining 9,421,302 or 5.1% and 5,061,968 or 2.8% OP units outstanding of limited partnership interest were held by non- affiliated partners at December 31, 2011 and 2010, respectively, of which 1,751,671 were Class A Limited Partnership units.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The limited partners have the right to require the Operating Partnership to redeem all or a portion of the OP Units held by the limited partner at a redemption price equal to and in the form of the Cash Amount (as defined in the Operating Partnership Agreement), provided that such OP Units have been outstanding for at least one year. UDR, as general partner of the Operating Partnership may, in its sole discretion, purchase the OP Units by paying to the limited partner either the Cash Amount or the REIT Share Amount (generally one share of common stock of UDR for each OP Unit), as defined in the Operating Partnership Agreement.

The non-affiliated limited partners’ capital is adjusted to redemption value at the end of each reporting period with the corresponding offset against UDR’s limited partner capital account based on the redemption rights noted above. The aggregate value upon redemption of the then-outstanding OP Units held by limited partners was $236.5 million and $119.1 million as of December 31, 2011 and 2010, respectively, based on the value of UDR’s common stock at each period end. A limited partner has no right to receive any distributions from the Operating Partnership on or after the date of redemption of its OP Units.

Class A Limited Partnership Units

Class A Partnership units have a cumulative, annual, non-compounded preferred return, which is equal to 8% based on a value of $16.61 per Class A Partnership unit.

Holders of the Class A Partnership Units exclusively possess certain voting rights. The Operating Partnership may not do the following without approval of the holders of the Class A Partnership Units: (i) increase the authorized or issued amount of Class A Partnership Units, (ii) reclassify any other partnership interest into Class A Partnership Units, (iii) create, authorize or issue any obligations or security convertible into or the right to purchase any Class Partnership units, without the approval of the holders of the Class A Partnership Units, (iv) enter into a merger or acquisition, or (v) amend or modify the Agreement of Limited Partnership of the Operating Partnership in a manner that adversely affects the relative rights, preferences or privileges of the Class A Partnership Units.

Allocation of profits and losses

Profit of the Operating Partnership is allocated in the following order: (i) to the General Partner and the Limited Partners in proportion to and up to the amount of cash distributions made during the year, and (ii) to the General Partner and Limited Partners in accordance with their percentage interests. Losses and depreciation and amortization expenses, non-recourse liabilities are allocated to the General Partner and Limited Partners in accordance with their percentage interests. Losses allocated to the Limited Partners are capped to the extent that such an allocation would not cause a deficit in the Limited Partners capital account. Such losses are, therefore, allocated to the General Partner. If any Partner’s capital balance were to fall into a deficit any income and gains are allocated to each Partner sufficient to eliminate its negative capital balance.

Out-Performance Programs

Series A Out-Performance Program

In May 2001, the Board of Directors of UDR approved the Series A Out-Performance Program (the “Series A Program”) pursuant to which certain executive officers and other key officers of UDR (the “Participants”) were given the opportunity to invest indirectly in UDR by purchasing interests in a limited liability company (the “Series A LLC”), the only asset of which is a special class of partnership units of the Operating Partnership (“Series A Out-Performance Partnership Shares” or “Series A OPPSs”), for an initial investment of $1.27 million (the full market value of the Series A OPPS, at inception, as determined by an independent investment banking firm). The Series A Program measured the cumulative total return on UDR’s common stock over a 28-month period beginning February 2001 and ending May 31, 2003.

The Series A Program was designed to provide participants with the possibility of substantial returns on their investment if the cumulative total return on UDR’s common stock, measured by the cumulative amount of dividends paid plus share price appreciation during the measurement period, exceeded the greater of (a) the cumulative total return of the Morgan Stanley REIT Index over the same period; and (b) is at least the equivalent of a 30% total return, or 12% annualized.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

At the conclusion of the measurement period on May 31, 2003, UDR’s total return satisfied these criteria. As a result, the Series A LLC as holder of the Series A OPPSs received distributions and allocations of income and loss from the Operating Partnership equal to the distributions and allocations that were received on 1,853,204 OP Units, which distributions and allocations were distributed to the participants on a pro rata basis based on the ownership of the Series A LLC.

Series E Out-Performance Program

In February 2007, the Board of Directors of UDR approved the Series E Out-Performance Program (the “Series E Program”) pursuant to which certain executive officers of UDR (the “Series E Participants”) were given the opportunity to invest indirectly in UDR by purchasing interests in UDR Out-Performance V, LLC, a Delaware limited liability company (the “Series E LLC”), the only asset of which is a special class of partnership units of the Operating Partnership (“Series E Out-Performance Partnership Shares” or “Series E OPPSs”). The Series E Program was part of the New Out-Performance Program approved by UDR’s stockholders in May 2005. The Series E LLC agreed to sell 805,000 membership units to certain members of UDR’s senior management at a price of $1.00 per unit. The aggregate purchase price of $805,000 for the Series E OPPSs, assuming 100% participation, was based upon the advice of an independent valuation expert. The Series E Program measured the cumulative total return on our common stock over the 36-month period beginning January 1, 2007 and ending December 31, 2009.

The Series E Program was designed to provide participants with the possibility of substantial returns on their investment if the cumulative total return on UDR’s common stock, as measured by the cumulative amount of dividends paid plus share price appreciation during the measurement period was at least the equivalent of a 36% total return, or 12% annualized (“Minimum Return”).

At the conclusion of the measurement period, if UDR’s cumulative total return satisfied these criteria, the Series E LLC as holder of the Series E OPPSs would receive (for the indirect benefit of the Series E Participants as holders of interests in the Series E LLC) distributions and allocations of income and loss from the Operating Partnership equal to the distributions and allocations that would have been received on the number of OP Units obtained by:

i.	determining the amount by which the cumulative total return of UDR’s common stock over the measurement period exceeds the Minimum Return (such excess being the “Excess Return”);

ii.	multiplying 2% of the Excess Return by UDR’s market capitalization (defined as the average number of shares outstanding over the 36-month period, including common stock, OP Units, common stock equivalents and OP Units); and

iii.	dividing the number obtained in (ii) by the market value of one share of UDR’s common stock on the valuation date, computed as the volume-weighted average price per day of the common stock for the 20 trading days immediately preceding the valuation date.

For the Series E OPPSs, the number determined pursuant to clause (ii) above was capped at 0.5% of market capitalization.

If, on the valuation date, the cumulative total return of UDR’s common stock did not meet the Minimum Return, then the Series E Participants would forfeit their entire initial investment.

At the conclusion of the measurement period, December 31, 2009, the total cumulative return on UDR’s common stock did not meet the minimum return threshold. As a result, there were no payouts under the Series E OPPSs program and the investment made by the holders of the Series E OPPSs was forfeited.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The following table shows OP Unit activity and OP units outstanding during the three years ended December 31, 2011:

			UDR, Inc.
	Class A Limited	Limited	Limited	General
	Partner	Partners	Partner	Partner	Total
Ending balance at December 31, 2008	1,617,815	5,705,964	158,736,998	102,410	166,163,187
Issuance of units through Special Dividend	133,856	485,986	13,117,906	8,473	13,746,221
OP redemptions for UDR stock	—	(1,957,029)	1,957,029	—	—

Ending balance at December 31, 2009	1,751,671	4,234,921	173,811,933	110,883	179,909,408

OP redemptions for UDR cash	—	(19,076)	19,076	—	—
OP redemptions for UDR stock	—	(905,548)	905,548	—	—

Ending balance at December 31, 2010	1,751,671	3,310,297	174,736,557	110,883	179,909,408

OP Units issued for acquisitions of real estate	—	4,371,845	—	—	4,371,845
OP redemptions for UDR stock	—	(12,511)	12,511	—	—

Ending balance at December 31, 2011	1,751,671	7,669,631	174,749,068	110,883	184,281,253

10.	COMMITMENTS AND CONTINGENCIES

Commitments

Ground Leases

The Operating Partnership owns five communities which are subject to ground leases expiring between 2019 and 2103. The leases are accounted for in accordance with FASB ASC 840, Leases. Future minimum lease payments as of December 31, 2011 are $4.9 million for each of the years ending December 31, 2012 to 2016, and a total of $314.5 million for years thereafter. For purposes of our ground lease contracts, the Operating Partnership uses the minimum lease payment, if stated in the agreement. For ground lease agreements where there is a reset provision based on the communities appraised value or consumer price index but does not included a specified minimum lease payment, the Operating Partnership uses the current rent over the remainder of the lease term.

The Operating Partnership incurred $4.9 million, $4.7 million, and $4.6 million of ground rent expense for the years ended December 31, 2011, 2010, and 2009, respectively.

Contingencies

Litigation and Legal Matters

The Operating Partnership is subject to various legal proceedings and claims arising in the ordinary course of business. The Operating Partnership cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. The General Partner believes that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the Operating Partnership’s financial condition, results of operations or cash flow.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

11.	REPORTABLE SEGMENTS

FASB ASC Topic 280, Segment Reporting, requires that segment disclosures present the measure(s) used by the chief operating decision maker to decide how to allocate resources and for purposes of assessing such segments’ performance. The Operating Partnership has the same chief operating decision maker as that of its parent, the General Partner. The chief operating decision maker consists of several members of UDR’s executive management team who use several generally accepted industry financial measures to assess the performance of the business for our reportable operating segments.

The Operating Partnership owns and operates multifamily apartment communities throughout the United States that generate rental and other property related income through the leasing of apartment homes to a diverse base of tenants. The primary financial measures of the Operating Partnership’s apartment communities are rental income and net operating income (“NOI”), and are included in the chief operating decision maker’s assessment of UDR’s performance on a consolidated basis. Rental income represents gross market rent less adjustments for concessions, vacancy loss and bad debt. NOI is defined as total revenues less direct property operating expenses. The chief operating decision maker of the General Partner utilizes NOI as the key measure of segment profit or loss.

The Operating Partnership’s two reportable segments are same communities and non-mature/other communities:

•

Same communities represent those communities acquired, developed, and stabilized prior to January 1, 2010 and held as of December 31, 2011. A comparison of operating results from the prior year is meaningful as these communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for sale within the current year. A community is considered to have stabilized occupancy once it achieves 90% occupancy for at least three consecutive months.

•

Non-mature/other communities represent those communities that were acquired or developed in 2009, 2010, or 2011 sold properties, redevelopment properties, properties classified as real estate held for sale, condominium conversion properties, joint venture properties, properties managed by third parties, and the non-apartment components of mixed use properties.

Management evaluates the performance of each of our apartment communities on a same community and non-mature/other basis, as well as individually and geographically. This is consistent with the aggregation criteria of Topic 280 as each of our apartment communities generally has similar economic characteristics, facilities, services, and tenants. Therefore, the Operating Partnership’s reportable segments have been aggregated by geography in a manner identical to that which is provided to the chief operating decision maker.

All revenues are from external customers and no single tenant or related group of tenants contributed 10% or more of the Operating Partnership’s total revenues during the years ended December 31, 2011, 2010, and 2009.

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The accounting policies applicable to the operating segments described above are the same as those described in Note 2, Significant Accounting Policies. The following table details rental income and NOI from continuing and discontinued operations for the Operating Partnership’s reportable segments for the years ended December 31, 2011, 2010, and 2009, and reconciles NOI to income from continuing and discontinued operations per the consolidated statement of operations (dollars in thousands):

	December 31,
	2011	2010	2009
Reportable apartment home segment rental income
Same Store Communities
Western Region	$158,280	$151,244	$155,745
Mid-Atlantic Region	64,020	61,262	58,774
Southeastern Region	38,606	36,963	37,283
Southwestern Region	18,286	17,492	17,445
Non-Mature communities/Other	107,865	83,433	83,809

Total segment and consolidated rental income	$387,057	$350,394	$353,056

Reportable apartment home segment NOI
Same Store Communities
Western Region	$110,631	$103,600	$109,713
Mid-Atlantic Region	44,400	41,908	39,556
Southeastern Region	24,211	23,280	23,598
Southwestern Region	10,994	10,554	10,171
Non-Mature communities/Other	74,022	54,774	57,530

Total segment and consolidated NOI	264,258	234,116	240,568

Reconciling items:
Non-property income	—	1,695	5,695
Property management	(10,644)	(9,636)	(9,709)
Other operating expenses	(5,484)	(5,028)	(4,868)
Depreciation and amortization	(197,964)	(166,480)	(166,773)
Interest	(53,632)	(52,222)	(53,547)
General and administrative	(26,370)	(23,291)	(16,886)
Net gain on the sale of real estate	60,065	152	1,475
Non-controlling interests	(70)	(41)	(131)

Net income/(loss) attributable to OP unit holders	$30,159	$(20,735)	$(4,176)

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

The following table details the assets of the Operating Partnership’s reportable segments as of December 31, 2011 and 2010 (dollars in thousands):

	December 31,
	2011	2010
Reportable apartment home segment assets
Same Store Communities
Western Region	$1,608,006	$1,591,585
Mid-Atlantic Region	697,217	693,564
Southeastern Region	317,353	312,569
Southwestern Region	184,158	182,839
Non-Mature communities/Other	1,398,564	925,627

Total segment assets	4,205,298	3,706,184
Accumulated depreciation	(976,358)	(884,083)

Total segment assets - net book value	3,228,940	2,822,101

Reconciling items:
Cash and cash equivalents	704	920
Restricted cash	12,568	8,022
Deferred financing costs, net	8,184	7,465
Other assets	41,771	22,887

Total consolidated assets	$3,292,167	$2,861,395

Capital expenditures related to our same communities totaled $24.9 million, $21.1 million, and $27.0 million for the years ended December 31, 2011, 2010, and 2009, respectively. Capital expenditures related to our non-mature/other communities totaled $4.8 million, $3.9 million, and $4.9 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Markets included in the above geographic segments are as follows:

i.	Western – Orange County, San Francisco, Monterey Peninsula, Los Angeles, Seattle, Sacramento, Inland Empire, Portland, and San Diego

ii.	Mid-Atlantic –Metropolitan DC and Baltimore

iii.	Southeastern – Nashville, Tampa and Other Florida

iv.	Southwestern – Dallas and Phoenix

UNITED DOMINION REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (continued)

DECEMBER 31, 2011

12.	UNAUDITED SUMMARIZED CONSOLIDATED QUARTERLY FINANCIAL DATA

Selected consolidated quarterly financial data for the years ended December 31, 2011 and 2010 is summarized in the table blow (dollars in thousands, except per share amounts):

	Three months ended
	March 31,	June 30,	September 30,	December 31,
2011
Rental income (a)	$78,131	$88,383	$92,179	$95,254
Loss from continuing operations	(4,012)	(10,245)	(8,392)	(14,339)
Income from discontinued operations	2,008	17,753	1,792	45,664
(Loss)/income attributable to OP unitholders	(2,031)	7,476	(6,632)	31,346
(Loss)/income per OP unit- basic and diluted (b)	$(0.01)	$0.04	$(0.04)	$0.17
2010
Rental income (a)	$79,616	$80,509	$81,225	$64,922
Income/(loss) from continuing operations	1,130	(2,198)	(6,834)	(19,887)
(Loss)/income from discontinued operations	(4,063)	(354)	(2)	11,514
Loss attributable to OP unitholders	(2,950)	(2,570)	(6,845)	(8,370)
Loss per OP unit- basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.05)

(a)	Represents rental income from continuing operations, excluding amounts classified as discontinued operations.
(b)	Quarterly earnings per OP Unit amounts may not total to the annual amounts due to rounding.

13.	SUBSEQUENT EVENT

On January 10, 2012, the Operating Partnership issued a guarantee in conjunction with the General Partner’s issuance of $400 million of 4.625% Medium Term Notes due January 2022. Interest is payable semiannually beginning in July 2012. The notes were priced at 99.100% of the principal amount plus accrued interest from January 10, 2012 to yield 4.739% to maturity.

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UDR, INC.

SCHEDULE III — REAL ESTATE OWNED

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

		Initial Costs				Gross Amount at Which Carried at Close of Period
	Encum- brances	Land and Land Improve- ments	Buildings and Improve- ments	Total Initial Acquisition Costs	Cost of Improvements Capitalized Subsequent to Acquisition Costs	Land and Land Improve- ments	Buildings & Buildings Improve- ments	Total Carrying Value	Accumulated Depreciation	Date of Construction (a)	Date Acquired
WESTERN REGION
Harbor at Mesa Verde	$47,091	$20,477	$28,538	$49,015	$11,271	$20,774	$39,512	$60,286	$20,518	2003	Jun-03
Pine Brook Village	18,270	2,582	25,504	28,086	4,638	3,886	28,838	32,724	14,045	1979	Jun-03
Pacific Shores	19,145	7,345	22,624	29,969	7,777	7,596	30,150	37,746	15,105	2003	Jun-03
Huntington Vista	31,274	8,055	22,486	30,541	6,102	8,243	28,400	36,643	14,479	1970	Jun-03
Missions at Back Bay	11,326	229	14,129	14,358	1,871	10,739	5,490	16,229	2,972	1969	Dec-03
Coronado at Newport—North	48,448	62,516	46,082	108,598	19,536	66,591	61,543	128,134	29,146	2000	Oct-04
Huntington Villas	55,752	61,535	18,017	79,552	5,014	61,855	22,711	84,566	10,965	1972	Sep-04
Villa Venetia	—	70,825	24,179	95,004	5,424	70,984	29,444	100,428	13,401	1972	Oct-04
Vista Del Rey	12,659	10,670	7,080	17,750	1,670	10,783	8,637	19,420	4,112	1969	Sep-04
Foxborough	—	12,071	6,187	18,258	2,285	12,180	8,363	20,543	3,558	1969	Sep-04
Coronado South	92,188	58,785	50,067	108,852	12,351	59,058	62,145	121,203	28,473	2000	Mar-05
Pine Brook Village II	—	25,922	60,961	86,883	1,353	25,997	62,239	88,236	13,190	1975	May-08
1818 Platinum Triangle	—	16,663	51,905	68,568	225	16,665	52,128	68,793	4,225	2009	Aug-10
ORANGE COUNTY, CA	336,153	357,675	377,759	735,434	79,517	375,351	439,600	814,951	174,189
2000 Post Street	—	9,861	44,578	54,439	6,848	10,178	51,109	61,287	19,648	1987	Dec-98
Birch Creek	—	4,365	16,696	21,061	5,320	5,022	21,359	26,381	10,517	1968	Dec-98
Highlands Of Marin	—	5,996	24,868	30,864	25,554	7,011	49,407	56,418	17,294	1991	Dec-98
Marina Playa	—	6,224	23,916	30,140	7,660	6,764	31,036	37,800	14,791	1971	Dec-98
River Terrace	33,130	22,161	40,137	62,298	2,221	22,265	42,254	64,519	15,981	2005	Aug-05
CitySouth	—	14,031	30,537	44,568	30,689	15,672	59,585	75,257	13,826	1972	Nov-05
Bay Terrace	—	8,545	14,458	23,003	2,543	8,549	16,997	25,546	5,827	1962	Oct-05
Highlands of Marin Phase II	—	5,353	18,559	23,912	10,976	5,730	29,158	34,888	6,801	1968	Oct-07
Edgewater	45,106	30,657	83,872	114,529	1,760	30,668	85,621	116,289	18,845	2007	Mar-08
Almaden Lake Village	27,000	594	42,515	43,109	2,459	655	44,913	45,568	9,339	1999	Jul-08
388 Beale	—	14,253	74,104	88,357	438	14,253	74,542	88,795	3,076	1999	Apr-11
2000 Post III	—	1,756	7,753	9,509	2,983	3,290	9,202	12,492	3,773	2006	Dec-98
SAN FRANCISCO, CA	105,236	123,796	421,993	545,789	99,451	130,057	515,183	645,240	139,718
Rosebeach	—	8,414	17,449	25,863	1,889	8,462	19,290	27,752	8,526	1970	Sep-04
Ocean Villas	8,663	5,135	12,789	17,924	1,351	5,205	14,070	19,275	5,895	1965	Oct-04
Tierra Del Rey	—	39,586	36,679	76,265	1,811	39,592	38,484	78,076	9,369	1999	Dec-07
Marina Pointe	67,700	48,182	102,364	150,546	2,188	48,225	104,509	152,734	7,661	1993	Sep-10
Pine@Sixth	—	5,805	6,305	12,110	12,387	6,241	18,256	24,497	11,565	2008	Aug-06
Jefferson at Marina del Rey	89,850	55,651	—	55,651	87,946	61,132	82,465	143,597	14,308	2008	Sep-07
LOS ANGELES, CA	166,213	162,773	175,586	338,359	107,572	168,857	277,074	445,931	57,324
Arbor Terrace	—	1,453	11,995	13,448	2,820	1,769	14,499	16,268	7,346	1996	Mar-98
Aspen Creek	10,819	1,178	9,116	10,294	1,986	1,437	10,843	12,280	4,971	1996	Dec-98
Crowne Pointe	7,328	2,486	6,437	8,923	4,252	2,773	10,402	13,175	5,536	1987	Dec-98
Hilltop	6,774	2,174	7,408	9,582	3,164	2,641	10,105	12,746	5,052	1985	Dec-98
The Hawthorne	—	6,474	30,226	36,700	1,758	6,533	31,925	38,458	12,495	2003	Jul-05
The Kennedy	17,942	6,179	22,307	28,486	1,098	6,212	23,372	29,584	8,430	2005	Nov-05
Hearthstone at Merrill Creek	25,479	6,848	30,922	37,770	1,706	6,860	32,616	39,476	7,132	2000	May-08
Island Square	—	21,284	89,389	110,673	2,443	21,354	91,762	113,116	18,374	2007	Jul-08
Borgata	—	6,379	24,569	30,948	245	6,384	24,809	31,193	6,660	2001	May-07
elements too	—	27,468	72,036	99,504	10,498	30,077	79,925	110,002	13,388	2010	Feb-10
989elements	—	8,541	45,990	54,531	581	8,517	46,595	55,112	5,363	2006	Dec-09
SEATTLE, WA	68,342	90,464	350,395	440,859	30,551	94,557	376,853	471,410	94,747
Presidio at Rancho Del Oro	—	9,164	22,694	31,858	5,073	9,600	27,331	36,931	13,176	1987	Jun-04
Villas at Carlsbad	—	6,517	10,718	17,235	1,514	6,639	12,110	18,749	5,079	1966	Oct-04
SAN DIEGO, CA	—	15,681	33,412	49,093	6,587	16,239	39,441	55,680	18,255
Boronda Manor	—	1,946	8,982	10,928	8,396	3,112	16,212	19,324	6,662	1979	Dec-98
Garden Court	—	888	4,188	5,076	4,385	1,455	8,006	9,461	3,393	1973	Dec-98
Cambridge Court	—	3,039	12,883	15,922	13,073	5,160	23,835	28,995	10,269	1974	Dec-98
Laurel Tree	—	1,304	5,115	6,419	5,335	2,075	9,679	11,754	4,115	1977	Dec-98
The Pointe At Harden Ranch	—	6,388	23,854	30,242	23,263	9,731	43,774	53,505	18,246	1986	Dec-98
The Pointe At Northridge	—	2,044	8,028	10,072	9,098	3,204	15,966	19,170	6,985	1979	Dec-98
The Pointe At Westlake	—	1,329	5,334	6,663	5,159	2,109	9,713	11,822	3,984	1975	Dec-98
MONTEREY PENINSULA, CA	—	16,938	68,384	85,322	68,709	26,846	127,185	154,031	53,654
Verano at Rancho Cucamonga Town Square	54,308	13,557	3,645	17,202	52,382	22,918	46,666	69,584	21,842	2006	Oct-02
Windemere at Sycamore Highland	24,017	5,810	23,450	29,260	2,103	5,986	25,377	31,363	13,711	2001	Nov-02
INLAND EMPIRE, CA	78,325	19,367	27,095	46,462	54,485	28,904	72,043	100,947	35,553
Foothills Tennis Village	—	3,618	14,542	18,160	5,824	3,987	19,997	23,984	10,432	1988	Dec-98
Woodlake Village	—	6,772	26,967	33,739	11,335	7,832	37,242	45,074	20,299	1979	Dec-98
SACRAMENTO, CA	—	10,390	41,509	51,899	17,159	11,819	57,239	69,058	30,731
Tualatin Heights	8,976	3,273	9,134	12,407	5,655	3,707	14,355	18,062	7,736	1989	Dec-98
Andover Park	15,938	2,916	16,995	19,911	6,676	3,105	23,482	26,587	11,570	1989	Sep-04
Hunt Club	17,020	6,014	14,870	20,884	4,850	6,295	19,439	25,734	9,810	1985	Sep-04
PORTLAND, OR	41,934	12,203	40,999	53,202	17,181	13,107	57,276	70,383	29,116

TOTAL WESTERN REGION	796,203	809,287	1,537,132	2,346,419	481,212	865,737	1,961,894	2,827,631	633,287

UDR, INC.

SCHEDULE III — REAL ESTATE OWNED- (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

		Initial Costs		Total Initial Acquisition Costs		Gross Amount at Which Carried at Close of Period
	Encum- brances	Land and Land Improve- ments	Buildings and Improve- ments		Cost of Improvements Capitalized Subsequent to Acquisition Costs	Land and Land Improve- ments	Buildings & Buildings Improve- ments	Total Carrying Value	Accumulated Depreciation	Date of Construction (a)	Date Acquired
MID-ATLANTIC REGION
Dominion Middle Ridge	33,096	3,311	13,283	16,594	5,712	3,638	18,668	22,306	11,469	1990	Jun-96
Dominion Lake Ridge	22,610	2,366	8,387	10,753	5,211	2,775	13,189	15,964	8,230	1987	Feb-96
Presidential Greens	—	11,238	18,790	30,028	7,339	11,519	25,848	37,367	15,907	1938	May-02
The Whitmore	—	6,418	13,411	19,829	19,602	7,424	32,007	39,431	16,461	2008	Apr-02
Ridgewood	—	5,612	20,086	25,698	7,214	5,836	27,076	32,912	16,168	1988	Aug-02
The Calvert	—	263	11,189	11,452	20,825	8,275	24,002	32,277	9,209	1962	Nov-03
Commons at Town Square	—	136	7,724	7,860	1,013	6,874	1,999	8,873	1,115	1971	Dec-03
Waterside Towers	—	874	38,209	39,083	10,007	26,215	22,875	49,090	12,048	1971	Dec-03
Waterside Townhomes	—	129	3,724	3,853	658	2,725	1,786	4,511	852	1971	Dec-03
Wellington Place at Olde Town	28,681	13,753	36,059	49,812	16,314	14,541	51,585	66,126	22,649	2008	Sep-05
Andover House	—	14,357	51,577	65,934	2,449	14,360	54,023	68,383	15,087	2004	Mar-07
Sullivan Place	—	1,137	103,676	104,813	3,080	1,181	106,712	107,893	25,545	2007	Dec-07
Circle Towers	69,771	33,011	107,051	140,062	5,927	32,876	113,113	145,989	23,714	1972	Mar-08
Delancey at Shirlington	—	21,606	66,765	88,371	966	21,616	67,721	89,337	14,696	2006/07	Mar-08
View 14	—	5,710	97,941	103,651	1,166	5,721	99,096	104,817	2,793	2009	Jun-11
Signal Hill	42,074	13,290	—	13,290	68,930	25,327	56,893	82,220	6,353	2010	Nov-10
METROPOLITAN DC	196,232	133,211	597,872	731,083	176,413	190,903	716,593	907,496	202,296
Dominion Kings Place	16,121	1,565	7,007	8,572	3,810	1,800	10,582	12,382	6,751	1983	Dec-92
Dominion At Eden Brook	21,308	2,361	9,384	11,745	5,920	2,913	14,752	17,665	9,936	1984	Dec-92
Ellicott Grove	—	2,920	9,099	12,019	22,219	5,189	29,049	34,238	17,876	2008	Jul-94
Dominion Constant Freindship	10,683	903	4,669	5,572	3,315	1,146	7,741	8,887	4,883	1990	May-95
Lakeside Mill	15,242	2,666	10,109	12,775	3,707	2,849	13,633	16,482	9,166	1989	Dec-99
Tamar Meadow	17,602	4,145	17,150	21,295	4,381	4,502	21,174	25,676	12,142	1990	Nov-02
Calvert’s Walk	18,043	4,408	24,692	29,100	5,833	4,567	30,366	34,933	14,602	1988	Mar-04
Arborview Apartments	—	4,653	23,952	28,605	5,857	5,058	29,404	34,462	15,039	1992	Mar-04
Liriope Apartments	—	1,620	6,791	8,411	896	1,629	7,678	9,307	3,752	1997	Mar-04
20 Lambourne	32,795	11,750	45,590	57,340	3,471	11,837	48,974	60,811	11,613	2003	Mar-08
Domain Brewers Hill	—	4,669	40,630	45,299	247	4,669	40,877	45,546	3,208	2009	Aug-10
BALTIMORE, MD	131,794	41,660	199,073	240,733	59,656	46,159	254,230	300,389	108,968
Dominion Olde West (c)	—	1,965	12,204	14,169	5,216	2,606	16,779	19,385	12,514	1978/82/84/85/87	Dec-84 & Aug- 91
Dominion Creekwood (c)	—	—	—	—	4,975	274	4,701	4,975	3,014	1984	Aug-91
Dominion English Hills	—	1,979	11,524	13,503	8,224	2,873	18,854	21,727	11,134	1969/76	Dec-91
Gayton Pointe Townhomes	—	826	5,148	5,974	28,743	3,319	31,398	34,717	21,308	2007	Sep-95
Dominion West End (c)	25,582	2,059	15,049	17,108	12,222	4,502	24,828	29,330	15,049	1989	Dec-95
Waterside At Ironbridge	—	1,844	13,238	15,082	6,513	2,249	19,346	21,595	10,433	1987	Sep-97
Carriage Homes at Wyndham	—	474	30,997	31,471	7,001	3,764	34,708	38,472	17,587	1998	Nov-03
Legacy at Mayland	41,507	—	—	—	19,269	1,772	17,497	19,269	12,138	2007	Dec-91
RICHMOND, VA	67,089	9,147	88,160	97,307	92,163	21,359	168,111	189,470	103,177
Forest Lake At Oyster Point	—	780	8,862	9,642	8,212	1,346	16,508	17,854	10,810	1986	Aug-95
Woodscape	—	798	7,209	8,007	8,988	2,027	14,968	16,995	11,874	1974/76	Dec-87
Eastwind	—	155	5,317	5,472	5,762	601	10,633	11,234	7,864	1970	Apr-88
Dominion Waterside At Lynnhave	—	1,824	4,107	5,931	5,569	2,198	9,302	11,500	6,384	1966	Aug-96
Heather Lake	—	617	3,400	4,017	9,532	1,194	12,355	13,549	10,729	1972/74	Mar-80
Dominion Yorkshire Downs	—	1,089	8,582	9,671	5,391	1,489	13,573	15,062	7,673	1987	Dec-97
NORFOLK, VA	—	5,263	37,477	42,740	43,454	8,855	77,339	86,194	55,334
Garrison Square	—	5,591	91,027	96,618	2,689	5,591	93,716	99,307	6,887	1887/1990	Sep-10
Ridge at Blue Hills	24,761	6,039	34,869	40,908	359	6,042	35,225	41,267	2,657	2007	Sep-10
Inwood West	60,702	20,778	88,096	108,874	893	20,779	88,988	109,767	3,812	2006	Apr-11
14 North	—	10,961	51,175	62,136	1,088	10,961	52,263	63,224	2,335	2005	Apr-11
BOSTON, MA	85,463	43,369	265,167	308,536	5,029	43,373	270,192	313,565	15,691
10 Hanover Square	205,526	41,432	218,983	260,415	2,085	41,432	221,068	262,500	8,945	2005	Apr-11
21 Chelsea	35,568	36,399	107,154	143,553	409	36,399	107,563	143,962	2,109	2001	Aug-11
Rivergate	—	114,410	324,920	439,330	2,162	114,414	327,078	441,492	8,215	1985	Jul-11
95 Wall Street	—	57,637	266,255	323,892	137	57,641	266,388	324,029	5,738	2008	Aug-11
NEW YORK, NY	241,094	249,878	917,312	1,167,190	4,793	249,886	922,097	1,171,983	25,007
Greens At Falls Run (c)	—	2,731	5,300	8,031	4,665	3,116	9,580	12,696	5,911	1989	May-95
Manor At England Run (c)	—	3,194	13,505	16,699	20,133	5,142	31,690	36,832	19,134	1990	May-95
Greens At Schumaker Pond	—	710	6,118	6,828	5,037	960	10,905	11,865	7,115	1988	May-95
OTHER MID-ATLANTIC	—	6,635	24,923	31,558	29,835	9,218	52,175	61,393	32,160

TOTAL MID-ATLANTIC REGION	721,672	489,163	2,129,984	2,619,147	411,343	569,753	2,460,737	3,030,490	542,633

UDR, INC.

SCHEDULE III — REAL ESTATE OWNED- (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

		Initial Costs				Gross Amount at Which Carried at Close of Period
	Encum- brances	Land and Land Improv- ements	Buildings and Improve- ments	Total Initial Acquisition Costs	Cost of Improvements Capitalized Subsequent to Acquisition Costs	Land and Land Improve- ments	Buildings & Buildings Improve- ments	Total Carrying Value	Accumulated Depreciation	Date of Construction (a)	Date Acquired

SOUTHEASTERN REGION
Summit West	—	2,176	4,710	6,886	7,379	3,097	11,168	14,265	8,712	1972	Dec-92
The Breyley	—	1,780	2,458	4,238	16,499	3,204	17,533	20,737	13,772	2007	Sep-93
Lakewood Place	20,561	1,395	10,647	12,042	7,666	2,120	17,588	19,708	11,578	1986	Mar-94
Hunters Ridge (c)	—	2,462	10,942	13,404	6,075	3,490	15,989	19,479	9,963	1992	Jun-95
Bay Meadow	—	2,893	9,254	12,147	8,816	3,994	16,969	20,963	11,178	2004	Dec-96
Cambridge Woods	—	1,791	7,166	8,957	7,281	2,492	13,746	16,238	8,771	1985	Jun-97
Sugar Mill Creek	—	2,242	7,553	9,795	5,616	2,648	12,763	15,411	7,243	1988	Dec-98
Inlet Bay	—	7,702	23,150	30,852	11,958	8,857	33,953	42,810	19,948	1988/89	Jun-03
MacAlpine Place	—	10,869	36,858	47,727	5,070	11,091	41,706	52,797	18,542	2001	Dec-04
The Vintage Lofts at West End	—	6,611	37,663	44,274	7,740	15,089	36,925	52,014	8,863	2009	Jul-09
Gallery at Bayport II	—	5,775	17,236	23,011	2,259	8,536	16,734	25,270	6,427	2008	Oct-06
Island Walk	—	7,231	19,897	27,128	10,038	4,935	32,231	37,166	17,716	1985/87	Jul-06
TAMPA, FL	20,561	52,927	187,534	240,461	96,397	69,553	267,305	336,858	142,713
Seabrook	—	1,846	4,155	6,001	7,161	2,611	10,551	13,162	7,618	2004	Feb-96
The Canopy Apartment Villas	—	2,895	6,456	9,351	21,736	5,288	25,799	31,087	19,013	2008	Mar-93
Altamira Place	15,640	1,533	11,076	12,609	18,659	3,190	28,078	31,268	20,860	2007	Apr-94
Regatta Shore	—	757	6,608	7,365	13,909	1,894	19,380	21,274	13,816	2007	Jun-94
Alafaya Woods	20,049	1,653	9,042	10,695	7,612	2,394	15,913	18,307	10,523	2006	Oct-94
Los Altos	24,352	2,804	12,349	15,153	7,768	3,770	19,151	22,921	11,655	2004	Oct-96
Lotus Landing	—	2,185	8,639	10,824	7,802	2,717	15,909	18,626	8,892	2006	Jul-97
Seville On The Green	—	1,282	6,498	7,780	6,049	1,668	12,161	13,829	7,084	2004	Oct-97
Ashton @ Waterford	25,958	3,872	17,538	21,410	1,823	4,041	19,192	23,233	10,786	2000	May-98
Arbors at Lee Vista DCO	—	6,692	12,860	19,552	10,812	6,972	23,392	30,364	14,357	2007	Aug-06
The Place on Millenia Blvd	—	12,172	37,143	49,315	1,545	12,201	38,659	50,860	10,965	2007	Jan-08
ORLANDO, FL	85,999	37,691	132,364	170,055	104,876	46,746	228,185	274,931	135,569
Legacy Hill	—	1,148	5,867	7,015	7,841	1,692	13,164	14,856	9,357	1977	Nov-95
Hickory Run	—	1,469	11,584	13,053	8,458	1,989	19,522	21,511	11,013	1989	Dec-95
Carrington Hills	—	2,117	—	2,117	32,205	4,278	30,044	34,322	16,264	1999	Dec-95
Brookridge	—	708	5,461	6,169	3,844	1,007	9,006	10,013	5,588	1986	Mar-96
Breckenridge	—	766	7,714	8,480	3,688	1,157	11,011	12,168	6,299	1986	Mar-97
Colonnade	—	1,460	16,015	17,475	3,703	1,810	19,368	21,178	9,157	1998	Jan-99
The Preserve at Brentwood	24,591	3,181	24,674	27,855	4,895	3,354	29,396	32,750	14,627	1998	Jun-04
Polo Park	—	4,583	16,293	20,876	15,090	5,491	30,475	35,966	14,135	2008	May-06
NASHVILLE, TN	24,591	15,432	87,608	103,040	79,724	20,778	161,986	182,764	86,440
Greentree (c)	—	1,634	11,227	12,861	12,531	2,761	22,631	25,392	14,972	2007	Jul-94
Westland (c)	—	1,835	14,865	16,700	10,964	3,298	24,366	27,664	16,067	1990	May-96
Antlers (c)	—	4,034	11,193	15,227	12,629	5,224	22,632	27,856	14,941	1985	May-96
St Johns Plantation (c)	—	4,288	33,102	37,390	5,302	4,542	38,150	42,692	16,538	2006	Jun-05
The Kensley (c)	—	3,179	30,711	33,890	1,719	3,193	32,416	35,609	9,143	2004	Jul-07
JACKSONVILLE, FL	—	14,970	101,098	116,068	43,145	19,018	140,195	159,213	71,661
The Reserve and Park at Riverbridge	40,133	15,968	56,401	72,369	5,130	16,282	61,217	77,499	26,261	1999/2001	Dec-04
The Groves (c)	—	790	4,767	5,557	5,248	1,624	9,181	10,805	6,534	1989	Dec-95
Mallards of Brandywine (c)	—	766	5,407	6,173	3,016	1,106	8,083	9,189	4,876	1985	Jul-97
PIERPOINT Port Orange (c)	—	3,373	7,096	10,469	5,678	3,808	12,339	16,147	11,060	2007	Dec-05
OTHER FLORIDA	40,133	20,897	73,671	94,568	19,072	22,820	90,820	113,640	48,731

TOTAL SOUTHEASTERN REGION	171,284	141,917	582,275	724,192	343,214	178,915	888,491	1,067,406	485,114

SOUTHWESTERN REGION
THIRTY377	31,816	24,036	32,951	56,987	6,117	24,229	38,875	63,104	13,838	2007	Aug-06
Legacy Village	59,300	16,882	100,102	116,984	4,071	17,029	104,026	121,055	24,322	2005/06/07	Mar-08
Garden Oaks	—	2,132	5,367	7,499	1,093	6,878	1,714	8,592	1,052	1979	Mar-07
Glenwood	—	7,903	554	8,457	1,095	8,112	1,440	9,552	714	1970	May-07
Talisker of Addison	7,157	10,440	634	11,074	1,506	10,830	1,750	12,580	894	1975	May-07
Springhaven	—	6,688	3,354	10,042	745	8,256	2,531	10,787	1,571	1977	Apr-07
Clipper Pointe	—	13,221	2,507	15,728	1,664	14,860	2,532	17,392	1,547	1978	May-07
Highlands of Preston	—	2,151	8,168	10,319	29,559	5,886	33,992	39,878	16,633	2008	Mar-98
The Belmont (c)	—	11,720	—	11,720	54,825	21,016	45,529	66,545	8,799	2010	Apr-10
Savoye	—	7,374	3,367	10,741	55,553	14,660	51,634	66,294	6,980	2010	Aug-10
DALLAS, TX	98,273	102,547	157,004	259,551	156,228	131,756	284,023	415,779	76,350
Finisterra (c)	—	1,274	26,392	27,666	4,351	1,735	30,282	32,017	13,999	1997	Mar-98
Sierra Foothills (c)	20,978	2,728	—	2,728	21,204	5,102	18,830	23,932	12,968	1998	Feb-98
Sierra Canyon (c)	10,717	1,810	12,964	14,774	2,197	2,071	14,900	16,971	9,381	2001	Dec-01
Waterford at Peoria (c)	—	2,225	21,593	23,818	1,635	2,980	22,473	25,453	4,623	2008	Aug-08
Lumiere (c)	—	5,092	11,998	17,090	6,971	4,726	19,335	24,061	12,775	1996	May-06
Residences at Stadium Village (c)	—	7,930	—	7,930	41,418	15,170	34,178	49,348	6,490	2009	May-09
PHOENIX, AZ	31,695	21,059	72,947	94,006	77,776	31,784	139,998	171,782	60,236
Barton Creek Landing	—	3,151	14,269	17,420	20,208	4,414	33,214	37,628	12,086	1986	Mar-02
Residences at the Domain	25,079	4,034	55,256	59,290	1,226	4,086	56,430	60,516	11,488	2007	Aug-08
AUSTIN, TX	25,079	7,185	69,525	76,710	21,434	8,500	89,644	98,144	23,574

TOTAL SOUTHWESTERN REGION	155,047	130,791	299,476	430,267	255,438	172,040	513,665	685,705	160,160

UDR, INC.

SCHEDULE III — REAL ESTATE OWNED- (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

	Encum- brances	Initial Costs		Total Initial Acquisition Costs	Cost of Improvements Capitalized Subsequent to Acquisition Costs	Gross Amount at Which Carried at Close of Period		Total Carrying Value	Accumulated Depreciation	Date of Construction (a)	Date Acquired
		Land and Land Improve- ments	Buildings and Improve- ments			Land and Land Improve- ments	Buildings & Buildings Improve- ments

REAL ESTATE UNDER DEVELOPMENT
Los Alisos (formerly Mission Viejo)	—	17,298	—	17,298	9,496	16,385	10,409	26,794	—
Mission Bay	—	23,625	—	23,625	14,054	23,653	14,026	37,679	—
Belmont Townhomes (c)	—	288	—	288	1,659	854	1,093	1,947	—
2400 14th Street	—	31,747	—	31,747	33,152	31,393	33,506	64,899	—
Village at Bella Terra	—	25,000	—	25,000	7,202	25,000	7,202	32,202	—
Savoye2 (Phase II of Vitruvian Park)	25,076	6,510	3,774	10,284	56,423	11,108	55,599	66,707	570
Phase III of Vitruvian Park	—	7,659	3,601	11,260	7,258	7,659	10,859	18,518	—

TOTAL REAL ESTATE UNDER DEVELOPMENT	25,076	112,127	7,375	119,502	129,244	116,052	132,694	248,746	570

LAND
Waterside	—	11,862	93	11,955	129	11,862	222	12,084	201
Presidio	—	1,524	—	1,524	921	1,300	1,145	2,445	—
Parkers Landing II TRS	—	1,710	—	1,710	762	1,511	961	2,472	(1,852)
3033 Wilshire	—	11,055	—	11,055	4,990	11,049	4,996	16,045	—
DCO Beach Walk LLC	—	12,878	—	12,878	194	12,878	194	13,072	—
7 Harcourt	—	884	—	884	3,767	884	3,767	4,651	7
Vitruvian	—	8,005	16,006	24,011	46,326	38,380	31,957	70,337	—
Spring Valley Road	—	2,875	—	2,875	1,843	2,875	1,843	4,718	1

TOTAL LAND	—	50,793	16,099	66,892	58,932	80,739	45,085	125,824	(1,643)

TOTAL REAL ESTATE UNDER DEVELOPMENT	25,076	162,920	23,474	186,394	188,176	196,791	177,779	374,570	(1,073)

COMMERCIAL HELD FOR DEVELPMENT
Hanover Village	—	1,624	—	1,624	—	1,104	520	1,624	533
The Calvert—commercial side	—	34	1,598	1,632	1,174	1,172	1,634	2,806	771
Circle Towers Office Bldg	—	1,407	4,498	5,905	1,275	1,380	5,800	7,180	1,023
Brookhaven Shopping Center	—	4,138	7,093	11,231	11,393	7,733	14,891	22,624	2,523
Bellevue Plaza retail	22,271	24,377	7,517	31,894	96	29,920	2,070	31,990	230
Grandview DCO	—	7,266	9,702	16,968	2,105	10,750	8,323	19,073	6,523

TOTAL COMMERCIAL	22,271	38,846	30,408	69,254	16,043	52,059	33,238	85,297	11,603

Other(b)	—	—	—	—	3,372	5	3,367	3,372	3

TOTAL CORPORATE	—	—	—	—	3,372	5	3,367	3,372	3

TOTAL COMMERCIAL & CORPORATE	22,271	38,846	30,408	69,254	19,415	52,064	36,605	88,669	11,606

Total Real Estate Owned	$1,891,553	$1,772,924	$4,602,749	$6,375,673	$1,698,798	$2,035,300	$6,039,171	$8,074,471	$1,831,727

(a)	Date of construction or date of last major renovation.
(b)	Includes unallocated accruals and capital expenditures.
The aggregate cost for federal income tax purposes was approximately $7.3 billion at December 31, 2011.
The depreciable life for all buildings is 35 years.
(c)	Classified as held for sale at December 31, 2011.

UDR, INC.

SCHEDULE III — REAL ESTATE OWNED- (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

3-YEAR ROLLFORWARD OF REAL ESTATE OWNED AND ACCUMULATED DEPRECIATION

The following is a reconciliation of the carrying amount of total real estate owned at December 31, (in thousands):

	2011	2010	2009
Balance at beginning of the year	$6,881,347	$6,315,047	$5,831,753
Real estate acquired	1,590,514	425,825	28,220
Capital expenditures and development	189,711	167,986	273,552
Real estate sold	(587,101)	(20,328)	—
Retirement of fully depreciated assets	—	(7,183)	(4,407)
Real estate acquired through JV consolidation	—	—	185,929

Balance at end of the year	$8,074,471	$6,881,347	$6,315,047

The following is a reconciliation of total accumulated depreciation for real estate owned at December 31:

	2011	2010	2009
Balance at beginning of the year	$1,638,326	$1,351,293	$1,078,689
Depreciation expense for the year	341,925	297,889	277,011
Accumulated depreciation on sales	(148,524)	(3,673)	—
Accumulated depreciation on retirements	—	(7,183)	(4,407)

Balance at end of year	$1,831,727	$1,638,326	$1,351,293

UNITED DOMINION REALTY, L.P.

SCHEDULE III — REAL ESTATE OWNED

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

		Initial Costs				Gross Amount at Which Carried at Close of Period
	Encumb- rances	Land and Land Improve- ments	Buildings and Improve- ments	Total Initial Acquisition Costs	Cost of Improvements Capitalized Subsequent to Acquisition Costs	Land and Land Improve- ments	Buildings Buildings Improve- ments	Total Carrying Value	Accumulated Depreciation	Date of Construction (a)	Date Acquired
WESTERN REGION
Harbor at Mesa Verde	$47,091	$20,477	$28,538	$49,015	$11,271	$20,774	$39,512	$60,286	$20,518	2003	Jun-03
Pine Brook Village	18,270	2,582	25,504	28,086	4,638	3,886	28,838	32,724	14,045	1979	Jun-03
Pacific Shores	19,145	7,345	22,624	29,969	7,777	7,596	30,150	37,746	15,105	2003	Jun-03
Huntington Vista	31,274	8,055	22,486	30,541	6,102	8,243	28,400	36,643	14,479	1970	Jun-03
Missions at Back Bay	11,326	229	14,129	14,358	1,871	10,739	5,490	16,229	2,972	1969	Dec-03
Coronado at Newport—North	48,448	62,516	46,082	108,598	19,536	66,591	61,543	128,134	29,146	2000	Oct-04
Huntington Villas	55,752	61,535	18,017	79,552	5,014	61,855	22,711	84,566	10,965	1972	Sep-04
Villa Venetia	—	70,825	24,179	95,004	5,424	70,984	29,444	100,428	13,401	1972	Oct-04
Vista Del Rey	12,659	10,670	7,080	17,750	1,670	10,783	8,637	19,420	4,112	1969	Sep-04
Coronado South	92,188	58,785	50,067	108,852	12,351	59,058	62,145	121,203	28,473	2000	Mar-05
Pine Brook Village II	—	25,922	60,961	86,883	1,353	25,997	62,239	88,236	13,190	1975	May-08
ORANGE COUNTY, CA	336,153	328,941	319,667	648,608	77,007	346,506	379,109	725,615	166,406
2000 Post Street	—	9,861	44,578	54,439	6,848	10,178	51,109	61,287	19,648	1987	Dec-98
Birch Creek	—	4,365	16,696	21,061	5,320	5,022	21,359	26,381	10,517	1968	Dec-98
Highlands Of Marin	—	5,996	24,868	30,864	25,554	7,011	49,407	56,418	17,294	1991	Dec-98
Marina Playa	—	6,224	23,916	30,140	7,660	6,764	31,036	37,800	14,791	1971	Dec-98
River Terrace	33,130	22,161	40,137	62,298	2,221	22,265	42,254	64,519	15,981	2005	Aug-05
CitySouth	—	14,031	30,537	44,568	30,689	15,672	59,585	75,257	13,826	1972	Nov-05
Bay Terrace	—	8,545	14,458	23,003	2,543	8,549	16,997	25,546	5,827	1962	Oct-05
Highlands of Marin Phase II	—	5,353	18,559	23,912	10,976	5,730	29,158	34,888	6,801	1968	Oct-07
Edgewater	45,106	30,657	83,872	114,529	1,760	30,668	85,621	116,289	18,845	2007	Mar-08
Almaden Lake Village	27,000	594	42,515	43,109	2,459	655	44,913	45,568	9,339	1999	Jul-08
SAN FRANCISCO, CA	105,236	107,787	340,136	447,923	96,030	112,514	431,439	543,953	132,869
Rosebeach	—	8,414	17,449	25,863	1,889	8,462	19,290	27,752	8,526	1970	Sep-04
Ocean Villas	8,663	5,135	12,789	17,924	1,351	5,205	14,070	19,275	5,895	1965	Oct-04
Tierra Del Rey	—	39,586	36,679	76,265	1,811	39,592	38,484	78,076	9,369	1999	Dec-07
LOS ANGELES, CA	8,663	53,135	66,917	120,052	5,051	53,259	71,844	125,103	23,790
Crowne Pointe	7,328	2,486	6,437	8,923	4,252	2,773	10,402	13,175	5,536	1987	Dec-98
Hilltop	6,774	2,174	7,408	9,582	3,164	2,641	10,105	12,746	5,052	1985	Dec-98
The Kennedy	17,942	6,179	22,307	28,486	1,098	6,212	23,372	29,584	8,430	2005	Nov-05
Hearthstone at Merrill Creek	—	6,848	30,922	37,770	1,706	6,860	32,616	39,476	7,132	2000	May-08
Island Square	—	21,284	89,389	110,673	2,443	21,354	91,762	113,116	18,374	2007	Jul-08
SEATTLE, WA	32,044	38,971	156,463	195,434	12,663	39,840	168,257	208,097	44,524
Presidio at Rancho Del Oro	—	9,164	22,694	31,858	5,073	9,600	27,331	36,931	13,176	1987	Jun-04
Villas at Carlsbad	—	6,517	10,718	17,235	1,514	6,639	12,110	18,749	5,079	1966	Oct-04
SAN DIEGO, CA	—	15,681	33,412	49,093	6,587	16,239	39,441	55,680	18,255
Boronda Manor	—	1,946	8,982	10,928	8,396	3,112	16,212	19,324	6,662	1979	Dec-98
Garden Court	—	888	4,188	5,076	4,385	1,455	8,006	9,461	3,393	1973	Dec-98
Cambridge Court	—	3,039	12,883	15,922	13,073	5,160	23,835	28,995	10,269	1974	Dec-98
Laurel Tree	—	1,304	5,115	6,419	5,335	2,075	9,679	11,754	4,115	1977	Dec-98
The Pointe At Harden Ranch	—	6,388	23,854	30,242	23,263	9,731	43,774	53,505	18,246	1986	Dec-98
The Pointe At Northridge	—	2,044	8,028	10,072	9,098	3,204	15,966	19,170	6,985	1979	Dec-98
The Pointe At Westlake	—	1,329	5,334	6,663	5,159	2,109	9,713	11,822	3,984	1975	Dec-98
MONTEREY PENINSULA, CA	—	16,938	68,384	85,322	68,709	26,846	127,185	154,031	53,654
Verano at Rancho Cucamonga Town Square	54,308	13,557	3,645	17,202	52,382	22,918	46,666	69,584	21,842	2006	Oct-02
INLAND EMPIRE, CA	54,308	13,557	3,645	17,202	52,382	22,918	46,666	69,584	21,842
Foothills Tennis Village	—	3,618	14,542	18,160	5,824	3,987	19,997	23,984	10,432	1988	Dec-98
Woodlake Village	—	6,772	26,967	33,739	11,335	7,832	37,242	45,074	20,299	1979	Dec-98
SACRAMENTO, CA	—	10,390	41,509	51,899	17,159	11,819	57,239	69,058	30,731
Tualatin Heights	8,976	3,273	9,134	12,407	5,655	3,707	14,355	18,062	7,736	1989	Dec-98
Andover Park	15,938	2,916	16,995	19,911	6,676	3,105	23,482	26,587	11,570	1989	Sep-04
Hunt Club	17,020	6,014	14,870	20,884	4,850	6,295	19,439	25,734	9,810	1985	Sep-04
PORTLAND, OR	41,934	12,203	40,999	53,202	17,181	13,107	57,276	70,383	29,116

TOTAL WESTERN REGION	578,338	597,603	1,071,132	1,668,735	352,769	643,048	1,378,456	2,021,504	521,187

MID-ATLANTIC REGION
The Whitmore	—	6,418	13,411	19,829	19,602	7,424	32,007	39,431	16,461	2008	Apr-02
Ridgewood	—	5,612	20,086	25,698	7,214	5,836	27,076	32,912	16,168	1988	Aug-02
The Calvert	—	263	11,189	11,452	20,825	8,275	24,002	32,277	9,209	1962	Nov-03
Wellington Place at Olde Town	28,681	13,753	36,059	49,812	16,314	14,541	51,585	66,126	22,649	2008	Sep-05
Andover House	—	14,357	51,577	65,934	2,449	14,360	54,023	68,383	15,087	2004	Mar-07
Sullivan Place	—	1,137	103,676	104,813	3,015	1,181	106,647	107,828	25,509	2007	Dec-07
Circle Towers	69,771	33,011	107,051	140,062	5,927	32,876	113,113	145,989	23,714	1972	Mar-08
Delancey at Shirlington	—	21,606	66,765	88,371	966	21,616	67,721	89,337	14,696	2006/07	Mar-08
METROPOLITAN DC	98,452	96,157	409,814	505,971	76,312	106,109	476,174	582,283	143,493
Lakeside Mill	15,242	2,666	10,109	12,775	3,707	2,849	13,633	16,482	9,166	1989	Dec-99
Tamar Meadow	17,602	4,145	17,150	21,295	4,381	4,502	21,174	25,676	12,142	1990	Nov-02
Calvert’s Walk	18,043	4,408	24,692	29,100	5,833	4,567	30,366	34,933	14,602	1988	Mar-04
Liriope Apartments	—	1,620	6,791	8,411	896	1,629	7,678	9,307	3,752	1997	Mar-04
20 Lambourne	32,795	11,750	45,590	57,340	3,471	11,837	48,974	60,811	11,613	2003	Mar-08
BALTIMORE, MD	83,682	24,589	104,332	128,921	18,288	25,384	121,825	147,209	51,275
Inwood West	60,702	20,778	88,096	108,874	893	20,779	88,988	109,767	3,812	2006	Apr-11
14 North	—	10,961	51,175	62,136	1,088	10,961	52,263	63,224	2,335	2005	Apr-11
BOSTON, MA	60,702	31,739	139,271	171,010	1,981	31,740	141,251	172,991	6,147
10 Hanover Square	205,526	41,432	218,983	260,415	2,085	41,432	221,068	262,500	8,945	2005	Apr-11
95 Wall Street	—	57,637	266,255	323,892	137	57,641	266,388	324,029	5,738	2008	Aug-11
NEW YORK, NY	205,526	99,069	485,238	584,307	2,222	99,073	487,456	586,529	14,683

TOTAL MID-ATLANTIC REGION	448,362	251,554	1,138,655	1,390,209	98,803	262,306	1,226,706	1,489,012	215,598

UNITED DOMINION REALTY, L.P.

SCHEDULE III — REAL ESTATE OWNED- (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

		Initial Costs			Cost of Improvements Capitalized Subsequent to Acquisition Costs	Gross Amount at Which Carried at Close of Period
	Encum- brances	Land and Land Improve- ments	Buildings and Improve- ments	Total Initial Acquisition Costs		Land and Land Improve- ments	Buildings Buildings Improve- ments	Total Carrying Value	Accumulated Depreciation	Date of Construction (a)	Date Acquired
SOUTHEASTERN REGION
Sugar Mill Creek	—	2,242	7,553	9,795	5,616	2,648	12,763	15,411	7,243	1988	Dec-98
Inlet Bay	—	7,702	23,150	30,852	11,958	8,857	33,953	42,810	19,948	1988/89	Jun-03
MacAlpine Place	—	10,869	36,858	47,727	5,070	11,091	41,706	52,797	18,542	2001	Dec-04
TAMPA, FL	—	20,813	67,561	88,374	22,644	22,596	88,422	111,018	45,733
Legacy Hill	—	1,148	5,867	7,015	7,841	1,692	13,164	14,856	9,357	1977	Nov-95
Hickory Run	—	1,469	11,584	13,053	8,458	1,989	19,522	21,511	11,013	1989	Dec-95
Carrington Hills	—	2,117	—	2,117	32,205	4,278	30,044	34,322	16,264	1999	Dec-95
Brookridge	—	708	5,461	6,169	3,844	1,007	9,006	10,013	5,588	1986	Mar-96
Breckenridge	—	766	7,714	8,480	3,688	1,157	11,011	12,168	6,299	1986	Mar-97
Polo Park	—	4,583	16,293	20,876	15,090	5,491	30,475	35,966	14,135	2008	May-06
NASHVILLE, TN	—	10,791	46,919	57,710	71,126	15,614	113,222	128,836	62,656
St Johns Plantation (c)	—	4,288	33,102	37,390	5,302	4,542	38,150	42,692	16,538	2006	Jun-05
JACKSONVILLE, FL	—	4,288	33,102	37,390	5,302	4,542	38,150	42,692	16,538
The Reserve and Park at Riverbridge	40,133	15,968	56,401	72,369	5,130	16,282	61,217	77,499	26,261	1999/2001	Dec-04
OTHER FLORIDA	40,133	15,968	56,401	72,369	5,130	16,282	61,217	77,499	26,261

TOTAL SOUTHEASTERN REGION	40,133	51,860	203,983	255,843	104,202	59,034	301,011	360,045	151,188

SOUTHWESTERN REGION
THIRTY377	31,816	24,036	32,951	56,987	6,117	24,229	38,875	63,104	13,838	2007	Aug-06
Legacy Village	59,300	16,882	100,102	116,984	4,071	17,029	104,026	121,055	24,322	2005/06/07	Mar-08
DALLAS, TX	91,116	40,918	133,053	173,971	10,188	41,258	142,901	184,159	38,160
Finisterra (c)	—	1,274	26,392	27,666	4,351	1,735	30,282	32,017	13,999	1997	Mar-98
Sierra Foothills (c)	20,978	2,728	—	2,728	21,204	5,102	18,830	23,932	12,968	1998	Feb-98
Sierra Canyon (c)	10,717	1,810	12,964	14,774	2,197	2,071	14,900	16,971	9,381	2001	Dec-01
PHOENIX, AZ	31,695	5,812	39,356	45,168	27,752	8,908	64,012	72,920	36,348
Barton Creek Landing	—	3,151	14,269	17,420	20,208	4,414	33,214	37,628	12,086	1986	Mar-02
AUSTIN, TX	—	3,151	14,269	17,420	20,208	4,414	33,214	37,628	12,086

TOTAL SOUTHEASTERN REGION	122,811	49,881	186,678	236,559	58,148	54,580	240,127	294,707	86,594
REAL ESTATE UNDER DEVELOPMENT
UDR Pacific Los Alisos, LP	—	17,298	—	17,298	9,496	16,385	10,409	26,794	—

TOTAL ESTATE UNDER DEVELOPMENT	—	17,298	—	17,298	9,496	16,385	10,409	26,794	—
LAND
Presidio	—	1,524	—	1,524	921	1,300	1,145	2,445	—

TOTAL LAND	—	1,524	—	1,524	921	1,300	1,145	2,445	—

TOTAL REAL ESTATE UNDER DEVELOPMENT	—	18,822	—	18,822	10,417	17,685	11,554	29,239	—

TOTAL COMMERCIAL	—	1,441	6,096	7,537	2,449	2,552	7,434	9,986	1,791
Other (b)	—	—	—	—	804	6	799	805	—

TOTAL CORPORATE	—	—	—	—	804	6	799	805	—

TOTAL COMMERCIAL & CORPORATE	—	1,441	6,096	7,537	3,253	2,558	8,233	10,791	1,791

Total Real Estate Owned	$1,189,644	$971,161	$2,606,544	$3,577,705	$627,592	$1,039,211	$3,166,087	$4,205,298	$976,358

(a)	Date of construction or date of last major renovation.
(b)	Includes unallocated accruals and capital expenditures.
The aggregate cost for federal income tax purposes was approximately $2.3 billion at December 31, 2011.
(c)	The depreciable life for all buildings is 35 years.
Classified as held for sale at December 31, 2011

UNITED DOMINION REALTY, L.P.

SCHEDULE III — REAL ESTATE OWNED- (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2011

3-YEAR ROLLFORWARD OF REAL ESTATE OWNED AND ACCUMULATED DEPRECIATION

The following is a reconciliation of the carrying amount of total real estate owned at December 31, (in thousands):

	2011	2010	2009
Balance at beginning of the year	$3,706,184	$3,640,888	$3,569,239
Real estate acquired	758,707	—	—
Capital expenditures and development	63,191	65,296	71,649
Real estate sold	(322,784)	—	—

Balance at end of year	$4,205,298	$3,706,184	$3,640,888

The following is a reconciliation of total accumulated depreciation for real estate owned at December 31:

	2011	2010	2009
Balance at beginning of the year	$884,083	$717,892	$552,369
Depreciation expense for the year	181,085	166,191	165,757
Accumulated depreciation on asset retirements	—	—	(234)
Accumulated depreciation on sales	(88,810)	—	—

Balance at end of year	$976,358	$884,083	$717,892

UDR, INC.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(Dollars in thousands)

	Years Ended December 31,
	2011	2010	2009	2008	2007
(Loss)/income from continuing operations	$(123,225)	$(117,930)	$(104,913)	$(75,707)	$26,411
Add (from continuing operations):
Interest on indebtedness (a)	151,764	142,254	139,597	159,380	161,620
Portion of rents representative of the interest factor	2,039	1,969	2,351	1,883	871

Earnings	$30,578	$26,293	$37,035	$85,556	$188,902

Fixed charges and preferred stock dividend (from continuing operations):
Interest on indebtedness (a)	$151,764	$142,254	$139,597	$159,380	$161,620
Capitalized interest	12,979	12,505	16,929	14,857	13,244
Portion of rents representative of the interest factor	2,039	1,969	2,351	1,883	871

Fixed charges	166,782	156,728	158,877	176,120	175,735

Add:
Preferred stock dividend	9,311	9,488	10,912	12,138	13,910
Premium/(discount on preferred stock	175	(25)	(2,586)	(3,056)	2,261

Combined fixed charges and preferred stock dividend	$176,725	$168,336	$170,970	$185,202	$191,906

Ratio of earnings to fixed charges	—	—	—	—	1.07
Ratio of earnings to combined fixed charges and preferred stock	—	—	—	—	0.98

For the year ended December 31, 2011, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $136.2 million.

For the year ended December 31, 2011, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $145.7 million.

For the year ended December 31, 2010, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $130.4 million.

For the year ended December 31, 2010, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $139.9 million.

For the year ended December 31, 2009, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $121.8 million.

For the year ended December 31, 2009, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $130.2 million.

For the year ended December 31, 2008, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $90.6 million.

For the year ended December 31, 2008, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $99.6 million.

(a)	Interest on indebtedness for the year ended December 31, 2011 is presented gross of the loss on debt extinguishment of $4.6 million. Interest on indebtedness for the year ended December 31, 2010 is presented gross of the loss on debt extinguishment of $1.2 million. Interest on indebtedness for the year ended December 31, 2009 is presented gross of the gain on debt extinguishment of $9.8 million, the prepayment penalty on debt restructure of $1.0 million, and the write-off of fair market value adjustment for debt paid off on a consolidated joint venture of $1.6 million. Interest on indebtedness for the year ended December 31, 2008 is presented gross of the gain on debt extinguishment of $26.3 million and prepayment penalty on debt restructure of $4.2 million.

United Dominion Realty, L.P.

Computation of Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Years Ended December 31,
	2011	2010	2009	2008	2007
(Loss)/income from continuing operations	$(36,988)	$(27,789)	$(9,492)	$4,701	$110,750
Add from continuing operations:
Interest on indebtedness	52,817	49,140	48,310	41,419	30,145
Portion of rents representative of the interest factor	1,627	1,564	1,543	1,437	447

Earnings	$17,456	$22,915	$40,361	$47,557	$141,342

Fixed charges from continuing operations:
Interest on indebtedness	$52,817	$49,140	$48,310	$41,419	$30,145
Capitalized interest	1,752	1,340	444	573	909
Portion of rents representative of the interest factor	1,627	1,564	1,543	1,437	447

Fixed charges	$56,196	$52,044	$50,297	$43,429	$31,501

Ratio of earnings to fixed charges	—	—	—	1.10	4.49

For the year ended December 31, 2011, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $38.7 million.

For the year ended December 31, 2010, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $29.1 million.

For the year ended December 31, 2009, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $9.9 million.